Exhibit 10.2

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Amendment”), is made as of July 25, 2023 (the “Effective Date”), by and among the entities listed on Schedule A attached hereto (collectively, and together with their respective permitted successors and assigns, “Existing Landlord”), Rocky Gap Propco LLC, a Delaware limited liability company (together with its permitted successors and assigns, “RG Landlord”; collectively with Existing Landlord, “Landlord”), the entities listed on Schedule B attached hereto (collectively, and together with their respective permitted successors and assigns, “Existing Tenant”), Evitts Resort, LLC, a Maryland limited liability company (together with its permitted successors and assigns, “RG Tenant”; collectively with Existing Tenant, “Tenant”), and, solely for the purposes of the last paragraph of Section 1.1 of the Lease (as defined below), Propco TRS LLC, a Delaware limited liability company (“Propco TRS”).

R E C I T A L S

A. Existing Landlord and Existing Tenant are parties to that certain Lease, dated as of December 6, 2019, as amended by (i) that certain First Amendment to Lease, dated as of May 5, 2020, (ii) that certain Second Amendment to Lease, dated as of December 14, 2021, and (iii) that certain Third Amendment to Lease, dated as of December 1, 2022 (collectively, as amended, the “Lease”);

B. The parties hereto wish to add (i) RG Landlord as a “Landlord” under the Lease, and (ii) RG Tenant as a “Tenant” under the Lease; and

C. As more particularly set forth in this Amendment, Landlord and Tenant desire to modify certain provisions of the Lease; and

D. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto do hereby stipulate, covenant and agree as follows:

1. Joinders. On the Effective Date:

(a) RG Landlord hereby agrees to (i) join the Lease as a “Landlord”, (ii) be bound by all of the covenants, agreements and acknowledgements binding upon or given by a Landlord under the Lease, and (iii) perform all of the obligations and duties required of a Landlord under the Lease.

(b) RG Tenant hereby agrees to (i) join the Lease as a “Tenant”, (ii) be bound by all of the covenants, agreements and acknowledgements binding upon or given by a Tenant under the Lease, and (iii) perform all of the obligations and duties required of a Tenant under the Lease.

(c) Existing Landlord and Existing Tenant hereby accept the joinder of each of RG Landlord, RG Tenant and Propco TRS to the Lease pursuant to this Section 1.

2. Amendments to the Lease. Effective as of the Effective Date, the Lease is hereby amended in its entirety to read as set forth in Exhibit A hereto, provided, that the First Amendment, the Second Amendment and the Third Amendment are not being terminated by the Fourth Amendment and they, and the terms and conditions thereof, remain in full force and effect.

3. No Waiver. Except to the extent expressly set forth in this Amendment, Landlord is not waiving any obligations of Tenant under the Lease or any rights of Landlord under the Lease or at law, nor is Landlord waiving or consenting to any other events that may have occurred under or in relation to the Lease.

4. Incorporation into the Lease. The provisions of this Amendment are hereby incorporated into the Lease and made an integrated, non-severable part thereof.

5. Other Documents. Any and all agreements entered into in connection with the Lease which make reference therein to “the Lease” shall be intended to, and are deemed hereby, to refer to the Lease as amended by this Amendment.

6. Miscellaneous.

(a) This Amendment shall be construed according to and governed by the laws of the jurisdiction(s) which are specified by the Lease without regard to its conflicts of law principles. The parties hereto hereby irrevocably submit to the jurisdiction of any court of competent jurisdiction located in such applicable jurisdiction in connection with any proceeding arising out of or relating to this Amendment.

(b) If any provision of this Amendment is adjudicated to be invalid, illegal or unenforceable, in whole or in part, it will be deemed omitted to that extent and all other provisions of this Amendment will remain in full force and effect.

(c) Neither this Amendment nor any provision hereof may be changed, modified, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of such change, modification, waiver, discharge or termination is sought.

(d) The paragraph headings and captions contained in this Amendment are for convenience of reference only and in no event define, describe or limit the scope or intent of this Amendment or any of the provisions or terms hereof.

(e) This Amendment shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns.

(f) This Amendment may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart. Facsimile and/or .pdf signatures shall be deemed originals for all purposes.

(g) Tenant represents and warrants to Landlord that there are no gaming regulatory approvals, notices and/or waiting periods necessary or advisable to be obtained or fulfilled in connection with the effectiveness of this Amendment other than such approvals, notices, and/or waiting periods that have already been obtained or fulfilled.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives, all as of the Effective Date.

EXISTING LANDLORD:

LADY LUCK C, LLC,

CAPE G LLC,

MOUNTAINEER CRR LLC,

each, a Delaware limited liability company

By:	/s/ David A Kieske
	Name:	David A. Kieske
	Title:	Treasurer

RG LANDLORD:

ROCKY GAP PROPCO LLC, a Delaware limited liability company

By:	/s/ David A Kieske
	Name:	David A. Kieske
	Title:	Treasurer

[Signatures Continue on Following Pages]

EXISTING TENANT:

IOC-CAPE GIRARDEAU LLC,

IOC-CARUTHERSVILLE, LLC,

each, a Missouri limited liability company

By:	/s/ Margaret Stapleton
	Name:	Margaret Stapleton
	Title:	Chief Financial Officer and President

MOUNTAINEER PARK, INC.,

a West Virginia corporation

By:	/s/ Margaret Stapleton
	Name:	Margaret Stapleton
	Title:	President

RG TENANT:

EVITTS RESORT, LLC,

a Maryland limited liability company

By:	/s/ Margaret Stapleton
	Name:	Margaret Stapleton
	Title:	Chief Financial Officer and Secretary

Acknowledged and agreed, solely for the purpose of the last paragraph of Section I. 1 of the Lease:

PROPCO TRS LLC,

a Delaware limited liability company

By:	/s/ David A Kieske
	Name:	David A. Kieske
	Title:	Treasurer

ACKNOWLEDGEMENT AND AGREEMENT OF GUARANTOR

The undersigned (“Guarantor”) hereby: (a) acknowledges receipt of the Fourth Amendment to Lease (the “Amendment”; capitalized terms used herein without definition having the meanings set forth in the Amendment), dated as of July 25, 2023, by and among the entities listed on Schedule A attached thereto, as Landlord, and the entities listed on Schedule B attached thereto, as Tenant, and the other parties party thereto; (b) consents to the terms and execution thereof (including, without limitation, the incorporation of the RG Leased Property therein); (c) ratifies, reaffirms and confirms Guarantor’s obligations to Landlord pursuant to the terms of that certain Guaranty of Lease, dated as of December 6, 2019 (the “Guaranty”), by and between Guarantor and Landlord; (d) acknowledges and agrees that the Guaranty is a guaranty of the Lease as amended by the Amendment, and nothing in the Amendment in any way impairs or lessens the Guarantor’s obligations under the Guaranty; (e) acknowledges and agrees that Landlord would not have been willing to enter into the Fourth Amendment to Lease unless Guarantor was willing to and did execute and deliver this Acknowledgment and Agreement of Guarantor; and (f) acknowledges and agrees that the Guaranty is in full force and effect and is valid, binding and enforceable in accordance with its terms.

IN WITNESS WHEREOF, the undersigned has caused this Amendment and Agreement of Guarantor to be duly executed as of July 25, 2023.

CENTURY CASINOS, INC.,

a Delaware corporation

By:	/s/ Margaret Stapleton
	Name:	Margaret Stapleton
	Title:	Chief Financial Officer and Secretary

[Acknowledgement and Agreement of Guarantor]

Schedule A

EXISTING LANDLORD ENTITIES

Lady Luck C LLC

Cape G LLC

Mountaineer CRR LLC

Schedule B

EXISTING TENANT ENTITIES

IOC-Caruthersville, LLC

IOC-Cape Girardeau, LLC

Mountaineer Park, Inc.

Exhibit A

COMPOSITE LEASE

Conformed through Fourth Amendment

[To be attached]

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETETIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED

LEASE

Conformed through Fourth Amendment

By and Among

The Entities Listed on Schedule A
(collectively, and together with their respective permitted successors and assigns)
as “Landlord”

and

The Entities Listed on Schedule B,
(collectively, and together with their respective permitted successors and assigns)
as “Tenant”

dated

December 6, 2019

for

The Properties Listed on Exhibit A.

EXHIBITS AND SCHEDULES

EXHIBIT A	—	FACILITIES
EXHIBIT B	—	LEGAL DESCRIPTION OF LAND
EXHIBIT C	—	INTENTIONALLY OMITTED
EXHIBIT D	—	FORM OF SCHEDULE CONTAINING ANY ADDITIONS TO OR RETIREMENTS OF ANY FIXED ASSETS CONSTITUTING LEASED PROPERTY
EXHIBIT E	—	FORM OF REIT COMPLIANCE CERTIFICATE
EXHIBIT F	—	FORM OF GUARANTY

v

EXHIBIT G	—	INTENTIONALLY OMITTED
EXHIBIT H	—	ORGANIZATIONAL CHART
EXHIBIT I	—	PERMITTED ENCUMBRANCES
EXHIBIT J	—	SECTION 22.2 TRANSFEREE ADDITIONAL INFORMATION
EXHIBIT K	—	FORM OF FEE MORTGAGEE SNDA

SCHEDULE A	—	LANDLORD ENTITIES
SCHEDULE B	—	TENANT ENTITIES
SCHEDULE 1	—	GAMING LICENSES
SCHEDULE 2	—	SPECIFIED SUBLEASES
SCHEDULE 3 SCHEDULE 4	——	PROPERTY SPECIFIC MARKS PROPERTY DOCUMENTS
SCHEDULE 5	—	MEMORANDUM OF LEASE
SCHEDULE 6	—	REPAIRS
SCHEDULE 7	—	CARUTHERSVILLE CAP EX PROJECT

LEASE

THIS LEASE is entered into as of December 6, 2019, by and among the entities listed on Schedule A attached hereto (collectively, and together with their respective permitted successors and assigns,  “Landlord”), and the entities listed on Schedule B attached hereto (collectively, and together with their respective permitted successors and assigns, “Tenant”).

RECITALS

A.Immediately prior to the execution of the Original Lease, certain of the entities comprising Landlord acquired from (i) Mountaineer Park, Inc., a West Virginia corporation (“Mountaineer”), all the real property comprising the property commonly known as Mountaineer Casino, Racetrack & Resort, New Cumberland, West Virginia, which real property is more particularly described on Exhibit B annexed hereto, (ii) IOC-Caruthersville, LLC, a Missouri limited liability company (“IOC-Caruthersville”), all the real property and related vessels comprising the property commonly known as Century Casino Caruthersville (formerly known as Lady Luck Casino Caruthersville), Caruthersville, Missouri, which real property is more particularly described on Exhibit B annexed hereto, and (iii) IOC-Cape Girardeau LLC, a Missouri limited liability company (“IOC-GC” together with Mountaineer and IOC-Caruthersville, collectively, the “Original Real Estate Sellers”), all the real property comprising the property commonly known as Century Casino Cape Girardeau (formerly known as Isle Casino Cape Giradeau), Cape Girardeau, Missouri, which real property is more particularly described on Exhibit B annexed hereto.

B.Immediately after such acquisition of such real property and related vessels from the Original Real Estate Sellers, a newly-formed, wholly-owned direct subsidiary of Tenant Parent acquired from (i) MTR Gaming Group, Inc., a Delaware corporation (“MTR”), the outstanding equity interests of Mountaineer and (ii) Isle of Capri Casinos LLC, a Delaware limited liability company (“IOC” and together with MTR, collectively, the “Original Equity Sellers”), the outstanding equity interests of (1) the newly-formed direct parent entity of IOC-Caruthersville, and (2) the newly-formed direct parent entity of IOC-GC.

C.The Original Lease was thereafter amended by that (i) certain First Amendment to Lease, dated as of May 5, 2020, by and between Landlord and Tenant (“First Amendment”), (ii) certain Second Amendment to Lease, dated as of December 14, 2021, by and among Landlord, Tenant and, solely for purposes of Section 1.1 of the Lease, Propco TRS LLC (“Second Amendment”) and (iii) that certain Third Amendment to Lease, dated as of December 1, 2022 (“Third Amendment”) (the Original Lease, as so amended, the “Amended Original Lease”).

D.Immediately prior to the execution of the Fourth Amendment (as defined below),  Rocky Gap Propco LLC, a Delaware limited liability company (one of the entities constituting Landlord) acquired from Evitts Resort, LLC, a Maryland limited liability company (one of the entities constituting Tenant) (the “RG Tenant”), the leasehold estate with respect to all the real property comprising the property commonly known as Rocky Gap Casino Resort, Flintstone, Maryland, which real property is more particularly described on Exhibit B annexed hereto  (all of the Leased Property hereunder pertaining thereto, the “RG Leased Property”).

E.Contemporaneous with Landlord’s acquisition of the RG Leased Property,  Century Casinos, Inc. acquired from Lakes Maryland Development, LLC, a Minnesota limited liability company, the equity interests of RG Tenant, which owns the business operations of, and operates, the Rocky Gap Casino Resort, Flintstone, Maryland.

F.Pursuant to the Fourth Amendment, Landlord and Tenant desire to amend the Amended Original Lease to (i) incorporate the RG Leased Property herein, and (ii) provide for certain other modifications as provided herein (the Amended Original Lease, as amended by the Fourth Amendment, this “Lease”).

G.Capitalized terms used in this Lease and not otherwise defined herein are defined in Article II hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article  I

DEMISE; TERM

1.1Leased Property.    Upon and subject to the terms and conditions hereinafter set forth, Landlord demises and leases to Tenant and Tenant accepts and leases from Landlord all of Landlord’s rights and interest in and to the following (collectively, the “Leased Property”):

(a)the real property described in Exhibit B attached hereto (excluding any and all (x) Subsurface Resources in and underlying such real property (which Tenant acknowledges may be removed by Landlord), and (y) all surface rights necessary to drill for, produce, transport and operate the Subsurface Resources and any Subsurface Resources underlying adjacent lands of Landlord, including the rights for drilling and locating wells, pipelines, tanks and other utilities and facilities on such real property, but subject to the provisions of Section 41.17 herein) (collectively, the “Land”);

(b)all buildings, structures, Fixtures and improvements of every kind now or hereafter located on the Land (collectively, the “Leased Improvements”);

(c)all easements, development rights and other rights and privileges appurtenant to the Land or the Leased Improvements;

(d)the Ground Leases together with the leasehold estates or subleasehold estates, as applicable, in the Ground Leased Property, as to which this Lease will constitute a sublease or a sub-sublease, as the case may be; and

(e)any vessel, riverboat, barge or ship used as (or as part of) a Gaming Facility or which is ancillary to a Gaming Facility, including but not limited to (i) a vessel, riverboat, barge or ship of any kind or nature, whether or not temporarily or permanently moored or affixed to any real property (including its engines, machinery, boats, boilers, masts, rigging, anchors, chains, cables, apparel, tackle, outfit, spare gear, fuel, consumables or their stores, belongings and appurtenances, whether on board or ashore, and all additions, improvements and replacements)

which has a current and valid certificate of documentation issued by the National Vessel Documentation Center (“Certificate of Documentation”) or a current and valid certificate of compliance issued by a Gaming Authority (“Certificate of Compliance”) or in the past has been the subject of a Certificate of Documentation and/or Certificate of Compliance, (ii) any property which is a vessel within the meaning given to that term in 1 U.S.C. § 3, and (iii) any property which would be a vessel within the meaning of that term as defined in 1 U.S.C. § 3 but for (A) its removal from navigation for use in gaming or other business operations, and/or (B) it being temporarily or permanently moored or affixed to any real property, and, in each case of subclauses (i) through (iii), all appurtenances thereof.

The Leased Property is leased subject to all covenants, conditions, restrictions, easements and other matters of any nature affecting the Leased Property or any portion thereof as of (i) the Commencement Date with respect to the Original Leased Property or (ii) the Fourth Amendment Date with respect to the RG Leased Property and such subsequent covenants, conditions, restrictions, easements and other matters as may hereafter arise in accordance with the terms of this Lease or as may otherwise be agreed to in writing by Landlord and Tenant, whether or not of record, including any matters which would be disclosed by an inspection or accurate survey of the Leased Property or any portion thereof.

To the extent Landlord’s ownership of any Leased Property or any portion thereof (including any improvement (including any Capital Improvement) or other property) that does not constitute “real property” within the meaning of Treasury Regulation Section 1.856-3(d), which would otherwise be owned by Landlord and leased to Tenant pursuant to this Lease, could cause Landlord REIT to fail to qualify as a “real estate investment trust” (within the meaning of Section 856(a) of the Code, or any similar or successor provision thereto), then a portion of such property shall automatically instead be owned by PropCo TRS LLC, a Delaware limited liability company, which is a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code, or any similar or successor provision thereto) of Landlord REIT (the “PropCo TRS”), to the extent necessary such that Landlord’s ownership of such Leased Property does not cause Landlord REIT to fail to qualify as a real estate investment trust, provided, there shall be no adjustment in the Rent as a result of the foregoing.  In such event, Landlord shall cause the PropCo TRS to make such property available to Tenant in accordance with the terms hereof; however, Landlord shall remain fully liable for all obligations of Landlord under this Lease and shall retain sole decision-making authority for any matters for which Landlord’s consent or approval is required or permitted to be given and for which Landlord’s discretion may be exercised under this Lease.

1.2Single, Indivisible Lease.    This Lease constitutes one indivisible lease of the Leased Property and not separate leases governed by similar terms.  The Leased Property constitutes one economic unit, and the Rent and all other provisions have been negotiated and agreed upon based on a demise of all of the Leased Property to Tenant as a single, composite, inseparable transaction and would have been substantially different had separate leases or a divisible lease been intended.  Except as may be expressly provided in this Lease for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Lease apply equally and uniformly to all components of the Leased Property collectively as one unit.  The Parties intend that the provisions of this Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create an indivisible lease of all of the Leased Property and, in particular but without limitation, that, for purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. Section 365, or any successor or replacement thereof or any analogous state law, this is one indivisible and non-severable lease and executory contract dealing with one legal and economic unit and that this Lease must be assumed, rejected or assigned as a whole with respect to all (and only as to all) of the Leased Property.  In furtherance thereof, each Party hereby waives any claim or defense based on a recharacterization of this Lease as any agreement other than a single indivisible lease of all of the Leased Property.  The Parties may elect to amend this Lease from time to time to modify the boundaries of the Land, to exclude one or more components or portions thereof, and/or to include one or more additional components as part of the Leased Property, and any such future addition to the Leased Property shall not in any way change the indivisible and nonseverable nature of this Lease and all of the foregoing provisions shall continue to apply in full force.

1.3Term.  The “Term” of this Lease shall commence on the Commencement Date and expire on the Expiration Date (i.e., the Term shall consist of the Initial Term plus all Renewal Terms, to the extent exercised as set forth in Section 1.4 below, subject to any earlier termination of the Term pursuant to the terms hereof).  The initial stated term of this Lease (the “Initial Term”) shall commence on December 6, 2019 (the “Commencement Date”) and expire on July 31, 2038 (the “Initial Stated Expiration Date”).  The “Stated Expiration Date” means the Initial Stated Expiration Date or the expiration date of the most recently exercised Renewal Term, as the case may be.

1.4Renewal Terms.  The Term of this Lease may be extended for four  (4)  separate “Renewal Terms” of five (5) years each if (a) at least twelve (12), but not more than eighteen (18), months prior to the then current Stated Expiration Date, Tenant (or, pursuant to Section 17.1(e), a Permitted Leasehold Mortgagee) delivers to Landlord a “Renewal Notice” stating that it is irrevocably exercising its right to extend this Lease for one (1) Renewal Term; and (b) no Tenant Event of Default shall have occurred and is continuing on the date Landlord receives the Renewal Notice or on the last day of the then current Term (other than a Tenant Event of Default that is in the process of being cured by a Permitted Leasehold Mortgagee in compliance in all respects with Section 17.1(d) and Section 17.1(e)).  Subject to the provisions, terms and conditions of this Lease, upon Tenant’s timely delivery to Landlord of a Renewal Notice, the Term of this Lease shall be extended for the then applicable Renewal Term.  During any such Renewal Term, except as specifically provided for herein, all of the provisions, terms and conditions of this Lease shall remain in full force and effect.  After the last Renewal Term, Tenant shall have no further right to renew or extend the Term.  If Tenant fails to validly and timely exercise any right to extend this Lease, then all subsequent rights to extend the Term shall terminate.  Notwithstanding anything otherwise contained in this Lease, Tenant hereby irrevocably exercises its right to extend this Lease for one (1) Renewal Term and Landlord accepts such exercise.

1.5Assignment of Specified Subleases.  As of (i) the Commencement Date with respect to the Original Facilities or (ii) the Fourth Amendment Date with respect to the Rocky Gap Facility, Landlord hereby assigns, transfers, sets over and conveys to Tenant all of Landlord’s right, title and interest in and to the Specified Subleases.  Tenant hereby accepts the foregoing assignment, transfer and conveyance, and does hereby assume all of Landlord’s rights, title, interests and obligations under the Specified Subleases arising from and after the Commencement Date.

Article II

DEFINITIONS

For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article II have the meanings assigned to them in this Article and include the plural as well as the singular and any gender as the context requires; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (iii) all references in this Lease to designated “Articles,” “Sections,” “Exhibits” and other subdivisions are to the designated Articles, Sections, Exhibits and other subdivisions of this Lease; (iv) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other similar phrases; (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision; (vi) all Exhibits, Schedules and other attachments annexed to the body of this Lease are hereby deemed to be incorporated into and made an integral part of this Lease; (vii) all references to a range of Sections, paragraphs or other similar references, or to a range of dates or other range (e.g., indicated by “-” or “through”) shall be deemed inclusive of the entire range so referenced; and (viii) for the calculation of any financial ratios or tests referenced in this Lease, this Lease, regardless of its treatment under GAAP, shall be deemed to be an operating lease and the Rent payable hereunder shall be treated as an operating expense and shall not constitute indebtedness or interest expense.

“95% Work Completion Date”: As defined in Section 10.6(c).

“AAA”: As defined in the definition of “Appointing Authority.”

“Accepted MCI Financing Proposal”: As defined in Section 10.4(b).

“Accountant”: Either (i) a firm of independent public accountants designated by Tenant, or Guarantor, as applicable and reasonably acceptable to Landlord, or (ii) a “big four” accounting firm designated by Tenant.

“Accounts”: All Tenant’s accounts, including deposit accounts (but excluding any impound account established pursuant to Section 4.4), all rents, profits, income, revenues or rights to payment or reimbursement derived from Tenant’s use of any space within the Leased Property or any portion thereof and/or from goods sold or leased or services rendered by Tenant from the Leased Property or any portion thereof (including, without limitation, from goods sold or leased or services rendered from the Leased Property or any portion thereof by the Affiliated property manager or Affiliated Subtenants) and all Tenant’s accounts receivable derived from the use of the Leased Property or goods or services provided from the Leased Property, in each case whether or not evidenced by a contract, document, instrument or chattel paper and whether or not earned by performance, including, without limitation, the right to the payment of management fees and all proceeds of the foregoing.

“Acquisition Agreements”: Collectively, the Original Acquisition Agreements and the RG Acquisition Agreements.

“Additional Charges”: All Impositions and all other amounts, liabilities and obligations (excluding Rent) which Tenant assumes or agrees or is obligated to pay under this Lease and, in the event of any failure on the part of Tenant to pay any of those items as required under this Lease, every fine, penalty, interest and cost which may be added for non-payment or late payment of such items pursuant to the terms hereof or under applicable law.

“Additional Fee Mortgagee Requirements”: As defined in Section 31.3(a).

“Advance Date”: As defined in Section 10.6(a).

“Affected Property”: As defined in Section 13.10(a).

“Affiliate”: When used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  In no event shall Tenant or any of its Affiliates be deemed to be an Affiliate of Landlord or any of Landlord’s Affiliates as a result of this Lease and/or as a result of any consolidation by Tenant or Landlord of the other such Party or the other such Party’s Affiliates with Tenant or Landlord (as applicable) for accounting purposes.  “Affiliated” shall have the meaning correlative thereto.

“Agent”: As defined in the definition of “Specified Permitted Leasehold Mortgage Default.”

“Alteration”: Any construction, demolition, restoration, alteration, addition, improvement, renovation or other physical changes or modifications of any nature in, on or to the Leased Improvements that is not a Capital Improvement.

“Annual Capital Budget”: As defined in Section 10.5(d)

“Applicable Standards”: The standards generally and customarily applicable from time to time during the Term to reasonably comparable gaming entertainment facilities located in the applicable gaming market in which the applicable Facility is located (or, if no such facilities exist, facilities located in similar markets that have reasonably similar tax rates, competition, population and demographics to the market where such Facility is located), that are reasonably similar to such Facility in size and quality of operation, that have reasonably similar related facilities and offerings as such Facility, and that are of an age and quality comparable to the age and quality of the applicable Leased Improvements existing at the time this standard is being applied.

“Appointing Authority”: Either (i) the Institute for Conflict Prevention and Resolution (also known as, and shall be defined herein as, the “CPR Institute”), unless it is unable to serve, in which case the Appointing Authority shall be (ii) the American Arbitration Association (“AAA”) under its Arbitrator Select Program for non-administered arbitrations or whatever AAA process is in effect at the time for the appointment of arbitrators in cases not administered by AAA, unless it is unable to serve, in which case (iii) the Parties shall have the right to apply to any court of competent jurisdiction to appoint an Appointing Authority in accordance with the court’s power to appoint arbitrators.  The CPR Institute and AAA shall each be considered unable to serve if it no longer exists, or if it no longer provides neutral appointment services, or if it does not confirm (in form or substance) that it will serve as the Appointing Authority within thirty (30) days after receiving a written request to serve as the Appointing Authority, or if, despite agreeing to serve as the Appointing Authority, it does not confirm appointment within sixty (60) days after receiving such written request.

“Arbitration Provision”: Each of the following: the determination of whether a Capital Improvement constitutes a Material Capital Improvement; the calculation of Net Revenue; the calculation of Rent; without limitation of the EBITDAR Calculation Procedures, any EBITDAR calculation made pursuant to this Lease or any determination or calculation made pursuant to this Lease for which EBITDAR is a necessary component of such determination or calculation and the calculation of any amounts under Sections 10.1,  10.3,  10.5(a) and 10.5(b).

“Architect”: As defined in Section 10.2(b).

“Available Funds”: As defined in the definition of “Cap Ex Project Advance Conditions.”

“Average EBITDAR”: As of any date of determination, the aggregate EBITDAR of Tenant for the applicable Triennial Test Period, divided by three (3).

“Award”: All compensation, sums or anything of value awarded, paid or received from the applicable authority on a total or partial Taking or Condemnation, including any and all interest thereon.

“Beginning CPI”: As defined in the definition of “CPI Increase.”

“Business”: As defined in the definition of “Pre-Term Operations Matters.”

“Business Day”: Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in New York, New York are authorized, or obligated, by law or executive order, to close.

“Cap Ex Project”: The Caruthersville Cap Ex Project.

“Cap Ex Project Account”: As defined in Section 10.6(c).

“Cap Ex Project Advance Conditions”: Each of the following:

(a)no monetary default or Tenant Event of Default shall have occurred and be continuing on the applicable Advance Date;

(b)Tenant shall have satisfied all requirements pertaining to the Cap Ex Project (including as to the Cap Ex Project Work) set forth in Section 10.6;

(c)[***];

(d)Tenant shall be in compliance with the insurance requirements under Article XIII (including such additional, supplementary or modified insurance requirements that may be required with respect to the Cap Ex Project pursuant to Section 13.6 of the Lease);

(e)all Cap Ex Project Advance Conditions, including the delivery of any documents and/or other deliverables required in connection with any prior Cap Ex Project Advance, shall continue to be satisfied as of such Advance Date; and

(f)[***].

“Cap Ex Project Advances”: As defined in Section 10.6(a).

“Cap Ex Project Approval Date”: The date upon which Landlord approves (such approval not to be unreasonably withheld, conditioned or delayed), the applicable Cap Ex Project Budget and the applicable Cap Ex Project Plans and Specifications.

“Cap Ex Project Budget”: As defined in Section 10.6(b).

“Cap Ex Project Incremental Rent Increase”: As defined in the definition of “Rent.”

“Cap Ex Project Incremental Rent Increase Date”: [***].

“Cap Ex Project Lien Waivers”: As defined in Section 10.6(c).

“Cap Ex Project Plans and Specifications”: As defined in Section 10.6(b).

“Cap Ex Project Scheduled Completion Date”: December 31, 2024.

“Cap Ex Project Substantial Completion Date”: The date upon which Tenant shall have obtained temporary certificates of occupancy with respect to the Cap Ex Project (or the equivalent applicable municipal permit(s) evidencing substantial completion of the Cap Ex Project in accordance with applicable local code requirements).

“Cap Ex Project Work”: As defined in Section 10.6(c).

“Cap Ex Reserve”: As defined in Section 10.5(b) (ii).

“Cap Ex Reserve Funds”: As defined in Section 10.5(b) (ii)

“Capital Expenditures”: The sum of all expenditures actually paid by or on behalf of Tenant, on a consolidated basis, to the extent capitalized in accordance with GAAP and in a manner consistent with Tenant’s annual Financial Statements.

“Capital Improvement”: Any construction, restoration, alteration, addition, improvement, renovation or other physical changes or modifications of any nature (excluding maintenance, repair and replacement in the ordinary course) in, on, or to the Leased Improvements, including, without limitation, structural alterations, modifications or improvements of one or more additional structures annexed to any portion of the Leased Improvements or the expansion of existing Leased Improvements or the addition of improvements to undeveloped portion(s) of the Land, in each case, to the extent that the costs of such activity are or would be capitalized in accordance with GAAP and in a manner consistent with Tenant’s Financial Statements, and any demolition in connection therewith.

“Capital Lease Obligations”: With respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations have been or should be classified and accounted for as capital leases or a finance lease liability on a balance sheet of such Person under GAAP (as in effect on the Fourth Amendment Date) and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP (as in effect on the Fourth Amendment Date).

“Caruthersville Cap Ex Project”: Collectively, and subject to the prior review and approval of the Missouri Gaming Commission, (i) the relocation of the existing casino at the Caruthersville Leased Property to a portion of the Caruthersville Leased Property that, prior to such relocation, consisted of vacant land adjacent to such existing casino, and construction of a new 38-room hotel adjacent to such new casino building, (ii) the buildings, structures, fixtures, alterations, additions and improvements pertaining to such new casino and hotel and any related improvements, in each case under clause (i) and clause (ii) as more particularly described on Schedule 7 annexed hereto, and (iii) all design, permitting and construction and all Work pertaining thereto.

“Caruthersville Leased Property”: The individual Leased Property pertaining to the Century Caruthersville Facility (as such Facility is listed on Exhibit A annexed hereto), which Leased Property is more particularly described on Exhibit B annexed hereto.

“Cash”: Cash and/or cash equivalents and all instruments evidencing the same or any right thereto and all proceeds thereof.

“Casualty Event”: Any loss, damage or destruction with respect to the Leased Property or any portion thereof.

“Century Cape Girardeau Facility”:  The Facility relating to the individual Leased Property commonly known as Century Casino Cape Girardeau, Cape Girardeau, Missouri as set forth on Exhibit A.

“Century Caruthersville Facility”:  The Facility relating to the individual Leased Property commonly known as Century Casino Caruthersville, Caruthersville, Missouri, as set forth on Exhibit A.

“Certificate of Compliance”:  As defined in Section 1.1(d).

“Certificate of Documentation”:  As defined in Section 1.1(d).

“Change of Control”: With respect to any party, the occurrence of any of the following:  (a) the direct or indirect sale, exchange or other transfer (other than by way of merger, consolidation or amalgamation), in one or a series of related transactions, of all or substantially all the assets of such party and its Subsidiaries, taken as a whole, to one or more Persons; (b) (x) an officer of such party becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the consummation of any transaction or series of related transactions (including, without limitation, any merger, consolidation or amalgamation), the result of which is that any “person” or “group” (as used in Section 13(d)(3) of the Exchange Act or any successor provision), becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provision), directly or indirectly, of more than thirty-five percent (35%) of the Voting Stock of such party or other Voting Stock into which such party’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of securities or other ownership interests, or (y) any “person” or “group” (as used in Section 13(d)(3) of the Exchange Act or any successor provision) shall have caused the election of a majority of the members of the board of directors or equivalent body of such party’s Parent Entity, which such members were not nominated by a majority of the members of the board of directors or equivalent body of such Parent Entity as such were constituted immediately prior to such election; (c) the occurrence of a “change of control”, “change in control” (or similar definition) as defined in any indenture, credit agreement or similar debt instrument under which such party is an issuer, a borrower or other obligor, in each case representing outstanding indebtedness in excess of Fifty Million and No/100 Dollars ($50,000,000.00); (d) such party consolidates with, or merges or amalgamates with or into, any other Person (or any other Person consolidates with, or merges or amalgamates with or into, such party), in any such event pursuant to a transaction in which any of such party’s outstanding Voting Stock or any of the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where such party’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, a majority of the outstanding Voting Stock of the surviving Person or any direct or indirect Parent Entity of the surviving Person immediately after giving effect to such transaction measured by voting power rather than number of securities or other ownership interests; or (e) (i) Tenant ceasing to be a wholly owned Subsidiary (directly or indirectly) of Guarantor or (ii) Guarantor ceasing to Control one hundred percent (100%) of the voting power in the Equity Interests of Tenant.  For purposes of the foregoing definition: (x) a party shall include any Parent Entity of such party; and (y) “Voting Stock” shall mean the securities or other ownership interests of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors, managers or trustees (or other similar governing body) of a Person.  Notwithstanding the foregoing:  (A) the transfer of assets between or among a party’s wholly owned Subsidiaries and such party shall not itself constitute a Change of Control; and (B) the term “Change of Control” shall not include a merger, consolidation or amalgamation of such party with, or the sale, assignment, conveyance, transfer or other disposition of all or substantially all of such party’s assets to, an Affiliate of such party (1) incorporated or organized solely for the purpose of reincorporating such party in another jurisdiction, and (2) the owners of which and the number and type of securities or other ownership interests in such party, measured by voting power and number of securities or other ownership interests, owned by each of them immediately before and immediately following such transaction, are unchanged.

“Code”: The Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.

“Commencement Date”: As defined in Section 1.3.

“Competing Facility”: As defined in Section 7.5(a).

“Condemnation”: The exercise of any governmental power, whether by legal proceedings or otherwise, by any public or quasi-public authority, or private corporation or individual, having such power under Legal Requirements, either under threat of condemnation or while legal proceedings for condemnation are pending.

“Confidential Information”: In addition to information described in Section 41.14, any information or compilation of information relating to a business, procedures, techniques, methods, concepts, ideas, affairs, products, processes or services, including source code, information relating to distribution, marketing, merchandising, selling, research, development, manufacturing, purchasing, accounting, engineering, financing, costs, pricing and pricing strategies and methods, customers, suppliers, creditors, employees, contractors, agents, consultants, plans, billing, needs of customers and products and services used by customers, all lists of suppliers, distributors and customers and their addresses, prospects, sales calls, products, services, prices and the like, as well as any specifications, formulas, plans, drawings, accounts or sales records, sales brochures, catalogs, code books, manuals, trade secrets, knowledge, know-how, operating costs, sales margins, methods of operations, invoices or statements and the like.

“Continuously Operated”: With respect to any Facility, such Facility is continuously used and operated for its Primary Intended Use and open for business to the public during all business hours usual and customary for such use for comparable properties in the state where such Facility is located.

“Control”: The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, partnership interests or any other Equity Interests or by contract, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Coverage Ratio”: As of any date of determination, the ratio of (a) the Average EBITDAR of Tenant in respect of the Leased Property for the applicable Triennial Test Period to (b) the arithmetic average of annual Rent for the applicable Triennial Test Period.  For purposes of calculating the Coverage Ratio, EBITDAR and annual Rent shall be calculated on a pro forma basis to give effect to any material acquisitions and material asset sales consummated by Tenant during the applicable Triennial Test Period of Tenant as if each such material acquisition had been effected on the first day of such Triennial Test Period and as if each such material asset sale had been consummated on the day prior to the first day of such Triennial Test Period.

“CPI”: The United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (1982-84=100), U.S. City Average, All Items, or, if that index is not available at the time in question, then the index designated by such Department as the successor to such index, and if there is no index so designated, an index for an area in the United States that most closely corresponds to the entire United States, published by such Department, or if none, by any other instrumentality of the United States, all as reasonably determined by Landlord and Tenant.

“CPI Increase”: The greater of (a) zero and (b) a fraction, expressed as a decimal, to such number of decimal places utilized by the CPI, such fraction calculated as of the first day of each Lease Year, (x) the numerator of which shall be the difference between (i) the average CPI for the three (3) most recent calendar months (the “Prior Months”) ending prior to such first day (for which the CPI has been published as of such first day) and (ii) the average CPI for the three (3) corresponding calendar months occurring one (1) year prior to the Prior Months (such average CPI, the “Beginning CPI”), and (y) the denominator of which shall be the Beginning CPI.

“CPR Institute”: As defined in the definition of “Appointing Authority.”

“Deferral Period”: As defined in Section 3.1(c).

“Deferred Portion”: As defined in Section 3.1(c).

“Distribution:” Any distribution of cash by Tenant to any Person having any Equity Interest in Tenant pursuant to such Person’s interest in Borrower.

“Dollars” and “$”: The lawful money of the United States.

“EBITDA”: The same meaning as “EBITDAR” as defined herein but without giving effect to clause (xi) in the definition thereof.

“EBITDAR”: For any applicable twelve (12) month period, the consolidated net income or loss of a Person on a consolidated basis for such period, determined in accordance with GAAP, provided, however, that without duplication and in each case to the extent included in calculating net income (calculated in accordance with GAAP):  (i) income tax expense shall be excluded; (ii) interest expense shall be excluded; (iii) depreciation and amortization expense (including amortization of intangible assets) shall be excluded; (iv) foreign currency gains or losses shall be excluded; (v) write-downs and reserves for non-recurring restructuring-related items (net of recoveries) shall be excluded; (vi) reorganization items shall be excluded; (vii) any impairment charges or asset write-offs (including losses on asset disposals net of proceeds), non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations, and non-cash charges for deferred tax asset valuation allowances, shall be excluded; (viii) any effect of a change in accounting principles or policies shall be excluded; (ix) any non-cash costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement shall be excluded; (x) any nonrecurring gains or losses (less all fees and expenses relating thereto) shall be excluded; (xi) rent expense shall be excluded; (xii) the impact of any deferred proceeds resulting from failed sale accounting shall be excluded; and (xiii) expenses classified as “pre-opening and start-up expenses” as well as expenses classified as “acquisition costs” shall be excluded.  In connection with any EBITDAR calculation made pursuant to this Lease or any determination or calculation made pursuant to this Lease for which EBITDAR is a necessary component of such determination or calculation, (1) promptly following request therefor, Tenant shall provide Landlord with all supporting documentation and backup information with respect thereto as may be reasonably requested by Landlord, (2) such calculation shall be as reasonably agreed upon between Landlord and Tenant, and (3) if Landlord and Tenant do not agree within twenty (20) days of either party seeking to commence discussions, the same may be determined by an Expert in accordance with and pursuant to the process set forth in Section 34.2hereof (clauses (1) through (3), collectively, the “EBITDAR Calculation Procedures”).

“EBITDAR Calculation Procedures”: As defined in the definition of “EBITDAR.”

“Eligible Account”: A separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution, or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a Moody’s rating of at least “Baa2” and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least Fifty Million and No/100 Dollars ($50,000,000.00) and subject to supervision or examination by federal and state authority.  An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution”: A depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P and “P-1” by Moody’s in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of Letters of Credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P and “Aa3” by Moody’s).

“Embargoed Person”: Any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA PATRIOT Act (including the anti‑terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C.  §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the applicable transaction is prohibited by law or in violation of law.

“Encroachment”: As defined in Section 21.2(a).

“End of Term Asset Transfer Notice”: As defined in Section 36.1.

“Environmental Costs”: As defined in Section 32.4

“Environmental Laws”: Any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, orders, decrees or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene and relating to the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, cleanup, transportation or regulation of any Hazardous Substance, including, without limitation, as applicable, the Industrial Site Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act, the West Virginia Water Pollution Control Act, the West Virginia Clean Air Act, the West Virginia Hazardous Waste Management Act, the Missouri Hazardous Waste Management Law, the Missouri Air Conservation Law, and the Underground Facility Safety and Damage Prevention Act.

“Equity Interests”: With respect to any Person, any and all direct and indirect shares, interests, participations, equity interests, voting interests or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profit, and losses of, or distributions of assets of, such partnership.

“Equity Rights”: With respect to any Person, any then outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of any additional Equity Interests of any class, or partnership or other ownership interests of any type in, such person; provided, however, that a debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall not be deemed an Equity Right.

“ERI Companies”: Collectively, Eldorado Resorts, Inc., a Nevada corporation and its Subsidiaries.  Unless expressly otherwise provided herein, each reference to the ERI Companies herein includes the same both before and after the entering into, or consummation of the transactions contemplated by, the Original Acquisition Agreements.

“Escalator”: (a) Commencing on the Escalator Adjustment Date in respect of the second (2nd) Lease Year and continuing through the end of the third (3rd) Lease Year, one hundred one percent (101%), and (b) commencing on the Escalator Adjustment Date in respect of the fourth (4th) Lease Year and continuing through the end of the Term, the greater of (I) one hundred one and one-quarter percent (101.25%) and (II) one (1) plus the CPI Increase (determined as of the applicable Escalator Adjustment Date with respect to each such Lease Year).

“Escalator Adjustment Date”: The first day of each Lease Year, excluding the first Lease Year of the Initial Term and the first Lease Year of each Renewal Term.

“Estoppel Certificate”: As defined in Section 23.1(a).

“Equity Purchase Agreements”: Collectively or individually, as the context may require, the Original Equity Purchase Agreement and the RG Equity Purchase Agreement.

“Exchange Act”: The Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Pre-Term Liabilities”: All liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees and expenses that the Landlord Indemnified Parties actually recover directly from any Operations Party under Article 5 of either of the Joint Buyers Agreements.

“Existing Ground Leases”: (a)(i) that certain unrecorded Lease-Permit, dated as of August 28, 2015, by and between St. Francis Levee District of Missouri, as lessor, and IOC-Caruthersville, L.L.C., as lessee, as amended; (ii) that certain unrecorded Use-Permit, dated as of February 11, 2019, by and between St. Francis Levee District of Missouri and Lady Luck Casino-Caruthersville, as amended; (iii) that certain unrecorded Lease Agreement (Parking Lot and Driveway), dated as of February 17, 2017, by and between Union Electric Company d/b/a AMEREN Missouri, as lessor, and IOC-Cape Girardeau LLC d/b/a Isle Casino Cape Girardeau, as amended; (iv) that certain unrecorded Lease of Real Estate, dated as of October 1, 2017, by and between IOC-Cape Girardeau LLC, as lessee, and Drake Mayson Partners, LLC, as lessor, as amended; and (v) that certain unrecorded Lease Agreement, dated as of August 22, 2012, by and between M & V Rentals, LLC, as lessor, and IOC-Caruthersville, as lessee, as amended,  in each case, with respect to real property that is a portion of the Leased Property, pursuant to which Landlord is a tenant or licensee, as applicable, via assignment, and which are in existence as of the Commencement Date, and (b) the RG Ground Lease.

“Expert”: An independent third party professional, with expertise in respect of a matter at issue, appointed by Landlord and Tenant or otherwise in accordance with Article XXXIV hereof.

“Expert Valuation Notice”: As defined in Section 34.1.

“Expiration Date”: The Stated Expiration Date, or such earlier date as this Lease is terminated pursuant to its terms.

“Facility” or “Facilities”: Collectively, (a) all of the assets comprising (i) a part of an individual Leased Property as listed on Exhibit A attached hereto, including the respective Leased Improvements, easements, development rights, and other tangible rights (if any) forming a part of such individual Leased Property or appurtenant thereto, including any and all Capital Improvements (including any Tenant Material Capital Improvements), and (ii) all of Tenant’s Property located, or used in connection with the operation of the business conducted, on, at or about such individual Leased Property, and (b) the business operated by Tenant on, at or about, or in connection with or relating to, such individual Leased Property or Tenant’s Property or any portion thereof or in connection therewith.  The items described in the foregoing clauses (a) and (b), for each individual Leased Property listed on said Exhibit A, a “Facility”, and for all of the Leased Property hereunder, collectively, the “Facilities”.

“Fair Market Ownership Value”: The fair market purchase price of the Leased Property, Facility or any applicable part thereof, as the context requires, as of the estimated transfer date, in its then-condition, that a willing purchaser would pay to a willing seller for Cash on arm’s-length terms (assuming (1) neither such purchaser nor seller is under any compulsion to sell or purchase and that both have reasonable knowledge of all relevant facts, are acting prudently and knowledgeably in a competitive and open market, and assuming price is not affected by undue stimulus, and (2) neither party is paying any broker a commission in connection with the transaction), taking into account the provisions of Section 34.1(f) if applicable, and otherwise taking all then-relevant factors into account (whether favorable to one, both or neither Party) and subject to the further factors, as applicable, that are set forth in the definition of “Fair Market Rental Value” herein below as applicable, either (i) as agreed in writing by Landlord and Tenant, or (ii) if not agreed upon in accordance with clause (i) above, as determined in accordance with the procedure specified in Section 34.1 of this Lease.

“Fair Market Rental Value”: The annual fixed fair market rental value for the Leased Property or any applicable part thereof (excluding Tenant Material Capital Improvements), as the context requires, as of the first day of the period for which the Fair Market Rental Value is being determined, in its then-condition, that a willing tenant would pay to a willing landlord on arm’s length terms (assuming (1) neither such tenant nor landlord is under any compulsion to lease and that both have reasonable knowledge of all relevant facts, are acting prudently and knowledgeably in a competitive and open market, and assuming price is not affected by undue stimulus, (2) such lease contains terms and conditions identical to the terms and conditions of this Lease, other than with respect to the length of term and payment of Rent, (3) neither party is paying any broker a commission in connection with the transaction, and (4) that the tenant thereunder will pay such Fair Market Rental Value for the entire term of such demise (i.e., no early termination)), taking into account the provisions of Section 34.1(g), and otherwise taking all then-relevant factors into account (whether favorable to one, both or neither Party), either (i) as agreed in writing by Landlord and Tenant, or (ii) if not agreed upon in accordance with clause (i) above, as determined in accordance with the procedure specified in Section 34.1 of this Lease.  In all cases, for purposes of determining the Fair Market Ownership Value or the Fair Market Rental Value, as the case may be, (A) the Leased Property (or Facility, as applicable) to be valued pursuant hereto (as improved by all then existing Leased Improvements, and all Capital Improvements thereto), shall be valued as (or as part of) a fully-permitted Facility operated in accordance with the provisions of this Lease for the Primary Intended Use, free and clear of any lien or encumbrance evidencing a debt (including any Permitted Leasehold Mortgage) or judgment (including any mortgage, security interest, tax lien, or judgment lien) (provided, however, for purposes of determining Fair Market Ownership Value of any applicable Tenant Material Capital Improvements pursuant to Section 10.4(e), the same shall be valued on the basis of the then-applicable status of any applicable permits, free and clear of only such liens and encumbrances that will be removed if and when conveyed to Landlord pursuant to said Section 10.4(e)), (B) in determining the Fair Market Ownership Value or Fair Market Rental Value with respect to damaged or destroyed Leased Property, such value shall be determined as if such Leased Property had not been so damaged or destroyed (unless otherwise expressly provided herein), except that such value with respect to damaged or destroyed Tenant Material Capital Improvements shall only be determined as if such Tenant Material Capital Improvements had been restored if and to the extent Tenant is required to repair, restore or replace such Tenant Material Capital Improvements under this Lease (provided, however, for purposes of determining Fair Market Ownership Value pursuant to Section 10.4(e), the same shall be valued taking into account any then-existing damage), and (C) the price shall represent the normal consideration for the property sold (or leased) unaffected by sales (or leasing) concessions granted by anyone associated with the transaction.  In addition, the following specific matters shall be factored in or out, as appropriate, in determining Fair Market Ownership Value or Fair Market Rental Value as the case may be:  (i) the negative value of (x) any deferred maintenance or other items of repair or replacement of the Leased Property to the extent arising from breach or failure of Tenant to perform or observe its obligations hereunder, (y) any then current or prior Gaming or other licensure violations by Tenant, Guarantor or any of their Affiliates, and (z) any breach or failure of Tenant to perform or observe its obligations hereunder (in each case with respect to the foregoing clauses (x),  (y) and (z), without giving effect to any applicable cure periods hereunder), shall, in each case, when determining Fair Market Ownership Value or Fair Market Rental Value, as the case may be, not be taken into account; rather, the Leased Property and every part thereof shall be deemed to be in the condition required by this Lease and Tenant shall at all times be deemed to have operated the Facilities in compliance with and to have performed all obligations of Tenant under this Lease (provided, however, for purposes of determining Fair Market Ownership Value under Section 10.4(e), the negative value of the items described in clauses (x),  (y) and (z) shall be taken into account); and (ii) in the case of a determination of Fair Market Rental Value, such determination shall be without reference to any savings Landlord may realize as a result of any extension of the Term of this Lease, such as savings in free rent and tenant concessions, and without reference to any “start-up” costs a new tenant would incur were it to replace the existing Tenant for any Renewal Term or otherwise.  The determination of Fair Market Rental Value shall be of Rent (but not Additional Charges), and shall assume and take into account that Additional Charges shall continue to be paid hereunder during any period in which such Fair Market Rental Value shall be paid.  For the avoidance of doubt, the annual Fair Market Rental Value shall be calculated and evaluated as a whole for the entire term in question, and may reflect increases in one or more years during the applicable term in question (i.e., the annual Fair Market Rental Value need not be identical for each year of the term in question).

“Fee Mortgage”: Any mortgage, pledge agreement, security agreement, assignment of leases and rents, fixture filing or similar document creating or evidencing a lien on Landlord’s interest in the Leased Property or any portion thereof (or an indirect interest therein, including without limitation, a lien on direct or indirect interests in Landlord) in accordance with the provisions of Article XXXI hereof.

“Fee Mortgage Documents”: With respect to each Fee Mortgage and Fee Mortgagee, the applicable Fee Mortgage, loan agreement, pledge agreement, debt agreement, credit agreement or indenture, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, or lease or other financing vehicle entered into pursuant thereto.

“Fee Mortgagee”: The holder(s) or lender(s) under any Fee Mortgage or the agent or trustee acting on behalf of any such holder(s) or lender(s).

“Financial Statements”:  (i) For a Fiscal Year, consolidated statements of a Person’s and its Reporting Subsidiaries’, if any, income, stockholders’ equity and comprehensive income and cash flows for such period and the related consolidated balance sheet as of the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year and prepared in accordance with GAAP and audited by a “big four” or other nationally recognized accounting firm, and (ii) for a Fiscal Quarter, consolidated statements of a Person’s and its Reporting Subsidiaries’, if any, income, stockholders’ equity and comprehensive income and cash flows for such period and for the period from the beginning of the Fiscal Year to the end of such period and the related consolidated balance sheet as of the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year or Fiscal Quarter, as the case may be, and prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes); provided,  however, that when used with respect to Tenant or Guarantor, “Financial Statements” shall refer to the financial statements of Tenant or Guarantor, as the case may be, required to be delivered pursuant to Section 23.1(b)(ii)(A),  Section 23.1(b)(ii)(B),  Section  23.1(b)(iii)(A) and Section 23.1(b)(iii)(B) as applicable.

“First Amendment”: As defined in the Recitals.

“Fiscal Period”: With respect to any Person, for any date of determination, the period of the four (4) most recently ended consecutive Fiscal Quarters of such Person for which Financial Statements are available.

“Fiscal Quarter”: With respect to any Person, for any date of determination, a fiscal quarter for each Fiscal Year of such Person.  In the case of each of Tenant and Guarantor, “Fiscal Quarter” means each calendar quarter ending on March 31, June 30, September 30 and December 31, for each Fiscal Year of Tenant.

“Fiscal Year”: The annual period commencing January 1 and terminating December 31 of each year.

“Fixtures”: All equipment (including, without limitation, mechanical, electric and electronic equipment), fire prevention and extinguishing apparatus, sprinklers, heating, cooling and air-conditioning systems, elevators, escalators, fixtures (including, without limitation, heating, lighting and plumbing fixtures) and other items of property, including all components thereof, that are now or hereafter located in or on, or used in connection with, and permanently affixed to or otherwise incorporated into the Leased Improvements or the Land.

“Foreclosure Purchaser”: As defined in Section 31.1(a).

“Foreclosure Successor Tenant”: Either (i) any assignee pursuant to Sections 22.2(ii)(b) or (c), or (ii) any Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee that enters into a New Lease in compliance in all respects with Section 17.1(f) and all other applicable provisions of this Lease.

“Fourth Amendment”: The amendment to this Lease effected as of the Fourth Amendment Date.

“Fourth Amendment Date”: July 25, 2023.

“GAAP”: Generally accepted accounting principles in the United States consistently applied in the preparation of financial statements, as in effect from time to time.

“Gaming”: Casino, racetrack, racino, video lottery terminal or other gaming activities, including, but not limited to, the operation of slot machines, video lottery terminals, table games, pari-mutuel and simulcast wagering, lottery games or other applicable types of betting or wagering (including, but not limited to, sports wagering and interactive gaming, to the extent applicable).

“Gaming Authorities”: Any gaming regulatory body or any agency or governmental authority which has, or may at any time after (i) the Commencement Date with respect to the Original Facilities or (ii) the Fourth Amendment Date with respect to the Rocky Gap Facility have, jurisdiction over the Gaming activities at an applicable Leased Property or any successor to such authority, including, without limitation, the West Virginia Lottery Commission, the West Virginia Racing Commission,  the Missouri Gaming Commission and the Maryland Lottery and Gaming Control Commission and Agency.

“Gaming Facility”: A facility at which there are operations of slot machines, video lottery terminals, blackjack, baccarat, keno operation, table games, any other mechanical or computerized gaming devices, pari-mutuel and simulcast wagering, lottery games, horse racing, or other applicable types of betting or wagering (including, but not limited to, sports wagering and interactive gaming, to the extent applicable), or which is otherwise operated for purposes of Gaming, and all related or ancillary real property.

“Gaming License”: Any license, qualification, registration, accreditation, permit, approval, contract, agreement, finding of suitability or other authorization issued by a state or other governmental regulatory agency (including any Native American tribal gaming or governmental authority) or Gaming Authority to operate, carry on or conduct or participate in the conduct of any Gaming, gaming device, slot machine, video lottery terminal, table game, horse race book, lottery game, horse racing or sports pool on the Leased Property or any portion thereof, or to operate a casino at the Leased Property required by any Gaming Regulation, including each of the licenses, permits or other authorizations set forth on Schedule 1, and including those related to the Leased Property that may be added to this Lease after (i) the Commencement Date with respect to the Original Facilities or (ii) the Fourth Amendment Date with respect to the Rocky Gap Facility.

“Gaming Regulation(s)”: Any and all laws, statutes, ordinances, rules, regulations, policies, orders, codes, decrees or judgments, and Gaming License conditions or restrictions, as amended from time to time, now or hereafter in effect or promulgated, pertaining to the operation, control, maintenance, alteration, modification or capital improvement of a Gaming Facility or the conduct of a Person holding a Gaming License, including, without limitation, any requirements imposed by a regulatory agency, commission, board or other governmental body pursuant to the jurisdiction and authority granted to it under applicable law, and all other rules, regulations, orders, ordinances and legal requirements of any Gaming Authority.

“Gaming Revenues”: As defined in the definition of “Net Revenue.”

“Golden Companies”: Collectively, Golden Entertainment, Inc., a Minnesota corporation and its Subsidiaries.  Unless expressly otherwise provided herein, each reference to the Golden Companies herein includes the same both before and after the entering into, or consummation of the transactions contemplated by, the RG Acquisition Agreements.

“Government List”:  (1) any list or annex to Presidential Executive Order 13224 issued on September 24, 2001 (“EO13224”), including any list of Persons who are determined to be subject to the provisions of EO13224 or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (2) the Specially Designated Nationals and Blocked Persons Lists maintained by OFAC, (3) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC, or (4) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to any Executive Order of the President of the United States of America.

“Ground Leased Property”:  The real property leased pursuant to any Ground Leases.

“Ground Leases”:  Collectively, the Existing Ground Leases,  and, any lease (or licenses or other use agreements) with respect to the Leased Property or any portion thereof pursuant to which Landlord is a tenant (or licensee, as applicable) that, subject to Section 7.3, is entered into by Landlord.  Each of the Ground Leases is referred to individually herein as a “Ground Lease”.

“Ground Lessor”:  As defined in Section 7.3(a).

“Guarantor”: Century Casinos Inc., together with its successors and permitted assigns, in its capacity as “Guarantor” under the Guaranty, and any other Person that becomes a party to the Guaranty by executing a joinder or replacement Guaranty in accordance with the Guaranty or the applicable provisions hereof, until, in the case of each such Guarantor, such Guarantor is released from its obligations if and to the extent provided under the express provisions of such Guaranty (or replacement Guaranty, as applicable).

“Guaranty”: That certain Guaranty of Lease dated as of the date hereof, a form of which is attached as Exhibit F hereto, as the same may be amended, supplemented or replaced from time to time, by and between Guarantor and Landlord and any other guaranty in form and substance satisfactory to Landlord made by a Guarantor in favor of Landlord, as the same may be amended, supplemented or replaced from time to time pursuant to which such Guarantor agrees to guaranty all of the obligations of Tenant hereunder.

“Handling”: As defined in Section 32.4.

“Hazardous Substances”: Collectively, any substance containing asbestos, any petroleum, petroleum product or by product or any substance, material or waste regulated pursuant to any Environmental Law.

“Impositions”: Collectively, all taxes, including capital stock, franchise, margin and other state taxes of Landlord, ad valorem, sales, use, single business, gross receipts, transaction privilege, rent or similar taxes; all assessments, including assessments for public improvements or benefits, whether or not commenced or completed prior to (i) the Commencement Date with respect to the Original Facilities, or (ii) the Fourth Amendment Date with respect to the Rocky Gap Facility and whether or not to be completed within the Term; ground rents pursuant to Ground Leases; payments in lieu of taxes under a tax increment financing or any similar arrangement (1) in effect as of (x) the Commencement Date with respect to the Original Facilities or (y) the Fourth Amendment Date with respect to the Rocky Gap Facility, (2) in effect as a result of any act or omission by Tenant, or (3) consented to by Tenant; all sums due under any Property Documents; water, sewer and other utility levies and charges; use and occupancy taxes; excise tax levies; license, permit, inspection, authorization and similar fees; casino revenue tax or similar taxes; commercial activity tax or similar taxes; horse racing taxes or similar taxes; lottery and video lottery taxes or similar charges; bonds and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character to the extent in respect of, arising from, based on, or relating, attributable or allocable to, the Leased Property or any portion thereof and/or the Rent and Additional Charges or any direct or indirect interest therein (and all interest and penalties thereon attributable to any failure in payment by Tenant), which, in each case, at any time, prior to or during the Term may be levied, assessed, imposed, calculated or otherwise based on, or allocable to, or in respect of, or be a lien upon, (i) Landlord or any Affiliate of Landlord or Landlord’s interest in the Leased Property or any portion thereof, (ii) the Leased Property or any portion thereof or any rent therefrom or any estate, right, title or interest therein, or the investment of capital deployed therein or allocable thereto, or (iii) any occupancy, operation, use or possession of, or sales from or activity conducted on, or in connection with, the Leased Property or any portion thereof, or the leasing or use of the Leased Property or any portion thereof; provided, however, that nothing contained in this Lease shall be construed to require Tenant to pay (a) any tax, fee or other charge based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Landlord or any other Person (except Tenant and its successors and Affiliates), (b) any transfer tax of Landlord or any other Person (except Tenant and its successors and Affiliates) or (c) any principal or interest on or other amount in respect of any indebtedness on or secured by the Leased Property or any portion thereof owed to a Fee Mortgagee for which Landlord (or any of its Affiliates) is the obligor; provided,  further,  however, that Impositions shall include (and Tenant shall be required to pay in accordance with the provisions of this Lease) (x) any tax, assessment, tax levy or charge set forth in clause (a) or (b) of the preceding proviso that is levied, assessed, imposed, calculated or charged in lieu of, or as a substitute for, any Imposition, (y) any transfer taxes or other levy or assessment imposed by reason of any assignment or transfer of this Lease or any interest therein subsequent to the execution and delivery hereof, or any transfer or Sublease or termination thereof (other than assignment of this Lease or the sale, transfer or conveyance of any Leased Property or any interest therein made by Landlord), and (z) any mortgage tax or mortgage recording tax imposed by reason of any Permitted Leasehold Mortgage or any other instrument creating or evidencing a lien in respect of indebtedness of Tenant or its Affiliates (but not any mortgage tax or mortgage recording tax imposed by reason of a Fee Mortgage or any other instrument creating or evidencing a lien in respect of indebtedness of Landlord or its Affiliates).  For the avoidance of doubt, personal property taxes applicable to any property covered by this Lease that is classified as personal property for tax purposes are included within “Impositions” and Tenant is obligated to pay all such taxes.

“Incurable Default”: Collectively or individually, as the context may require, any defaults not reasonably susceptible to being cured by a Permitted Leasehold Mortgagee or a subsequent owner of the Leasehold Estate through foreclosure thereof, including the defaults referred to in Sections 16.1(c),  16.1(d),  16.1(e),  16.1(f), and 16.1(g) (if the applicable levy or attachment is in favor of such Permitted Leasehold Mortgagee (provided, such levy or attachment is extinguished upon foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure) or is junior to the lien of the Permitted Leasehold Mortgage held by such Permitted Leasehold Mortgagee and would be extinguished by the foreclosure of such Permitted Leasehold Mortgage).

“Initial Advance Date”: As defined in Section 10.6(a).

“Initial Cap Ex Project Advance”: As defined in Section 10.6(a).

“Initial Stated Expiration Date”: As defined in Section 1.3.

“Initial Term”: As defined in Section ..3

“Insurance Requirements”: The terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy and of any insurance board, association, organization or company necessary for the maintenance of any such policy.

“Intellectual Property”:  All rights in, to and under any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) all patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof, (ii) all inventions (whether or not patentable), invention disclosures, improvements, business information, Confidential Information, Software, formulas, drawings, research and development, business and marketing plans and proposals, tangible and intangible proprietary information, and all documentation relating to any of the foregoing, (iii) all copyrights, works of authorship, copyrightable works, copyright registrations and applications therefor, and all other rights corresponding thereto, (iv) all industrial designs and any registrations and applications therefor, (v) all trademarks, service marks, trade dress, logos, trade names, assumed names and corporate names, Internet domain names and other numbers, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (vi) all databases and data collections (including all guest data) and all rights therein, (vii) all moral and economic rights of authors and inventors, however denominated, (viii) all Internet addresses, sites and domain names, numbers, and social media user names and accounts, (ix) any other similar intellectual property and proprietary rights of any kind, nature or description; and (x) any copies of tangible embodiments thereof (in whatever form or medium).

“Investment Fund”: A bona fide private equity fund or bona fide investment vehicle arranged by and managed by or controlled by, or under common control with, a private equity fund (excluding any private equity fund or investment vehicle the primary assets of which are direct or indirect interests in Tenant or Guarantor and/or their respective Subsidiaries and/or Affiliates and/or this Lease and/or any other lease between any Affiliates of Tenant or Guarantor, as tenant, and any Affiliates of Landlord, as landlord, and/or assets related thereto) that is engaged in making, purchasing, funding or otherwise investing in a diversified portfolio of businesses and companies and is organized primarily for the purpose of making equity investments in companies.

“IOC-Caruthersville”: As defined in the Recitals.

“IOC-GC”: As defined in the Recitals.

“Joint Buyers Agreements”: Collectively or individually, as the context may require, the Original Joint Buyers Agreement and the RG Joint Buyers Agreement.

“Land”: As defined in clause (a) of the first sentence of Section 1.1.

“Landlord”: As defined in the preamble.

“Landlord Delay”: As defined in Section 10.6(b).

“Landlord Indemnified Parties”: As defined in Section 21.1(a).

“Landlord MCI Financing”: As defined in Section 104(b).

“Landlord Prohibited Person”: Any Person that, in the capacity it is proposed to be acting (but not in any other capacity), is more likely than not to jeopardize Landlord’s or any of its Affiliates’ ability to hold a Gaming License or to be associated with a Gaming licensee under any applicable Gaming Regulations (other than any Gaming Authority established by any Native American tribe).

“Landlord REIT”: VICI Properties Inc., a Maryland corporation, the indirect parent of Landlord.

“Landlord Specific Ground Lease Requirements”:  as defined in Section 7.3(a).

“Landlord Tax Returns”: As defined in Section 4.1(b).

“Landlord’s MCI Financing Proposal”: As defined in Section 40.4(a).

“Lease”: As defined in the Recitals.

“Lease Assumption Agreement”: As defined in Section 22.2(ii).

“Lease Foreclosure Transaction”: Either (i) an assignment pursuant to Section 22.2(ii)(b) or (c), or (ii) entry by any Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee into a New Lease in compliance in all respects with Section 17.1(f) and all other applicable provisions of this Lease.

“Lease Year”: The first Lease Year of the Term shall be the period commencing on the Commencement Date and ending on the last day of the calendar month in which the first (1st) anniversary of the Commencement Date occurs, and each subsequent Lease Year shall be each period of twelve (12) full calendar months after the last day of the prior Lease Year, except that the final Lease Year of the Initial Term shall end on the Initial Stated Expiration Date or such earlier date as this Lease is terminated pursuant to its terms.  The first (1st) Lease Year of the first (1st) Renewal Term shall commence on August 1, 2038 and end on July 31, 2043, and each subsequent Lease Year during a Renewal Term shall be each period of twelve (12) full calendar months after the last day of the prior Lease Year, except that the final Lease Year of the Term shall end on the Expiration Date.

“Leased Improvements”: As defined in clause (b) of the first sentence of Section 1.1.

“Leased Property”: As defined in Section 1.1.  For the avoidance of doubt, the Leased Property includes all Alterations and Capital Improvements, provided, however, that the foregoing shall not affect or contradict the provisions of this Lease which specify that Tenant shall be entitled to certain rights with respect to or benefits of the Tenant Capital Improvements as and to the extent expressly set forth herein.

“Leased Property Mortgage Reserve Account”:  As defined in Section 31.3(b).

“Leasehold Estate”: As defined in Section 17.1(a).

“Legal Requirements”: All applicable federal, state, county, municipal, township, and other governmental statutes, laws (including securities laws), rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions, whether now or hereafter enacted and in force, as applicable to any Person or to any Facility, including those (a) that affect either the Leased Property or any portion thereof and/or Tenant’s Property, including any and all Capital Improvements and/or Alterations (including any Material Capital Improvements) or the construction, use or alteration thereof, or otherwise in any way affecting the business operated or conducted thereat, as the context requires, or (b) which may (i) require repairs, modifications or alterations in or to the Leased Property or any portion thereof and/or any of Tenant’s Property, (ii) without limitation of the preceding clause (i), require repairs, modifications or alterations in or to any portion of any Capital Improvements (including any Material Capital Improvements), (iii) in any way adversely affect the use and enjoyment of any of the foregoing, or (iv) regulate the transport, handling, use, storage or disposal, or require the cleanup or other treatment, of any Hazardous Substance.  For avoidance of doubt, the term “Legal Requirements” includes all applicable Gaming Regulations and Environmental Laws.

“Letter of Credit”: An irrevocable, unconditional, clean sight draft letter of credit reasonably acceptable to Landlord in favor of Landlord and entitling Landlord to draw thereon based solely on a statement executed by an officer of Landlord stating that it has the right to draw thereon under this Lease in a location in the United States reasonably acceptable to Landlord, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution, and upon which letter of credit Landlord shall have the right to draw in full:  (a) if Landlord has not received at least thirty (30) days prior to the date on which the then outstanding letter of credit is scheduled to expire, a notice from the issuing financial institution that it has renewed the applicable letter of credit; (b) thirty (30) days prior to the date of termination following receipt of notice from the issuing financial institution that the applicable letter of credit will be terminated; and (c) thirty (30) days after Landlord has given notice to Tenant that the financial institution issuing the applicable letter of credit ceases to either be an Eligible Institution or meet the rating requirement set forth above.

“Licensing Event”:

(a)With respect to Tenant, (i) a communication (whether oral or in writing) by or from any Gaming Authority to Tenant (or any entity comprising Tenant) or Tenant’s Affiliates (each, a “Tenant Party”) or to a Landlord Party or other action by any Gaming Authority that indicates that such Gaming Authority has found or is likely to find that the association of a Tenant Party with Landlord is likely to (A) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any Gaming License or any other rights or entitlements held or required to be held by Landlord (or any entity comprising Landlord) or any of its Affiliates (each, a “Landlord Party”) under any Gaming Regulations, or (B) violate any Gaming Regulations to which a Landlord Party is subject; or (ii) a Tenant Party is required to be licensed, registered, qualified or found suitable under any Gaming Regulations, and such Tenant Party does not remain so licensed, registered, qualified or found suitable or, after becoming so licensed, registered, qualified or found suitable, fails to remain so, and, solely for purposes of determining whether a Tenant Event of Default has occurred under Section 16.1(l), the same causes cessation of Gaming activity at a Facility and would reasonably be expected to have a material adverse effect on any of such Facility, the Facilities taken as a whole, Tenant, the Leased Property in respect of such Facility or the Leased Property taken as a whole; and

(b)With respect to Landlord, (i) a communication (whether oral or in writing) by or from any Gaming Authority to a Landlord Party or to a Tenant Party or other action by any Gaming Authority that indicates that such Gaming Authority has found or is likely to find that the association of a Landlord Party with Tenant is likely to (A) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any Gaming License or any other rights or entitlements held or required to be held by a Tenant Party under any Gaming Regulations, or (B) violate any Gaming Regulations to which a Tenant Party is subject; or (ii) a Landlord Party is required to be licensed, registered, qualified or found suitable under any Gaming Regulations, and such Landlord Party does not remain so licensed, registered, qualified or found suitable or, after becoming so licensed, registered, qualified or found suitable, fails to remain so, and, solely for purposes of determining whether a default has occurred under Section 41.12 hereunder, the same causes cessation of Gaming activity at a Facility and would reasonably be expected to have a material adverse effect on any of such Facility, the Facilities taken as a whole, the Landlord Party, the Leased Property in respect of such Facility or the Leased Property taken as a whole.

“Liquor Authority”: As defined in Section 41.12.

“Liquor Laws”: As defined in Section 41.12.

“Losses”: As defined in Section 23.2(c).

“Major Subcontractor”: As defined in Section 10.6(c).

“Material Capital Improvement”: Any single or series of related Capital Improvements having an expected life of not less than fifteen (15) years that would or does (i) have a total budgeted or actual cost (as reasonably evidenced to Landlord) (excluding land acquisition costs) in excess of [***] and (ii) either (a) materially alter a Facility (e.g., shoring, permanent framework reconfigurations), (b) expand a Facility (i.e., construction of material additions to existing Leased Improvements) or (c) add improvements to undeveloped portion(s) of the Land.

“Material Indebtedness”: At any time, indebtedness of any one or more of Tenant (and its Subsidiaries) and any Guarantor owing to one or more unrelated third parties in an aggregate principal amount exceeding Ten Million and No/100 Dollars ($10,000,000.00).

“Material Sublease”: A Sublease (excluding a management agreement or similar agreement to operate but not occupy as a tenant a particular space at a Facility) under which the monthly rent and/or fees and other payments payable by the Subtenant (or manager) exceed Ten Thousand and No/100 Dollars ($10,000.00) (which amount shall be increased by the Escalator on the first (1st) day of each Lease Year (commencing on the first (1st) day of the second (2nd) Lease Year)) per month.

“Minimum Cap Ex Report”: As defined in Section 10.5(a)(i).

“Minimum Cap Ex Requirement”: As defined in Section 10.5(a)(i).

“Mountaineer”: As defined in the Recitals.

“Mountaineer Facility”:  The Facility relating to the individual Leased Property commonly known as Mountaineer Casino, Racetrack & Resort, New Cumberland, West Virginia as set forth on Exhibit A

“MTR”: As defined in the Recitals.

“Nationally Recognized Rating Agency”: S&P, Moody’s, or Fitch, Inc., and the respective successors and assigns of each of the foregoing; provided, that if any Nationally

Recognized Rating Agency shall be replaced in the national financial markets by another nationally recognized, reputable Person engaged in providing credit ratings and performing similar services, such Nationally Recognized Rating Agency shall also be deemed to be replaced hereunder, such that, for purposes of this Lease, there shall be no more than 3 Nationally Recognized Rating Agencies at any time and from time to time, which reflect the top 3 credit rating agencies that provide credit ratings in the financial markets.

“Net Revenue”:  The net sum of the following, without duplication, over the applicable time period of measurement: (i) the amount received by Tenant (and its Subsidiaries) from patrons at the Facilities for Gaming, less, (A) to the extent otherwise included in the calculation of Net Revenue, refunds and free promotional play provided pursuant to a rewards, marketing, and/or frequent users program (including rewards granted by Affiliates of Tenant), and (B) amounts returned to patrons through winnings at the Facility (the net amount described in this clause (i), “Gaming Revenues”); plus (ii) the gross receipts of Tenant (and its Subsidiaries) for all goods and merchandise sold, food and beverages sold, the charges for all services performed, or any other revenues generated by or otherwise payable to Tenant (and its Subsidiaries) (including, without limitation, use fees, retail and commercial rent, revenue from accommodations, food and beverage, and the proceeds of business interruption insurance) in, at or from the Facilities for cash, credit or otherwise (without reserve or deduction for uncollected amounts), but excluding pass-through revenues collected by Tenant to the extent such amounts are remitted to the applicable third party entitled thereto (the net amounts described in this clause (ii), “Retail Sales”); less (iii) to the extent otherwise included in the calculation of Net Revenue, the retail value of accommodations, merchandise, food and beverage and other services furnished to guests of Tenant at the Facilities without charge or at a reduced charge (and, with respect to a reduced charge, such reduction in Net Revenue shall be equal to the amount of the reduction of such charge otherwise included in Net Revenue) (the amounts described in this clause (iii), “Promotional Allowances”).  Notwithstanding anything herein to the contrary, the following provisions shall apply with respect to the calculation of Net Revenue:

(a)Intentionally Omitted.

(b)Amounts received pursuant to Subleases shall be included in Net Revenue as follows:

(i)With respect to any Sublease from Tenant to a Subtenant in which Guarantor directly or indirectly owns less than fifty percent (50%) of the ownership interests, Net Revenue shall not include Gaming Revenues, Retail Sales or Promotional Allowances received by such Subtenant but shall include the rent and/or fees and all other consideration received by Tenant pursuant to such Sublease.

(ii)With respect to any Sublease from Tenant to a Subtenant in which Guarantor directly or indirectly owns fifty percent (50%) or more of the ownership interests, but less than all of the ownership interests, Net Revenue shall not include Gaming Revenues, Retail Sales or Promotional Allowances received by such Subtenant but shall include an amount equal to the greater of (x) the rent and/or fees and all other consideration actually received by Tenant for such Sublease from such Affiliate, and (y) the rent and/or fees and other consideration that would be payable under such Sublease if at arms-length, market rates.

(iii)With respect to any Sublease from Tenant to a Subtenant that is directly or indirectly wholly owned by Guarantor, Net Revenue shall not include the rent and/or fees or any other consideration received by Tenant pursuant to such Sublease but shall include Gaming Revenues, Retail Sales or Promotional Allowances received by such Subtenant.

(c)For the avoidance of doubt, gaming taxes and casino operating expenses (such as salaries, income taxes, employment taxes, supplies, equipment, cost of goods and inventory, rent, office overhead, marketing and advertising and other general administrative costs) will not be deducted in arriving at Net Revenue.

(d)Net Revenue will be calculated on an accrual basis for purposes of this definition, as required under GAAP.  For the avoidance of doubt, (x) if Gaming Revenues, Retail Sales or Promotional Allowances of a Subsidiary or subtenant, as applicable, are taken into account for purposes of calculating Net Revenue, any rent received by Tenant from such Subsidiary or Subtenant, as applicable, pursuant to any sublease with such Subsidiary or subtenant, as applicable, shall not also be taken into account for purposes of calculating Net Revenues, and (y) if Gaming Revenues, Retail Sales or Promotional Allowances of a Subsidiary or subtenant, as applicable, are not taken into account for purposes of calculating Net Revenue, any rent received by Tenant from such Subsidiary or Subtenant, as applicable, pursuant to any sublease with such Subsidiary or Subtenant, as applicable, shall be taken into account for purposes of calculating Net Revenue.

“New Lease”: As defined in Section 17.1(f).

“Non-Core Tenant Competitor”: A Person that is engaged or is an Affiliate of a Person that is engaged in the ownership or operation of a Gaming business so long as (i) such Person’s consolidated annual gross gaming revenues do not exceed Five Hundred Million and No/100 Dollars ($500,000,000.00) (such amount increasing annually as of the first (1st) day of each Lease Year following the Commencement Date in proportion to the amount of any applicable CPI Increase), and (ii) such Person does not, directly or indirectly, own or operate a Gaming Facility within thirty (30) miles of a Gaming Facility directly or indirectly owned or operated by an Affiliate of Tenant.  For purposes of the foregoing, ownership of the real estate and improvements where a Gaming business is conducted, without ownership of the Gaming business itself, shall not be deemed to constitute the ownership of a Gaming business.

“Notice”: A notice given in accordance with Article XXXV

“Notice of Termination”: As defined in Section 17.1(f).

“OFAC”: As defined in Article XXXIX.

“Operating Assets”: Collectively, with respect to (i) the Original Facilities, as defined in the Original Joint Buyers Agreement and (ii) the Rocky Gap Facility, as defined in the RG Joint Buyers Agreement.

“Operations Parties”: Collectively or individually, as the context may require, the Original Operation Parties and the RG Operations Parties.

“Operations Parties (Pre-Closing)”: Collectively or individually, as the context may require, the Original Operation Parties (Pre-Closing) and the RG Operations Parties (Pre-Closing).

“Original Acquisition Agreements”: Collectively or individually, as the context may require, the Original Equity Purchase Agreement and the Original Real Estate Purchase Agreement.

“Original Equity Purchase Agreement”: That certain Equity Purchase Agreement, dated as of June 17, 2019 by and among the Original Equity Sellers, Tenant Parent, Landlord REIT, and solely for purposes of Section 9.17 thereof, Eldorado Resorts, Inc., a Nevada corporation.

“Original Equity Sellers”: As defined in the Recitals.

“Original Facilities”: Collectively or individually, as the context may require, the Century Cape Girardeau Facility,  the Century Caruthersville Facility and the Mountaineer Facility.

“Original Joint Buyers Agreement”: That certain Joint Buyers Agreement, dated as of June 17, 2019 by and among Landlord REIT, PropCo and Tenant Parent.

“Original Lease”: This Lease, immediately following execution thereof on the Commencement Date, without giving effect to its subsequent amendment.

“Original Leased Property”: Collectively or individually, as the context may require, all of the Leased Property pertaining to the Century Cape Girardeau Facility, the Century Caruthersville Facility and/or the Mountaineer Facility.

“Original Operations Parties”: Collectively, Mountaineer, IOC-Caruthersville, IOC-CG, Tenant Parent, the ERI Companies and any of their respective Affiliates, successors or assigns (each individually, an “Original Operations Party”) (the foregoing, (i) exclusive of Tenant, Tenant Parent and their Affiliates, and (ii) with respect to the ERI Companies and their respective Affiliates, for the period ending upon the consummation of the Company Interests Sale (as defined in the Original Equity Purchase Agreement), collectively, the “Original Operations Parties (Pre-Closing)”, and each individually, an “Original Operations Party (Pre-Closing)”).

“Original Real Estate Purchase Agreement”: That certain Real Estate Purchase Agreement, dated as of June 17, 2019, by and among the Isle of Capri Casinos LLC, a Delaware limited liability company and MTR Gaming Group, Inc., a Delaware corporation, as sellers, and PropCo, as buyer.

“Original Real Estate Sellers”: As defined in the Recitals.

“Other Affected Property”: As defined in Section 13.10(a)

“Overdue Rate”: On any date, a rate equal to five (5) percentage points above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable law.

“Parent Company”: With respect to any Qualified Transferee, any Person (other than an Investment Fund) (x) as to which such Qualified Transferee is a Subsidiary; and (y) which is not a Subsidiary of any other Person (other than an Investment Fund).

“Parent Entity”: With respect to any Person, any corporation, association, limited partnership, limited liability company or other entity which at the time of determination (a) owns or controls, directly or indirectly, more than fifty percent (50%) of the total voting power of shares of capital stock (without regard to the occurrence of any contingency) entitled to vote in the election of directors, managers or trustees of such Person, (b) owns or controls, directly or indirectly, more than fifty percent (50%) of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, of such Person, whether in the form of membership, general, special or limited partnership interests or otherwise, or (c) is the controlling general partner or managing member of, or otherwise controls, such Person.

“Partial Taking”: As defined in Section 15.1(b).

“Party” and “Parties”: Landlord and/or Tenant, as the context requires.

“Patriot Act Offense”: Any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism, (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) The USA PATRIOT Act, as amended.  “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.

“Payment Date”: Any due date for the payment of the installments of Rent or Additional Charges payable under this Lease.

“Permitted Leasehold Mortgage”: Any mortgage, pledge agreement, security agreement, assignment of leases and rents, fixture filing or similar document creating or evidencing a lien on Tenant’s leasehold interest (or subleasehold interest) in all of the Leased Property subject to exclusions with respect to items that are not capable of being mortgaged and that, in the aggregate, are de minimis (or on all the direct or indirect interest therein at any tier of ownership, including without limitation, a lien on direct or indirect Equity Interests in Tenant), granted to or for the benefit of a Permitted Leasehold Mortgagee as security for the indebtedness of Tenant or its Affiliates.

“Permitted Leasehold Mortgage Documents”: With respect to each Permitted Leasehold Mortgage and Permitted Leasehold Mortgagee, the applicable Permitted Leasehold Mortgage, loan agreement, pledge agreement, debt agreement, credit agreement or indenture, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, or lease or other financing vehicle entered into pursuant thereto.

“Permitted Leasehold Mortgagee”: The lender, agent or trustee or similar representative on behalf of one or more lenders or other investors in connection with indebtedness secured by a Permitted Leasehold Mortgage, in each case as and to the extent such Person has the power to act (subject to obtaining the requisite instructions) on behalf of all lenders or investors with respect to such Permitted Leasehold Mortgage; provided such lender, agent or trustee or similar representative (but not necessarily the lenders or other investors which it represents) is a banking institution in the business of generally acting as a lender, agent or trustee or similar representative (in each case, on behalf of a group of lenders) in respect of financings of such type; and provided, further, that, in all events, (i) no agent, trustee or similar representative shall be Tenant or Guarantor or any Parent Entity of Tenant or Guarantor or any of their respective Affiliates, respectively (each, a “Prohibited Leasehold Agent”), and (ii) no (A) Prohibited Leasehold Agent, or (B) entity that owns, directly or indirectly, higher than the lesser of (1) ten percent (10%) of the Equity Interests in Tenant or (2) a Controlling legal or beneficial interest in Tenant, may collectively hold any portion of the indebtedness secured by a Permitted Leasehold Mortgage.

“Permitted Leasehold Mortgagee Designee”: A Subsidiary of a Permitted Leasehold Mortgagee or such other entity (other than a Prohibited Leasehold Agent) designated by a Permitted Leasehold Mortgagee and acting for the benefit of the Permitted Leasehold Mortgagee, or the lenders or investors represented by the Permitted Leasehold Mortgagee.  For the avoidance of doubt, a bona fide third party cannot act or be treated as a Permitted Leasehold Mortgagee Designee hereunder.

“Permitted Leasehold Mortgagee Foreclosing Party”: A (i) Permitted Leasehold Mortgagee that (A) forecloses on this Lease and assumes this Lease and/or (B) forecloses on the direct or indirect Equity Interests in Tenant, or (ii) a Permitted Leasehold Mortgagee Designee that assumes this Lease or becomes a direct or indirect owner of Equity Interests in Tenant in connection with a foreclosure on this Lease or such direct or indirect Equity Interests by a Permitted Leasehold Mortgagee (or a transfer in lieu thereof).

“Permitted Operation Interruption”: Any of the following:  (i) A material Casualty Event or Condemnation and reasonable periods of restoration of the Leased Property following same, or (ii) periods of an Unavoidable Delay.

“Person”: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

“PLMFP Foreclosure Transaction”:  As defined in Section 22.2(ii).

“Preceding Lease Year”: As defined in clause (c)(i) of the definition of “Rent.”

“Preliminary Studies”: As defined in Section 10.4(a).

“Pre-Existing Environmental Conditions”: As defined in Section 32.5

“Pre-Term Operations Matters”:   (a) The ownership, management, use or operation of the Operating Assets (including, for the avoidance of doubt, the use, operation, management,

possession or occupation of the Leased Property) or any such other business or activity carried on or in relation to the Leased Property or any portion thereof (the matters under this clause (a), collectively, the “Business”) by any one or more of the Operations Parties (Pre-Closing) and any matter arising therefrom, including (i) any legal proceedings or investigations by any governmental authority relating thereto; (ii) violation of Legal Requirements relating thereto; (iii) any violations of permits used or required to be used by any Operations Party in the Business or in connection with the Operating Assets (known or unknown, contingent, or otherwise); (iv) any Taxes owed or payable by any of the ERI Companies, the Golden Companies or Tenant and its Affiliates, as applicable; (v) any litigation, arbitration or other proceeding by any third party (regardless of whether pending or threatened) relating thereto, and (vi) any gross negligence, misconduct, or fraud of any Operations Party in the course of such conduct or operation; (b) any matter arising in connection with any employee or independent contractor of any Operations Party, including with respect to any employment agreement, collective bargaining agreement, compensation plan or benefit plan relating thereto; (c) any lien or encumbrance held by any third party with respect to any Operating Assets; or (d) any liability arising as a result of or in connection with use, operation, management, possession or occupancy of any Leased Property.

“Primary Intended Use”: Gaming and/or pari-mutuel use consistent, with respect to a Facility, with its current use as of the Commencement Date with respect to the Original Facilities (or as of the Fourth Amendment Date with respect to the Rocky Gap Facility), or with prevailing gaming industry use at any time (including such ancillary uses as are consistent with such permitted gaming use and gaming industry use such as restaurants, bars, etc. and also includes existing golf course use at the Mountaineer Facility and Rocky Gap Facility).

“Prime Rate”: On any date, a rate equal to the annual rate on such date publicly announced by JPMorgan Chase Bank, N.A. (provided that if JPMorgan Chase Bank, N.A. ceases to publish such rate, the Prime Rate shall be determined according to the comparable prime rate of another comparable nationally known money center bank reasonably selected by Landlord), to be its prime rate for ninety (90)-day unsecured loans to its corporate borrowers of the highest credit standing, but in no event greater than the maximum rate then permitted under applicable law.

“Prior Months”: As defined in the definition of “CPI Increase.”

“Prohibited Leasehold Agent”: As defined in the definition of “Permitted Leasehold Mortgagee.”

“Prohibited Persons”: As defined in Article XXXIX.

“Promotional Allowances”: As defined in the definition of “Net Revenue.”

“PropCo”: VICI Properties L.P., a Delaware limited partnership.

“PropCo 1”:  VICI Properties 1 LLC, a Delaware limited liability company.

“PropCo TRS”: As defined in Section 1.1.

“Property Documents”: Reciprocal easement and/or operating agreements, easements, covenants, exceptions, conditions and restrictions of any nature in each case affecting the Leased Property or any portion thereof, but excluding, in any event, all Fee Mortgage Documents. Without limitation, Property Documents shall include the items listed on Exhibit I and Schedule 4.

“Property Document Indemnification Matters”:  All liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys;, consultants; and experts’ fees and expenses in respect of which any Person (other than Landlord) is entitled to be indemnified pursuant to the terms of any Property Document (any such Persons, collectively, “Property Document Parties”).

“Property Document Parties”: As defined in the definition of “Property Document Indemnification Matters.”

“Property Specific Guest Data”: Any and all guest data (including without limitation any and all guest or customer profiles of guests at the Facilities, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences, game play and patronage patterns at the Facilities, experiences, results and demographic information, whether or not any of the foregoing constitutes personally identifiable information) to the extent in or under the possession or control of Tenant, an Affiliated manager, or their respective Affiliates, identifying, describing, concerning or generated by prospective, actual or past guests of the Facilities, visitors to the Facilities website and/or customers of the Facilities, including retail locations, restaurants, bars, casino and Gaming facilities, spas and entertainment venues at the Facilities, but excluding, in all cases, (i) guest data that has been integrated into analytics, reports, or other similar forms in connection with any customer loyalty program of Tenant (it being understood that this exception shall not apply to such guest data itself, i.e., in its original form prior to integration into such analytics, reports, or other similar forms in connection with any customer loyalty programs) and (ii) guest data that concerns facilities, other than the Facilities and that does not concern the Facilities.

“Property Specific IP”: All Intellectual Property that is (a) specific to the Facilities, either currently or hereafter, or (b) specific to the Facility and owned by Tenant or any of its Affiliates, including (i) the Intellectual Property as shown on Schedule 3, and (ii) Property Specific Guest Data.

“Proposed Cap Ex Project”: As defined in Section 10.6(c).

“Proposed Cap Ex Project Advance Amount”: As defined in Section 10.6(c).

“Proposed Cap Ex Project Proposal”: As defined in Section 10.6(c).

“Qualified Successor Tenant”: As defined in Section 36.2.

“Qualified Transferee”: A Person that meets all of the following requirements: [***]; (c) such Person is not in the business and does not have Affiliates in the business of leasing properties to gaming operators; (d) such Person and all of its applicable officers, directors and Affiliates (including the officers and directors of its Affiliates), to the extent required under applicable Gaming Regulations or other Legal Requirements, (i) are, at the time of the consummation of the Change of Control or other applicable transaction, licensed and certified by applicable Gaming Authorities and hold all required Gaming Licenses to operate the Facility(ies) in accordance herewith, and (ii) are otherwise found suitable to lease the Leased Property in accordance herewith; (e) such Person is Solvent, and, other than in the case of a Permitted Leasehold Mortgagee, if such Person has a Parent Company, the Parent Company of such Person is Solvent; (f)(i) other than in the case of a Permitted Leasehold Mortgagee Foreclosing Party (x) such Person has sufficient assets so that, after giving effect to such Person’s assumption of Tenant’s obligations hereunder or the applicable assignment, its Total Net Leverage Ratio for the Trailing Test Period is less than [***] on a pro forma basis based on projected earnings and after giving effect to the proposed transaction, or, if such Person has a Parent Company, such Parent Company of such transferee has such sufficient assets, or (y) an entity that has an investment grade credit rating from a Nationally Recognized Rating Agency with respect to such entity’s long term, unsecured debt has provided a Guaranty substantially in the form of the Guaranty, or (ii) in the case of a Permitted Leasehold Mortgagee Foreclosing Party, (x) Tenant has a Total Net Leverage Ratio for the Trailing Test Period of less than [***] on a pro forma basis based on projected earnings and after giving effect to the proposed transaction, or (y) an entity that has an investment grade credit rating from a Nationally Recognized Rating Agency with respect to such entity’s long term, unsecured debt has provided a Guaranty on a form reasonably acceptable to Landlord; (g) such Person has not been the subject of a material governmental or regulatory investigation which resulted in a conviction for criminal activity involving moral turpitude and has not been found liable pursuant to a non-appealable judgment in a civil proceeding for attempting to hinder, delay or defraud creditors; (h) such Person has never been convicted of, or pled guilty or no contest to, a Patriot Act Offense and is not on any Government List; (i) such Person has not been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding during the prior five (5) years from the applicable date of determination; (j) such Person is not, and is not Controlled by, an Embargoed Person or a person that has been found “unsuitable” for any reason or has had any application for a Gaming License withdrawn “with prejudice” by any applicable Gaming Authority; (k) such Person shall not be a Landlord Prohibited Person; and (l) such Person is not associated with a person who has been found “unsuitable”, denied a Gaming License or otherwise precluded from participation in the Gaming industry by any Gaming Authority where such association would reasonably be expected to adversely affect any of Landlord’s or its Affiliates’ Gaming Licenses or Landlord’s or its Affiliates’ then-current standing with any Gaming Authority.

“Qualifying Capital Improvements”: As defined in Section 10.5(a)(i).

“Real Estate Purchase Agreements”: Collectively or individually, as the context may require, the Original Real Estate Purchase Agreement and the RG Real Estate Purchase Agreement.

“Renewal Notice”: As defined in Section 13.10a.

“Renewal Term”: As defined in Section 1.4.

“Rent”: An annual amount payable as provided in Article III, calculated as follows:

(a)For the first (1st) Lease Year, Twenty-Five Million and No/100 Dollars ($25,000,000.00).  On each Escalator Adjustment Date of each Lease Year thereafter during the

Initial Term, the Rent payable for such Lease Year shall be adjusted to be equal to the Rent payable for the immediately preceding Lease Year (as in effect for the last day of such preceding Lease Year), multiplied by the Escalator. In addition, on the Fourth Amendment Date, annual Rent shall increase by Fifteen Million Five Hundred Thousand and No/100 Dollars ($15,500,000.00), which component of Rent shall commence adjusting in accordance with the previous sentence on the second (2nd) Escalator Adjustment Date following the Fourth Amendment Date (i.e., January 1, 2025). In addition, on the Cap Ex Project Incremental Rent Increase Date, Rent as in effect on such date shall increase by Four Million One Hundred Fifty-Two Thousand and No/100 Dollars ($4,152,000.00) (the “Cap Ex Project Incremental Rent Increase”) (it being understood, for the avoidance of doubt, that Rent, inclusive of and as increased by the Cap Ex Project Incremental Rent Increase, shall, on each Escalator Adjustment Date from and after the Cap Ex Project Incremental Rent Increase Date, escalate as provided in this clause (a))

(b)[Intentionally Omitted].

(c)Rent for each Renewal Term shall be calculated as follows:    Rent for the first (1st) Lease Year of such Renewal Term shall be adjusted to be equal to the applicable annual Fair Market Rental Value; provided that (A) in no event will the Rent be less than the Rent in effect as of the last day of the Lease Year immediately preceding the commencement of such Renewal Term (such immediately preceding year, the respective “Preceding Lease Year”), (B) no such adjustment shall cause Rent to be increased by more than ten percent (10%) of the Rent in effect as of the last day of the Preceding Lease Year, and (C) such Fair Market Rental Value shall be determined as provided in Section 34.1.  On each Escalator Adjustment Date during such Renewal Term, the Rent payable for such Lease Year shall be equal to the Rent payable for the immediately preceding Lease Year (as in effect on the last day of such preceding Lease Year), multiplied by the Escalator.

“Rent Reduction Amount”: A proportionate reduction of Rent, which proportionate amount shall be determined by comparing (1) the EBITDAR of the Leased Property for the Trailing Test Period versus (2) the EBITDAR of the Leased Property for the Trailing Test Period calculated to remove the EBITDAR attributable to the portion of the Leased Property affected by a Partial Taking or a partial termination pursuant to Section 7.2(d) or Section 16.2(d) or that is being removed from this Lease pursuant to a Severance Lease.

“Reporting Subsidiary”: Any entity required by GAAP to be consolidated for financial reporting purposes by a Person, regardless of ownership percentage.

“Representatives”: With respect to any Person, such Person’s officers, employees, directors, accountants, attorneys and other consultants, experts or agents of such Person, and actual or prospective arrangers, underwriters, investors or lenders with respect to indebtedness or Equity Interests that may be issued by such Person or such Person’s affiliates, to the extent that any of the foregoing actually receives non-public information hereunder.  In addition, and without limitation of the foregoing, the term “Representatives” shall include, (a) in the case of Landlord, PropCo 1, PropCo, Landlord REIT and any Affiliate thereof, and (b) in the case of Tenant, Guarantor and any Affiliate thereof.

“Required Capital Expenditures”: The applicable Capital Expenditures required to satisfy the Minimum Cap Ex Requirement.

“Required Reporting Period”: (i) As to Tenant, any period of time during the Term during which any of Landlord, PropCo 1, PropCo or Landlord REIT requires any of the information that is required to be delivered to Landlord pursuant to Section 23.1(b)(ii) of this Lease for any filings with, or reports or submissions to, the SEC under either the Securities Act and/or the Exchange Act, and (ii) as to Guarantor, any period of time during the Term during which any of Landlord, PropCo 1, PropCo or Landlord REIT requires any of the information that is required to be delivered to Landlord pursuant to Section 23.1(b)(iii) of this Lease for any filings with, or reports or submissions to, the SEC under either the Securities Act and/or the Exchange Act.

“Restricted Area”: The geographical area that is within a [***] radius of a Facility.

“Restricted Payment”: Dividends (in cash, property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement, repurchase or other acquisition of, any Equity Interests or Equity Rights (other than outstanding securities convertible into Equity Interests) of Tenant, but excluding dividends, payments or distributions paid through the issuance of additional shares of Equity Interests and any redemption, retirement or exchange of any Equity Interest through, or with the proceeds of, the issuance of Equity Interests of Tenant.

“Retail Sales”: As defined in the definition of “Net Revenue.”

“Right to Terminate Notice”: As defined in Section 171(d).

“RG Acquisition Agreements”: Collectively, the RG Equity Purchase Agreement and the RG Real Estate Purchase Agreement.

“RG Equity Purchase Agreement”: That certain Equity Purchase Agreement, dated as of August 24, 2022 by and among Lakes Maryland Development, LLC, a Minnesota limited liability company, Tenant Parent, PropCo, and solely for purposes of Section 9.17 thereof, Golden Entertainment, Inc., a Minnesota corporation.

“RG Ground Lease”:  That certain Amended and Restated Ground Lease by and between the State of Maryland to the use of the Department of Natural Resources and Evitts Resort, LLC dated or intended to be dated as of August 3, 2012, as amended by that certain First Amendment to Amended and Restated Ground Lease, dated July 25, 2023, as the same may be further amended.

“RG Leased Property”: As defined in the Recitals.

“RG Joint Buyers Agreement”: That certain Joint Buyers Agreement, dated as of August 24, 2022 by and between PropCo and Tenant Parent.

“RG Operations Parties”: Collectively, RG Tenant, Tenant Parent, the Golden Companies and any of their respective Affiliates, successors or assigns (each individually, an “RG Operations Party”) (the foregoing, (i) exclusive of Tenant, Tenant Parent and their Affiliates, and

(ii) with respect to the Golden Companies and their respective Affiliates, for the period ending upon the consummation of the Company Interests Sale (as defined in the RG Equity Purchase Agreement), collectively, the “RG Operations Parties (Pre-Closing)”, and each individually, an “RG Operations Party (Pre-Closing)”).

“RG Real Estate Purchase Agreement”: That certain Real Estate Purchase Agreement, dated as of August 24, 2022, by and between RG Tenant, as seller and PropCo, as buyer.

“RG Tenant”: As defined in the Recitals.

“Rocky Gap Facility”: The Facility relating to the individual Leased Property commonly known as Rocky Gap Casino Resort, Flintstone, Maryland, as set forth on Exhibit A.

“SEC”: The United States Securities and Exchange Commission.

“Second Amendment”: As defined in the Recitals.

“Section 32.5 Damages Exclusion”: As defined in Section 32.5

“Section 34.2 Dispute”: As defined in Section 32.5.

“Securities Act”: The Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Severance Lease”:  A separate lease with respect to a Facility, created when Landlord transfers the Leased Property with respect to a specific Facility (or Facilities), which lease shall comply with the requirements set forth in Article XVIII hereof.

“Software”: As they exist anywhere in the world, any computer software, firmware, microcode, operating system, embedded application, or other program, including all source code, object code, specifications, databases, designs and documentation related to such programs.

“Solvent”: With respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person, on a going-concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts (including contingent liabilities) as they become absolute and matured, (c) such Person has not incurred, and does not intend to, and does not believe that it will, incur, debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Accounting Standards Codification No. 450).

“Specified Permitted Leasehold Mortgage Default”: Any event or occurrence under a Permitted Leasehold Mortgage Document or Material Indebtedness that enables or permits the lenders or holders (or the agent, trustee or similar representative of such lenders or holders (“Agent”)) to accelerate the maturity of the indebtedness outstanding under a Permitted Leasehold Mortgage Document or Material Indebtedness.

“Specified Sublease”: Any Sublease (i) affecting any portion of the Leased Property, and (ii) in effect on (a) the Commencement Date with respect to the Original Facilities, or (b) the Fourth Amendment Date with respect to the Rocky Gap Facility.  A list of all Specified Subleases is annexed as Schedule 2hereto.

“Stated Expiration Date”: As defined in Section1.3.

“Sublease”: Any sublease, sub-sublease, license, management agreement to operate (but not occupy as a tenant) a particular space at a Facility, or other similar agreement in respect of use or occupancy of any portion of the Leased Property.

“Subsidiary”: As to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time of determination owned by such Person and/or one or more Subsidiaries of such Person, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a fifty percent (50%) Equity Interest at the time of determination.

“Subsurface Resources”:  Minerals, oil, gas and other subsurface resources.

“Subtenant”: The tenant under any Sublease.

“Successor Assets”: As defined in Section 36.1.

“Successor Assets FMV”: As defined in Section 36.1.

“Successor Tenant”: As defined in Section36.1.

“Successor Tenant Rent”: As defined in Section 36.2.

“Surviving Leased Property”: As defined in Section 16.2(d).

“Taking”: Any taking of all or any part of the Leased Property and/or the Leasehold Estate or any part thereof, in or by Condemnation, including by reason of the temporary requisition of the use or occupancy of all or any part of the Leased Property by any governmental authority, civil or military.

“Tenant”: As defined in the preamble.

“Tenant Capital Improvement”: A Capital Improvement other than a Material Capital Improvement funded by Landlord pursuant to a Landlord MCI Financing.  The term “Tenant Capital Improvement” shall not include Capital Improvements conveyed by Tenant to Landlord.

“Tenant Competitor”: As of any date of determination, any Person (other than Tenant and its Affiliates) that is engaged, or is an Affiliate of a Person that is engaged, in the ownership or operation of a Gaming business (other than a Gaming business owned or operated by Tenant or its Affiliates) within the Restricted Area; provided, that, for purposes of the foregoing, (i) ownership of the real estate and improvements where a Gaming business is conducted, without ownership of the Gaming business itself, shall not be deemed to constitute the ownership of a Gaming business, (ii) a Person with an investment representing direct or indirect equity ownership of thirty percent (30%) or less in a Tenant Competitor shall not be a Tenant Competitor, (iii) [***], and (iv) any Person that has elected to be treated as a real estate investment trust (and any Subsidiaries of any such Person) shall not be a Tenant Competitor, even if such Person is an Affiliate of a Person that is engaged in the ownership or operation of a Gaming business.

“Tenant Competitor Event”: As defined in Section 18.2.

“Tenant Event of Default”: As defined in Section 16.1.

“Tenant Material Capital Improvement”: As defined in Section10.4(e).

“Tenant Parent”: Century Casinos, Inc., a Delaware corporation.

“Tenant Parent COC”: As defined in Section 22.2(iii).

“Tenant Party”: As defined in clause (a) of the definition of “Licensing Event.”

“Tenant’s Initial Financing”: The Goldman Financing (as defined below) under the following background.  At the time of the Original Lease, financing was provided by Macquarie Capital Funding LLC (“Macquarie”) as swingline lender, administrative agent, and collateral agent (on behalf of the named lenders thereunder) under that certain Credit Agreement, dated as of December 6, 2019, among Century Casinos, Inc., a Delaware corporation and its subsidiary Guarantors party thereto from time to time (the “Original Financing”).  The Original Financing has been refinanced and replaced, in its entirety, by that certain Credit Agreement dated April 1, 2022 among Guarantor, the subsidiaries of Guarantor party thereto from time to time; the Lenders (as defined therein) from time to time party thereto; the L/C Lenders (as defined therein) party thereto, and Goldman Sachs Bank USA, as administrative agent, and collateral agent, and Goldman Sachs Bank USA and BOFA Securities, Inc. as joint lead arrangers and joint bookrunners (the “Goldman Financing”).

“Tenant’s MCI Intent Notice”: As defined in Section 10.4(a).

“Tenant’s Property”: With respect to the Facilities, all assets including Property Specific IP and other personal property (including all Gaming equipment), licenses, permits,

subleases, concessions and contracts (in all cases other than and excluding the Leased Property and property owned by a third party), located at any of the Facilities or that are primarily related to or used or held in connection with the operation of the business conducted on or about any of the Facilities or any portion or component thereof, together with all replacements, modifications, additions, alterations and substitutes therefor.

“Term”: As defined in Section 1.3.

“Terminated Leased Property”: As defined in Section 16.2(d).

“Test Period”: With respect to any Person, for any date of determination, the period of the four (4) most recently ended consecutive fiscal quarters of such Person.

“Third Amendment”: As defined in the Recitals.

“Third‑Party MCI Financing”: As defined in Section10.4(c).

“Total Net Leverage Ratio”: With respect to any Person and its Subsidiaries on a consolidated basis, on any date, the ratio of (i) (a) the aggregate principal amount of (without duplication) all indebtedness consisting of Capital Lease Obligations, indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit (but excluding contingent obligations under outstanding letters of credit) and other purchase money indebtedness and guarantees of any of the foregoing obligations, of such Person and its Subsidiaries determined on a consolidated basis on such date in accordance with GAAP less (b) the aggregate amount of all cash or cash equivalents of such Person and its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of such Person and its Subsidiaries to (ii) EBITDA of such Person.

“Trailing Test Period”: For any date of determination, the period of the four (4) most recently ended consecutive calendar quarters prior to such date of determination for which Financial Statements are available.

“Transition Period”: As defined in Section 36.1

“Triennial Test Period”: With respect to any Person, for any applicable date of determination, the period of the twelve (12) most recently ended consecutive Fiscal Quarters of such Person for which Financial Statements are available.

“Unavoidable Delay”: Delays (other than a delay in payment of Rent and Additional Charges or any other payment) due to strikes, lockouts, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the reasonable control of the Party responsible for performing an obligation hereunder; provided, that lack of funds shall not be deemed a cause beyond the reasonable control of a Party.

“Unsuitable for Its Primary Intended Use”: A state or condition of the Leased Property such that by reason of a Partial Taking, the Leased Property cannot, following restoration thereof (to the extent commercially practical), be operated on a commercially practicable basis for the Primary Intended Use, taking into account, among other relevant economic factors, the amount of square footage and the estimated revenue affected by such Partial Taking.

“Work”: Any and all work in the nature of construction, restoration, alteration, modification, addition, improvement or demolition in connection with the performance of any Alterations and/or any Capital Improvements.

Article III

RENT

3.1Rent

(a)Generally.  During the Term, Tenant will pay to Landlord the Rent and Additional Charges in lawful money of the United States of America and legal tender for the payment of public and private debts, in the manner provided in Section 3.4.

(b)Payment of Rent.  On the Commencement Date, Tenant shall pay a prorated portion of the first monthly installment of Rent for the period from the Commencement Date until the last day of the calendar month in which the Commencement Date occurs, based on the number of days during such period.  Thereafter Rent shall be payable by Tenant in consecutive monthly installments equal to one-twelfth (1/12th) of the Rent amount for the applicable Lease Year on the first (1st) day of each calendar month (or the immediately succeeding Business Day if the first (1st) day of the month is not a Business Day), in advance for such calendar month, during that Lease Year.  Notwithstanding anything to the contrary in the foregoing sentence, (i) on the Fourth Amendment Date a prorated portion of Rent in an amount equal to Two Hundred Ninety-One Thousand Six Hundred Sixty-Six and 67/100 Dollars ($291,666,67)  shall be paid by Tenant for the period from the Fourth Amendment Date until the last day of the calendar month in which the Fourth Amendment Date occurs, and (ii) subject to Section 3.1(c) below, on the Cap Ex Project Incremental Rent Increase Date a prorated portion of Rent (i.e., Four Million One Hundred Fifty-Two Thousand and No/100 Dollars ($4,152,000.00) divided by twelve (12), divided by the number of the days in the applicable month, multiplied by the amount of days remaining in such month) shall be paid by Tenant for the period from the Cap Ex Project Incremental Rent Increase Date until the last day of the calendar month in which the Cap Ex Project Incremental Rent Increase Date occurs.

(c)[***].

(d)Proration for Partial Lease Year.  Unless otherwise agreed by the Parties in writing, Rent and Additional Charges shall be prorated on a per diem basis as to any Lease Year containing less than twelve (12) calendar months, and with respect to any installment thereof due for any partial months at the beginning and end of the Term.

3.2Intentionally Omitted

3.3Late Payment of Rent or Additional Charges

Tenant hereby acknowledges that the late payment of any Rent or Additional Charges will cause Landlord to incur costs not contemplated hereunder, the exact amount of which is presently anticipated to be extremely difficult to ascertain.  Accordingly, if any installment of Rent or Additional Charges (other than Additional Charges payable to a Person other than Landlord) shall not be paid within four (4) days after its due date, Tenant shall pay to Landlord on demand a late charge equal to the lesser of (a) five percent (5%) of the amount of such installment or Additional Charges and (b) the maximum amount permitted by law.  The Parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant.  The Parties further agree that any such late charge constitutes Rent, and not interest, and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant.  If any installment of Rent (or Additional Charges (other than Additional Charges payable to a Person other than Landlord) shall not be paid within nine (9) days after its due date, the amount unpaid, including any late charges previously accrued and unpaid, shall bear interest at the Overdue Rate (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, whether or not a claim for such interest is allowed or allowable in such proceeding), and Tenant shall pay such interest to Landlord on demand.  The payment of such late charge or such interest shall not constitute a waiver of, nor excuse or cure, any default under this Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord.  No failure by Landlord to insist upon strict performance by Tenant of Tenant’s obligation to pay late charges and interest on sums overdue shall constitute a waiver by Landlord of its right to enforce the provisions, terms and conditions of this Section 3.3.  No payment by Tenant nor receipt by Landlord of a lesser amount than may be required to be paid hereunder shall be deemed to be other than on account of any such payment, nor shall any endorsement or statement on any check or any letter accompanying any check tendered as payment be deemed an accord and satisfaction and Landlord, in its sole discretion, may accept such check or payment without prejudice to Landlord’s right to recover the balance of such payment due or pursue any other right or remedy in this Lease provided.

3.4Method of Payment of Rent.  Rent and Additional Charges to be paid to Landlord shall be paid by electronic funds transfer debit transactions through wire transfer, ACH or direct deposit of immediately available federal funds and shall be initiated by Tenant for settlement on or before the applicable Payment Date in each case (or, in respect of Additional Charges, as applicable, such other date as may be applicable hereunder); provided, however, if the Payment Date is not a Business Day, then settlement shall be made the next succeeding day which is a Business Day.  Landlord shall provide Tenant with appropriate wire transfer, ACH and direct deposit information in a Notice from Landlord to Tenant.  If Landlord directs, by written request, Tenant to pay any Rent or any Additional Charges to any party other than Landlord, Tenant shall send to Landlord, simultaneously with such payment, a copy of the transmittal letter or invoice and a check whereby such payment is made or such other evidence of payment as Landlord may reasonably require.

3.5Net Lease.  Landlord and Tenant acknowledge and agree that (i) this Lease is and is intended to be what is commonly referred to as a “net, net, net” or “triple net” lease, and (ii) the

Rent and Additional Charges shall be paid absolutely net to Landlord, without abatement, deferment, reduction, defense, counterclaim, claim, demand, notice, deduction or offset of any kind whatsoever, so that this Lease shall yield to Landlord the full amount or benefit of the installments of Rent and Additional Charges throughout the Term, all as more fully set forth in Article Vand except and solely to the extent expressly provided in Article XIV (in connection with a Casualty Event), and in Article XV (in connection with a Condemnation).  If Landlord commences any proceedings for non-payment of Rent, Tenant will not interpose any defense, offset, claim, counterclaim or cross complaint or similar pleading of any nature or description in such proceedings unless Tenant would lose or waive such claim by the failure to assert it.  This shall not, however, be construed as a waiver of Tenant’s right to assert such claims in a separate action brought by Tenant.  The covenants to pay Rent and Additional Charges hereunder are independent covenants, and Tenant shall have no right to hold back, deduct, defer, reduce, offset or fail to pay any such amounts for default by Landlord or for any other reason whatsoever, except solely as and to the extent provided in Section 3.1and this Section 3.5.

Article IV

ADDITIONAL CHARGES

4.1Impositions.

(a)Subject to Section 4.1(b) and Article XII relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions as and when due and payable (without obligation to pay in advance to obtain a discount or reduction in such amount) during the Term to the applicable taxing authority or other party imposing the same, and in all events before any fine, penalty, premium or interest may be added for non-payment.  Subject to Section 4.1(b), (i) Tenant shall make such payments directly to the taxing authorities where feasible, and on a quarterly basis furnish to Landlord a summary of such payments, together, upon the request of Landlord, with copies of official receipts or other reasonably satisfactory proof evidencing such payments, and (ii) if Tenant is not permitted to, or it is otherwise not feasible for Tenant to, make such payments directly to the taxing authorities or other applicable party, then Tenant shall notify Landlord thereof and Tenant shall make such payments to Landlord at least ten (10) Business Days prior to such payments becoming due and payable, and Landlord shall make such payments to the taxing authorities or other applicable party prior the date that such payments are due and payable.  Landlord shall deliver to Tenant any bills received by Landlord for Impositions, promptly following Landlord’s receipt thereof.  To the extent applicable, Tenant’s obligation to pay Impositions shall be absolutely fixed upon the date such Impositions become a lien upon the Leased Property to the extent payable during the Term or any part thereof, subject to Article XII.  Notwithstanding anything in the first sentence of this Section 4.1 to the contrary, if any Imposition may, at the option of the taxpayer, lawfully be paid in installments, whether or not interest shall accrue on the unpaid balance of such Imposition, Tenant may pay the same, and any accrued interest on the unpaid balance of such Imposition, in installments before the same respectively become delinquent and before any fine, penalty, premium or further interest may be added thereto.

(b)Landlord or Landlord REIT shall prepare and file all tax returns and reports as may be required by Legal Requirements with respect to Landlord’s net income, gross receipts, franchise taxes and taxes on its capital stock and any other returns required to be filed by or in the name of Landlord (the “Landlord Tax Returns”), and Tenant or Tenant’s applicable direct or indirect parent shall prepare and file all other tax returns and reports as may be required by Legal Requirements with respect to or relating to the Leased Property (including all Capital Improvements) and Tenant’s Property.  If any property covered by this Lease is classified as personal property for tax purposes, Tenant shall file all required personal property tax returns in such jurisdictions where it is required to file pursuant to applicable Legal Requirements and provide copies to Landlord upon request.  Any refund due from any taxing authority in respect of any Imposition paid by or on behalf of Tenant shall be paid over to or retained by Tenant, and any refund due from any taxing authority in respect of any Imposition paid by or on behalf of Landlord, if any, shall be paid over to or retained by Landlord.  Billings for reimbursement by Tenant to Landlord of personal property or real property taxes and any taxes due under the Landlord Tax Returns, if and to the extent Tenant is responsible for such taxes under the terms of this Section 4.1(subject to Article XXI), shall be accompanied by copies of a bill therefor and payments thereof which identify in reasonable detail the personal property or real property or other tax obligations of Landlord with respect to which such payments are made.

(c)Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the Party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required tax returns and reports.  If any property covered by this Lease is classified as personal property for tax purposes, Tenant shall file all personal property tax returns in such jurisdictions where it must legally so file.  Landlord, to the extent it possesses the same, and Tenant, to the extent it possesses the same, shall provide the other Party, upon request, with cost and depreciation records necessary for filing returns for any property classified as personal property.  Where Landlord is legally required to file personal property tax returns, Landlord shall provide Tenant with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Tenant to file a protest.

(d)Impositions imposed or assessed in respect of the tax-fiscal period during which the Expiration Date occurs shall be adjusted and prorated between Landlord and Tenant; provided, that Tenant’s obligation to pay its prorated share of Impositions imposed or assessed before the Expiration Date in respect of a tax-fiscal period during the Term shall survive the Expiration Date (and its right to contest the same pursuant to Article XXII shall survive the Stated Expiration Date).  Landlord will not voluntarily enter into agreements that will result in, or consent to the imposition of, additional Impositions (not otherwise constituting Impositions hereunder) without Tenant’s consent, which shall not be unreasonably withheld, conditioned or delayed; provided, in each case, Tenant is given reasonable opportunity to participate in the process leading to such agreement.  Impositions imposed or assessed in respect of any tax-fiscal period occurring (in whole or in part) prior to (i) the Commencement Date with respect to the Original Facilities and (ii) the Fourth Amendment Date with respect to the Rocky Gap Facility, if any, shall be Tenant’s obligation to pay or cause to be paid.

4.2Utilities and Other Matters.  Tenant shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in the Leased Property.  Tenant shall also pay or reimburse Landlord for all costs and expenses of any kind whatsoever which at any time with respect to the Term hereof may be imposed against Landlord by reason of any Property Documents, or with respect to easements, licenses or other rights over, across or with respect to any adjacent or other property which benefits the Leased Property or any Capital Improvement, including any and all costs and expenses associated with any utility, drainage and parking easements relating to the Leased Property (but excluding, for the avoidance of doubt, any costs and expenses under any Fee Mortgage Documents).  Tenant shall undertake reasonable measures to avoid waste of electricity, power, gas, oil, water, and other utilities used in the Leased Property and agrees to furnish to Landlord upon Landlord’s request such information concerning such undertakings as may be reasonably requested by Landlord.  Tenant shall comply with and participate in reasonable Landlord initiatives for metering or otherwise measuring the use of utilities and services, including, without limitation, Landlord initiatives requiring the disclosure or reporting of the use of any utilities or services.  Tenant shall also reasonably cooperate and endeavor to comply with, participate in, and assist in the implementation of (and to take no action that is inconsistent with, or which would result in Landlord or the Leased Property failing to comply with the requirements of) any conservation, sustainability, recycling, energy efficiency, and waste reduction programs, environmental protection efforts and/or other programs that Landlord may wish to be implemented from time to time at the Leased Property by Landlord, including, without limitation, any reporting, disclosure, rating or compliance system or program (including, but not limited to any LEED (Leadership in Energy and Environmental Design rating or compliance system, including those currently coordinated through the U.S. Green Building Council). Tenant acknowledges that Landlord may develop rules and regulations covering environmental sustainability practices related to Capital Improvements, interior design, operations, and maintenance activities (“Landlord Sustainability Rules and Regulations”), including, energy efficiency and waste management, and Tenant shall endeavor to adhere to any Landlord Sustainability Rules and Regulations and the provisions of this section.

4.3Compliance Certificate.  Landlord shall deliver to Tenant, promptly following Landlord’s receipt thereof, any bills received by Landlord for items required to be paid by Tenant hereunder, including, without limitation, Impositions, utilities and insurance.  Promptly upon the request of Landlord (unless a Tenant Event of Default is then continuing, not more frequently than once in any Fiscal Quarter), Tenant shall furnish to Landlord a certification stating that all or a specified portion of Impositions, utilities, insurance premiums or, to the extent specified by Landlord, any other amounts payable by Tenant hereunder that have, in each case, come due prior to the date of such certification have been paid (or that such payments are being contested in good faith by Tenant in accordance herewith) and specifying the portion of the Leased Property to which such payments relate.

4.4Impound Account.  At Landlord’s option following the occurrence and during the continuation of a Tenant Event of Default (to be exercised by thirty (30) days’ written notice to Tenant), Tenant shall be required to deposit, at the time of any payment of Rent, an amount equal to one-twelfth (1/12th) of the sum of (i) Tenant’s estimated annual real and personal property taxes required pursuant to Section 4.1 hereof (as reasonably determined by Landlord), and (ii) Tenant’s estimated annual maintenance expenses and insurance premium costs pursuant to Articles IX and XIII hereof (as reasonably determined by Landlord).  Such amounts shall be applied to the payment of the obligations in respect of which said amounts were deposited, on or before the respective dates on which the same or any of them would become due.  The reasonable cost of administering such impound account shall be paid by Tenant.  Nothing in this Section 4.4shall be deemed to affect any other right or remedy of Landlord hereunder.

Article V

NO TERMINATION, ABATEMENT, ETC.

5.1No Termination, Abatement, etc.  Except as otherwise specifically provided in this Lease, Tenant shall remain bound by this Lease in accordance with its terms and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent.  The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by termination of this Lease as to all or any portion of the Leased Property other than by reason of a Tenant Event of Default.  Without limitation of the preceding sentence, the respective obligations of Landlord and Tenant shall not be affected by reason of (i) except as expressly set forth in Articles XIV and XV, any damage to or destruction of the Leased Property, including any Capital Improvement or any portion thereof from whatever cause, or any Condemnation of the Leased Property, including any Capital Improvement or any portion thereof or, discontinuance of any service or utility servicing the same; (ii) the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of the Leased Property, including any Capital Improvement or any portion thereof or the interference with such use by any Person or by reason of eviction by paramount title; (iii) any claim that Tenant has or might have against Landlord by reason of any default or breach of any warranty by Landlord hereunder or under any other agreement between Landlord and Tenant or to which Landlord and Tenant are parties; (iv) any bankruptcy, insolvency, reorganization, consolidation, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord; or (v) for any other cause, whether similar or dissimilar to any of the foregoing.  Tenant hereby specifically waives all rights arising from any occurrence whatsoever which may now or hereafter be conferred upon it by law (a) to modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof, or (b) which may entitle Tenant to any abatement, deduction, reduction, suspension or deferment of or defense, counterclaim, claim or set-off against the Rent or other sums payable by Tenant hereunder, except in each case as may be otherwise specifically provided in this Lease.  Notwithstanding the foregoing, nothing in this Article V shall preclude Tenant from bringing a separate action against Landlord for any matter described in the foregoing clauses (ii),  (iii) or (v) and Tenant is not waiving other rights and remedies not expressly waived herein.  Tenant’s agreement that, except as may be otherwise specifically provided in this Lease, any eviction by paramount title as described in clause (ii) above shall not affect Tenant’s obligations under this Lease, shall not in any way discharge or diminish any obligation of any insurer under any policy of title or other insurance, and, to the extent the recovery thereof is not necessary to compensate Landlord for any damages incurred by any such eviction, Tenant shall be entitled to a credit for any sums recovered by Landlord under any such policy of title or other insurance in respect of any such eviction up to the maximum amount paid by Tenant to Landlord under this Article V and Article XIV hereof in respect of any such eviction or the duration thereof, and Landlord, upon request by Tenant, shall assign Landlord’s rights under such policies to Tenant provided such assignment does not adversely affect Landlord’s rights under any such policy and provided further, that Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such assignment except to the extent such liability, cost or expense arises from the gross negligence or willful misconduct of Landlord.

Article VI

OWNERSHIP OF REAL AND PERSONAL PROPERTY

6.1Ownership of the Leased Property

(a)Landlord and Tenant acknowledge and agree that they have executed and delivered this Lease with the understanding that (i) the Leased Property is the property of Landlord, (ii) Tenant has only the right to the possession and use of the Leased Property upon the terms and conditions of this Lease, (iii) this Lease is a “true lease,” is not a financing lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease, (iv) the business relationship created by this Lease and any related documents is and at all times shall remain that of landlord and tenant, (v) this Lease has been entered into by each Party in reliance upon the mutual covenants, conditions and agreements contained herein, and (vi) none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership between Landlord and Tenant, to make them joint venturers, to make Tenant an agent, legal representative, partner, subsidiary or employee of Landlord, or to make Landlord in any way responsible for the debts, obligations or losses of Tenant.

(b)Each of the Parties covenants and agrees, subject to Section 6.1(d), not to (i) file any income tax return or other associated documents, (ii) file any other document with or submit any document to any governmental body or authority, or (iii) enter into any written contractual arrangement with any Person, in each case that takes a position other than that this Lease is a “true lease” with Landlord as owner of the Leased Property (except as expressly set forth below) and Tenant as the tenant of the Leased Property.  For U.S. federal, state and local income tax purposes, Landlord and Tenant agree that (x) Landlord shall be treated as the owner of the Leased Property eligible to claim depreciation deductions under Sections 167 or 168 of the Code with respect to all Leased Property excluding the Leased Property described in clause (y) below, and (y) Tenant shall be treated as owner of, and eligible to claim depreciation deductions under Sections 167 or 168 of the Code with respect to, all Tenant Capital Improvements (including, for avoidance of doubt and for purposes of this sentence, Tenant Material Capital Improvements) and Material Capital Improvements funded by Landlord pursuant to a Landlord MCI Financing that is treated as a loan for such income tax purposes other than any portion of any Tenant Capital Improvement or Material Capital Improvement that is funded with Cap Ex Project Advances (it being understood and agreed that Landlord shall be treated as the owner of the portion of such Tenant Capital Improvement or Material Capital Improvement that is proportionate to the amount of the Cap Ex Project Advances that are used to fund the construction of such Tenant Capital Improvement or Material Capital Improvement as compared to the total cost of construction of such Tenant Capital Improvement or Material Capital Improvement, and shall be eligible to claim depreciation deductions under Sections 167 or 168 of the Code with respect thereto).

(c)If, notwithstanding (i) the form and substance of this Lease, (ii) the intent of the Parties, and (iii) the language contained herein providing that this Lease shall at all times be construed, interpreted and applied to create an indivisible lease of all of the Leased Property, any court of competent jurisdiction finds that this Lease is a financing arrangement, this Lease shall be considered a secured financing agreement and Landlord’s title to the Leased Property shall constitute a perfected first priority lien in Landlord’s favor on the Leased Property to secure the payment and performance of all the obligations of Tenant hereunder (and to that end, Tenant hereby grants, assigns and transfers to Landlord a security interest in all right, title or interest in or to any and all of the Leased Property, as security for the prompt and complete payment and performance when due of Tenant’s obligations hereunder).  Tenant (and each Permitted Leasehold Mortgagee) authorizes Landlord, at the expense of Tenant, to make any filings or take other actions as Landlord reasonably determines are necessary or advisable in order to effect fully this Lease or to more fully perfect or renew the rights of Landlord, and to subordinate to Landlord the lien of any Permitted Leasehold Mortgagee, with respect to the Leased Property (it being understood that nothing in this Section 6.1(c) shall affect the rights of a Permitted Leasehold Mortgagee under Article XVII hereof).  At any time and from time to time upon the request of Landlord, and at the expense of Tenant, Tenant shall promptly execute, acknowledge and deliver such further documents and do such other acts as Landlord may reasonably request in order to effect fully this Lease or to more fully perfect or renew the rights of Landlord with respect to the Leased Property.  Upon the exercise by the Landlord of any power, right, privilege or remedy pursuant to this Lease which requires any consent, approval, recording, qualification or authorization of any governmental authority, Tenant will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that Landlord may be required to obtain from Tenant for such consent, approval, recording, qualification or authorization.

(d)Notwithstanding the foregoing, the Parties acknowledge that, as of the Commencement Date, for GAAP purposes this Lease may not be classified as an “operating lease” and that the Parties will prepare Financial Statements consistent with GAAP (and for purposes of any SEC or other similar governmental filing purposes), as applicable.

(e)Landlord and Tenant acknowledge and agree that the Rent is the fair market rent for the use of the Leased Property and was agreed to by Landlord and Tenant on that basis, and the execution and delivery of, and the performance by Tenant of its obligations under, this Lease does not constitute a transfer of all or any part of the Leased Property, but rather the creation of the Leasehold Estate subject to the terms and conditions of this Lease.

(f)Tenant waives any claim or defense based upon the characterization of this Lease as anything other than a true lease of the Leased Property.  Tenant stipulates and agrees (1) not to challenge the validity, enforceability or characterization of this Lease of the Leased Property as a true lease, and (2) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in Section 1.2,  Section 3.5 or this Section 6.1.  The expressions of intent, the waivers, the representations and warranties, the covenants, the agreements and the stipulations set forth in this Section 6.1 are a material inducement to Landlord entering into this Lease.

6.2Ownership of Tenant’s Property.  Tenant shall, during the entire Term, (a) own (or lease) and maintain on the Leased Property adequate and sufficient Tenant’s Property, and (b) maintain all of such Tenant’s Property in good order, condition and repair, in all cases as shall be necessary and appropriate in order to operate the Leased Property for the Primary Intended Use in material compliance with all applicable licensure and certification requirements and in material compliance with all applicable Legal Requirements, Insurance Requirements and Gaming

Regulations.  If any of Tenant’s Property requires replacement in order to comply with the foregoing, Tenant shall replace it with similar property of the same or better quality at Tenant’s sole cost and expense.  Subject to the foregoing and the other express terms and conditions of this Lease, Tenant may sell, transfer, convey or otherwise dispose of Tenant’s Property (other than Gaming Licenses) in its discretion in the ordinary course of its business and Landlord shall have no rights to such sold, transferred, conveyed or otherwise disposed of Tenant’s Property.  In the case of any such Tenant’s Property that is leased (rather than owned) by Tenant, Tenant shall use commercially reasonable efforts to ensure that any agreements entered into after (i) the Commencement Date with respect to the Original Facilities and (ii) the Fourth Amendment Date with respect to the Rocky Gap Facility,  pursuant to which Tenant leases such Tenant’s Property are assignable to third parties in connection with any transfer by Tenant to a replacement lessee or operator at the expiration or earlier termination of the Term.  To the extent not transferred to Successor Tenant pursuant to Article XXXVI hereof (but without limitation of Section 9.4 hereof), Tenant shall remove all of Tenant’s Property from the Leased Property at the end of the Term (or the Transition Period, as applicable), provided such removal shall not result in damage to, or materially impair the value of, the Leased Property or any components thereof.  Any tangible Tenant’s Property left on the Leased Property at the end of the Term (or the Transition Period, as applicable) whose ownership was not transferred to a Permitted Leasehold Mortgagee or its designee or assignee that entered into or succeeded to a New Lease pursuant to the terms hereof or to Successor Tenant pursuant to Article XXXVI hereof shall be deemed abandoned by Tenant and shall become the property of Landlord.  Notwithstanding anything in the foregoing to the contrary, any transfer, conveyance or other disposition by Tenant (including any replacements in accordance herewith) of any Gaming equipment will be subject to the approval, to the extent required, of any applicable Gaming Authority.

Article VII

PRESENT CONDITION & PERMITTED USE

7.1Condition of the Leased Property.  Tenant acknowledges receipt and delivery of possession of the Leased Property and confirms that Tenant has examined and otherwise has knowledge of the condition, nature, and usability of the Leased Property as of the Commencement Date (with respect to the Original Leased Property) and as of the Fourth Amendment Date (with respect to the RG Leased Property), and has found the same to be in good order and repair and satisfactory for its purposes hereunder.  Without limitation of the foregoing and regardless of any examination or inspection made by Tenant, and whether or not any patent or latent defect or condition was revealed or discovered thereby, Tenant is leasing the Leased Property in “as is, where is” condition and “with all faults,” without representation or warranty, express or implied, in fact or by law, oral or written, by Landlord, including the value, condition, merchantability, habitability, marketability, profitability, suitability or fitness for a particular purpose or use.  Without limitation of the foregoing, Tenant waives any claim or action against Landlord in respect of the condition of the Leased Property including any deficiencies, defects or adverse conditions not discovered or otherwise known by Tenant as of the Commencement Date (with respect to the Original Leased Property) and as of the Fourth Amendment Date (with respect to the RG Leased Property).  LANDLORD MAKES NO WARRANTY OR REPRESENTATION OF ANY KIND, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, INCLUDING AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR

ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE STATUS OF TITLE TO THE LEASED PROPERTY OR THE PHYSICAL CONDITION OR STATE OF REPAIR THEREOF, OR THE ZONING OR OTHER LAWS, ORDINANCES, BUILDING CODES, REGULATIONS, RULES AND ORDERS APPLICABLE THERETO OR TO ANY CAPITAL IMPROVEMENTS WHICH MAY BE NOW OR HEREAFTER CONTEMPLATED, THE IMPOSITIONS LEVIED IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, OR THE USE THAT MAY BE MADE OF THE LEASED PROPERTY OR ANY PART THEREOF, THE INCOME TO BE DERIVED FROM THE FACILITIES OR THE EXPENSE OF OPERATING THE SAME, OR THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, IT BEING AGREED THAT ALL SUCH RISKS, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT, INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY ENVIRONMENTAL REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS.

7.2Use of the Leased Property

(a)Tenant shall (i) use (or cause to be used) each Facility, including the Leased Property thereof for the Primary Intended Use, and (ii) not use (or permit to be used) any Facility, including the Leased Property or any portion thereof, including any Capital Improvement, for any use other than the Primary Intended Use, without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion.  Landlord acknowledges that ownership of the Leased Property for Tenant’s Primary Intended Use generally requires a Gaming License under applicable Gaming Regulations and that without such a license, if applicable, neither Landlord nor Landlord REIT may own the Leased Property.  Tenant acknowledges that operation of a Facility for its Primary Intended Use generally requires a Gaming License under applicable Gaming Regulations and that without such a license, Tenant may not operate, control or participate in the conduct of the Gaming operations at such Facility.

(b)Tenant shall not commit or suffer to be committed any waste with respect to any Facility, including on or to the Leased Property (and, without limitation, to the Capital Improvements) or cause or permit any nuisance thereon or, except as required by law, take or suffer any action or condition that will diminish the ability of the Leased Property to be used as a Gaming Facility (or otherwise for the Primary Intended Use) after the Expiration Date.

(c)Tenant shall not, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed (unless the action for which consent is sought could adversely affect the use or utility of the Leased Property for the Primary Intended Use or the value of the Leased Property, in which event, Landlord may withhold its consent in its sole and absolute discretion) (i) initiate or support any limiting change in the permitted uses of the Leased Property (or to the extent applicable, limiting zoning reclassification of the Leased Property); (ii) seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to the Leased Property or the use of the Leased Property; (iii) execute or file any subdivision plat or condominium declaration affecting the Leased Property or any portion thereof, or institute, or permit the institution of, proceedings to alter any tax lot comprising the Leased Property or any portion thereof; or (iv) knowingly permit or suffer the Leased Property or any portion thereof to be used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement (provided that the proscription in this clause (iv) is not intended to and shall not restrict Tenant in any way from complying with any obligation it may have under applicable Legal Requirements, including, without limitation, Gaming Regulations, to afford to the public access to the Leased Property or any portion thereof).  Without limiting the foregoing, (1) Tenant will not impose or permit the imposition of any restrictive covenants, easements or other encumbrances upon the Leased Property without Landlord’s consent, which shall not be unreasonably withheld, conditioned or delayed, (unless the action for which consent is sought could adversely affect the use or utility of the Leased Property for the Primary Intended Use or the value of the Leased Property, in which event, Landlord may withhold its consent in its sole and absolute discretion), provided,  that, Landlord is given reasonable opportunity to participate in the process leading to such agreement, and (2) other than any liens or other encumbrances granted to a Fee Mortgagee, Landlord will not enter into, amend or otherwise modify agreements that encumber the Leased Property (including any Property Documents) without Tenant’s consent, which shall not be unreasonably withheld, conditioned or delayed, provided,  that, Tenant is given reasonable opportunity to participate in the process leading to such agreement, amendment or other modification.  Landlord agrees it will not withhold consent to utility easements and other similar encumbrances made in the ordinary course of Tenant’s business conducted on the Leased Property in accordance with the Primary Intended Use, provided the same does not adversely affect in any material respect the use or utility of the Leased Property for the Primary Intended Use or the value of the Leased Property.  Nothing in the foregoing is intended to vitiate or supersede Tenant’s right to enter into Permitted Leasehold Mortgages or Landlord’s right to enter into Fee Mortgages in each case as and to the extent provided herein.

(d)Except to the extent resulting from a Permitted Operation Interruption, Tenant shall cause the Facilities to be Continuously Operated during the Term.  Without limitation of Landlord’s other rights and remedies hereunder (including under Section 16.1(q)), if any Facility ceases to be Continuously Operated for a period of one (1) year (other than as a result of a Permitted Operation Interruption), then Landlord shall have the right, in its sole discretion, to terminate the Lease solely as to such Facility, in which event the Rent shall be adjusted in accordance with the Rent Reduction Amount.

(e)Subject to Article XII regarding permitted contests, Tenant, at its sole cost and expense, shall promptly (i) comply with all Legal Requirements and Insurance Requirements affecting each Facility and the business conducted thereat, including those regarding the use, operation, maintenance, repair and restoration of the Leased Property or any portion thereof (including all Alterations and Capital Improvements) and Tenant’s Property whether or not compliance therewith may require structural changes in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property or any portion thereof, and (ii) procure, maintain and comply with all Gaming Regulations, Gaming Licenses, liquor permits and other licenses, permits or authorizations required for the use of the Leased Property (including all Alterations and Capital Improvements) and Tenant’s Property for the applicable Primary Intended Use and any other use of the Leased Property (including all Alterations and Capital Improvements then being made) and Tenant’s Property, and for the proper erection, installation, operation and maintenance of the Leased Property and Tenant’s Property.  In an emergency involving an imminent threat to human health and safety or damage to property, or in the event of a breach by Tenant of its obligations under this Section 7.2 which is not cured within any applicable cure period set forth herein, Landlord or its representatives (and any Fee Mortgagee) may, but shall not be obligated to enter upon the Leased Property (and, without limitation, all Alterations and Capital Improvements) (upon reasonable prior written notice to Tenant, except in the case of emergency, and Tenant shall be permitted to have Landlord or its representatives accompanied by a representative of Tenant) and take such reasonable actions and incur such reasonable costs and expenses to effect such compliance as it deems advisable to protect its interest in the Leased Property, and Tenant shall reimburse Landlord for all such reasonable out-of-pocket costs and expenses actually incurred by Landlord in connection with such actions.  Tenant covenants and agrees that neither the Facilities nor any portion thereof will be used for any unlawful purposes.

(f)Without limitation of any of the other provisions of this Lease, Tenant shall promptly comply with, and perform and satisfy all of the obligations of the owner of the Leased Property under, all Property Documents (including all requirements, terms and conditions thereof).  Without limitation of the foregoing, Tenant shall indemnify, defend and hold harmless Landlord and any other party entitled to be indemnified pursuant to the terms of any Property Document from and against any and all claims with respect to which such party is entitled to indemnification by Landlord pursuant to the terms of any Property Document, and from and against all costs, attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon; provided,  however, Tenant shall not be required to indemnify, defend or hold harmless Landlord or any such other party from or against any claims to the extent resulting from the gross negligence or willful misconduct of Landlord.

(g)Tenant shall, throughout the Term, cause the Facilities to be operated, managed, used, maintained, restored and repaired in accordance with the Applicable Standards.

(h)Tenant hereby warrants, represents and covenants to Landlord for the duration of the Term that: (i) Tenant owns all rights, title and interest, including all intellectual property rights, in the Property Specific IP without any liens or encumbrances; (ii) Tenant has the full right and authority to license the Property Specific IP as contemplated herein and that Tenant is not subject to, and will not incur any, conflicting liabilities or obligations; (iii) Tenant has and will continue to properly prosecute, maintain and enforce its rights in and to the Property Specific IP; (iv) to the best of Tenant’s knowledge, the Property Specific IP does not infringe upon or violate the intellectual property or other rights of any third party and no third party has infringed upon or violated the intellectual property or other rights that Tenant has in the Property Specific IP; (v) Tenant collects, uses processes and protects the Property Specific Guest Data in full compliance with all applicable laws, rules and regulations, including those pertaining to data protection, confidentiality, privacy and security, and Tenant has not been subject to any suits, claims or demands from any governmental authority or any person or entity alleging a breach, misappropriation, or compromise of any Property Specific Guest Data, including personally identifiable information or credit card information; and (vi) Tenant has in place security and data protection procedures and measures that comply with all applicable laws, rules and regulations and, in any event, comport with the standards of due care in the Gaming industry.  Tenant will defend, indemnify and hold harmless Landlord from and against any claims, suits, demands, liabilities, judgments, penalties, damages, costs or expenses (including without limitation legal fees) asserted or assessed against Landlord in connection with or arising out of Tenant’s breach or alleged breach of any warranty, representation, or covenant in this Section 7.2(h).

7.3Ground Leases.

(a)This Lease, to the extent affecting and solely with respect to the Ground Leased Property, is and shall be subject and subordinate to all of the terms and conditions of the Ground Leases and to all liens, rights and encumbrances to which the Ground Leases are subject or subordinate.  Tenant hereby acknowledges that Tenant has reviewed and agreed to all of the terms and conditions of the Existing Ground Leases.  Tenant hereby agrees that (x) Tenant shall comply with all provisions, terms and conditions of the Existing Ground Leases  and, subject to Section 7.3(g) and Section 7.3(h), any amendments or modifications thereto and any new Ground Leases, in each case except to the extent such provisions, terms and conditions (1) apply solely to Landlord, and (2) are not susceptible of being performed (or if breached, are not capable of being cured) by Tenant (provisions, terms and conditions satisfying clauses (1) and (2), “Landlord Specific Ground Lease Requirements”), and (y) Tenant shall not do, or (except with respect to Landlord Specific Ground Lease Requirements) fail to do, anything that would cause any violation of the Ground Leases.  Without limiting the foregoing, (i) Tenant acknowledges that it shall be obligated to (and shall) pay, as part of Tenant’s obligations under this Lease, all monetary obligations imposed upon Landlord as the lessee under any and all of the Ground Leases, including, without limitation, any rent and additional rent payable thereunder and shall, upon request, provide satisfactory proof evidencing such payments to Landlord (and, without limitation, Tenant shall satisfy the working capital requirements imposed pursuant to Section 10.3 of the RG Ground Lease), (ii) to the extent Landlord is required to obtain the written consent of the lessor under any applicable Ground Lease (in each case, the “Ground Lessor”) to alterations of or the subleasing, encumbering or mortgaging of all or any portion of the Ground Leased Property pursuant to any Ground Lease or to any other matter pertaining to the Ground Leased Property or any direct or indirect interest therein, Tenant shall likewise obtain the applicable Ground Lessor’s written consent to alterations of or the sub-subleasing, encumbering or mortgaging of all or any portion of the Ground Leased Property or such other matter (in each case, to the extent the same is permitted hereunder), and (iii) (without limitation of the Insurance Requirements hereunder) Tenant shall carry and maintain general liability, automobile liability, property and casualty, worker’s compensation, employer’s liability insurance and such other insurance, if any, in amounts and with policy provisions, coverages and certificates as required of Landlord as tenant under any applicable Ground Lease.  The foregoing is not intended to vitiate or supersede Landlord’s rights as tenant under any Ground Lease, and, without limitation of the preceding portion of this sentence or of any other rights or remedies of Landlord hereunder, in the event Tenant fails to comply with its obligations with respect to the Ground Leases as described herein (without giving effect to any notice or cure periods thereunder), Landlord shall have the right (but without any obligation to Tenant or any liability for failure to exercise such right), following written notice to Tenant and the passage of a reasonable period of time (except to the extent the failure is of a nature such that it is not practicable for Landlord to provide such prior written notice (in which event Landlord shall provide written notice as soon as practicable) or wait for such passage of time) to cure such failure, in which event Tenant shall reimburse Landlord for Landlord’s reasonable costs and expenses incurred in connection with curing such failure.  The parties acknowledge that the Ground Leases on the one hand, and this Lease on the other hand, constitute separate contractual arrangements among separate parties and nothing in the Ground Leases shall vitiate or otherwise affect the obligations of the parties hereto pursuant to this Lease.

(b)Subject to Section 7.3(c) below, in the event of cancellation or termination of any Ground Lease for any reason whatsoever whether voluntary or involuntary (by operation of law or otherwise) prior to the expiration date of this Lease, including extensions and renewals granted hereunder (other than the cancellation or termination of a Ground Lease entered into in connection with a sale-leaseback transaction by Landlord (other than if such cancellation or termination resulted from Tenant’s default under this Lease), which cancellation or termination results in the Leased Property leased under such Ground Lease no longer being subject to this Lease), then, this Lease and Tenant’s obligation to pay the Rent and Additional Charges hereunder and all other obligations of Tenant hereunder shall continue unabated (it being understood, however, that any obligations of Tenant hereunder that concern solely the applicable Ground Leased Property demised under the affected Ground Lease shall be eliminated or reduced accordingly; it being further understood, for the avoidance of doubt, that Rent and Additional Charges shall not under any circumstances be so eliminated or reduced); provided that if Landlord enters into a replacement lease with respect to the applicable Ground Leased Property on substantially similar terms to those of such cancelled or terminated Ground Lease, then such replacement lease shall automatically become a Ground Lease hereunder and such Ground Leased Property shall remain part of the Leased Property hereunder.  Nothing contained in this Lease shall create, or be construed as creating, any privity of contract or privity of estate between Ground Lessor and Tenant.

(c)With respect to any Ground Leased Property, the Ground Lease for which has an expiration date (taking into account any renewal options exercised thereunder as of the Commencement Date or hereafter exercised) prior to the expiration of the Term (taking into account any exercised renewal options hereunder), this Lease shall expire solely with respect to such Ground Leased Property concurrently with such Ground Lease expiration date (taking into account the terms of the following sentences of this Section 7.3(c)).  There shall be no reduction in Rent nor Minimum Cap Ex Requirements by reason of such expiration with respect to, and the corresponding removal from this Lease of, any such Ground Leased Property.  Landlord (as ground tenant) shall be required to exercise all renewal options contained in each Ground Lease so as to extend the term thereof, and Landlord shall provide Tenant with a copy of Landlord’s exercise of such renewal option.  With respect to any Ground Lease that otherwise would expire during the Term, Tenant, on Landlord’s behalf, shall have the right to negotiate for a renewal or replacement of such Ground Lease with the third-party ground lessor, on terms satisfactory to Tenant (subject, (i) to Landlord’s reasonable consent with respect to the provisions, terms and conditions thereof which would reasonably be expected to materially and adversely affect Landlord, and (ii) in the case of any such renewal or replacement that would extend the term of such Ground Lease beyond the Term, to Landlord’s sole right to approve any such provisions, terms and conditions that would be applicable beyond the Term).

(d)Nothing contained in this Lease amends, or shall be construed to amend, any provision of the Ground Leases.

(e)Tenant shall indemnify, defend and hold harmless the Landlord Indemnified Parties, the Ground Lessor, any master lessor to Ground Lessor and any other party entitled to be indemnified by Landlord pursuant to the terms of any Ground Lease from and against any and all claims arising from or in connection with the Leased Property and/or this Lease with respect to which such party is entitled to indemnification by Landlord pursuant to the terms of any Ground

Lease, and from and against all costs, attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon to the extent provided in the applicable Ground Lease; and in case any such action or proceeding be brought against any of the Landlord Indemnified Parties, any Ground Lessor or any master lessor to Ground Lessor or any such party by reason of any such claim, Tenant, upon notice from Landlord or any of its Affiliates or such other Landlord Indemnified Party, such Ground Lessor or such master lessor to Ground Lessor or any such party, shall defend the same at Tenant’s expense by counsel reasonably satisfactory to the party or parties indemnified pursuant to this paragraph or the Ground Lease.

(f)To the extent required under the applicable Ground Lease, Tenant hereby waives any and all rights of recovery (including subrogation rights of its insurers) from the applicable Ground Lessor, its agents, principals, employees and representatives for any loss or damage, including consequential loss or damage, covered by any insurance policy maintained by Tenant, whether or not such policy is required under the terms of the Ground Lease.

(g)Landlord shall not enter into any new ground leases with respect to the Leased Property or any portion thereof (except as provided by Section 7.3(h)), or amend, modify or terminate any existing Ground Leases (except as provided by Sections 7.3(b) and 7.3(c)), in each case without Tenant’s prior written consent (not to be unreasonably withheld, conditioned or delayed), provided that Landlord may amend or modify Ground Leases in a manner that will not adversely affect Tenant (e.g., an amendment relating to a period following the end of the Term), and Landlord may acquire the fee interest in the property leased pursuant to any Ground Lease, so long as Tenant’s rights and obligations hereunder are not adversely affected thereby.

(h)Landlord may enter into new Ground Leases with respect to the Leased Property or any portion thereof (including pursuant to a sale-leaseback transaction) or amend or modify any then existing Ground Lease, provided that, notwithstanding anything herein to the contrary (other than replacement Ground Lease(s) made pursuant to Section 7.3(b) or Ground Lease(s) made pursuant to the final sentence of Section 7.3(c)), Tenant shall not be obligated to comply with any more onerous obligations under such new Ground Lease or such amendment or modification of an existing Ground Lease with which Tenant is not otherwise obligated to comply under this Lease (except to de minimis extent) (and, without limiting the generality of the foregoing, Tenant shall not be required to incur any additional monetary obligations (whether for payment of rents under such new Ground Lease or otherwise) in connection with such new Ground Lease or such amendment or modification of an existing Ground Lease) (except to a de minimis extent), unless Tenant approves such additional obligations in its sole and absolute discretion.

7.4Third-Party Reports.  Upon Landlord’s reasonable request from time to time, Tenant shall provide Landlord with copies of any third-party reports obtained by Tenant with respect to the Leased Property, including, without limitation, copies of surveys, environmental reports and property condition reports.

7.5Competing Business

(a)Tenant covenants and agrees (with respect to and on behalf of itself and its Affiliates) that, absent in each case Landlord’s prior written consent in Landlord’s sole and absolute discretion, neither Tenant nor any of its Affiliates shall develop, construct, acquire and/or operate, or otherwise participate in the development, construction, acquisition and/or operation of, or conduct Gaming operations at, any Gaming facility within the Restricted Area (a “Competing Facility”) (or enter into any agreement by which to effectuate any of the foregoing). Without limiting the preceding sentence, Tenant may offer Landlord the opportunity to fund the acquisition (and/or development, if applicable) of the real property assets with respect to the Competing Facility (but expressly excluding any operating assets relating thereto) and acquire title to and lease the Competing Facility to Tenant or its Affiliate upon terms mutually acceptable to Tenant or its Affiliate, as applicable, and Landlord; provided, however, in the event Landlord does not accept the terms of Tenant’s (or Tenant’s Affiliate’s) offer and consummate the applicable transaction in its sole and absolute discretion, the prohibitions contained in the immediately preceding sentence shall govern.  Notwithstanding anything to the contrary in this Section 7.5, Tenant shall not be restricted under this Section 7.5from expanding the Leased Property under this Lease (subject to Tenant’s compliance with the terms of Section 10.4and the other provisions of Article X) and to construct Capital Improvements in accordance with the terms of Article X hereof.

(b)In the event of a violation of the first sentence of Section 7.5(a) hereof, then, if such violation continues for thirty (30) days’ after Landlord’s delivery of written notice with respect thereto, then the same shall be a Tenant Event of Default hereunder.

(c)Notwithstanding anything to the contrary contained herein, and without limitation of any of Landlord’s other rights and remedies under this Lease, the Parties recognize and agree that if Tenant or its Affiliates shall breach any of the provisions of Section 7.5(a), damages shall not provide an adequate remedy to Landlord and accordingly, Landlord shall have the right to obtain the remedy of specific performance and injunctive relief to prevent Tenant or any of its Affiliates from acquiring, constructing, developing and/or operating, or otherwise participating in the development, construction, acquisition or operation of, or conducting any Gaming operations at, a Competing Facility in violation of Section 7.5(a).

Article VIII

REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other that as of the Commencement Date and as of the Fourth Amendment Date:  (i) this Lease and all other documents executed, or to be executed, by it in connection herewith have been duly authorized and shall be binding upon it; (ii) it is duly organized, validly existing and in good standing under the laws of the state of its formation and, as applicable, is duly authorized and qualified to perform this Lease within each state in which any Leased Property is located; (iii) neither this Lease nor any other document executed or to be executed in connection herewith violates the terms of any other agreement of such Party; (iv) such Party is solvent, has timely and accurately filed all tax returns required to be filed by such Party, and is not in default in the payment of any taxes levied or assessed against such Party or any of its assets, or subject to any judgment, order, decree, rule or regulation of any governmental authority which would, in each case or in the aggregate, adversely affect such Party’s condition, financial or otherwise, or such party’s prospects or the Leased Property; and (v) such Party is in compliance with the requirements of EO13224 and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Executive Orders or regulations in respect thereof (collectively, the “Orders”).  Neither such Party nor any of its Affiliates (A) is listed on the Government List, (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.  Tenant represents and warrants to Landlord that annexed hereto as Exhibit H is a true, correct and complete organizational chart of Tenant (and its Subsidiaries) and each of Tenant’s (and Tenant’s Subsidiaries’) direct and indirect owners up to the level of Guarantor.

Article IX

MAINTENANCE AND REPAIR

9.1Tenant Obligations.  Tenant, at its expense and without the prior consent of Landlord, shall maintain the Leased Property, and every portion thereof, including all of the Leased Improvements and the structural elements and the plumbing, heating, ventilating, air conditioning, electrical, lighting, sprinkler and other utility systems thereof, all fixtures and all appurtenances to the Leased Property including any and all private roadways, sidewalks and curbs appurtenant to the Leased Property, and Tenant’s Property, in each case in good order and repair whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements or the age of the Leased Property, and, with reasonable promptness, make all reasonably necessary and appropriate repairs thereto of every kind and nature, including those necessary to ensure continuing compliance with all Legal Requirements (including, without limitation, all Gaming Regulations and Environmental Laws (which, for the avoidance of doubt, shall include, any institutional and engineering controls imposed from time to time by the United States Environmental Protection Agency upon the Airco Welding Products Chester Wire Plant facility within the Leased Property or any other portion of the Leased Property), Insurance Requirements, Ground Leases (if any) and Property Documents whether now or hereafter in effect, and, any applicable Fee Mortgage Documents as provided in Article XXXI hereof, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to or first arising after (i) the Commencement Date with respect to the Original Facilities or (ii) the Fourth Amendment Date with respect to the Rocky Gap Facility. Tenant will not take or omit to take any action the taking or omission of which would reasonably be expected to materially impair the value or the usefulness of the Leased Property, any part thereof or any Capital Improvement thereto for its Primary Intended Use.  Without limitation of any other provisions, terms and conditions of this Lease, Tenant (i) acknowledges that as of (x) the Commencement Date with respect to the Original Facilities and (y) the Fourth Amendment Date with respect to the Rocky Gap Facility,  certain repairs to the Leased Property as set forth in the Acquisition Property Condition Reports described on Schedule 6 are required, and (ii) shall repair (or cause to be repaired) such items in accordance with the terms of this Lease.

9.2No Landlord Obligations.  Landlord shall not under any circumstances be required to (i) build or rebuild any improvements on the Leased Property; (ii) make any repairs, replacements, alterations, restorations or renewals of any nature to the Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to, subject to Section 21.2(a) and Section 32.5, make any expenditure whatsoever with respect thereto; or (iii) maintain the Leased Property in any way.  Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted.

9.3Landlord’s Estate.  Nothing contained in this Lease and no action or inaction by Landlord shall be construed as (i) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property, or any part thereof, or any Capital Improvement; or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in the Leased Property, or any portion thereof or upon the estate of Landlord in any Capital Improvement.  Any notice of commencement filed by Tenant, its Affiliates, any Subtenant or any of their respective contractors, subcontractors, laborers, materialman or vendors with respect to the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property, or any part thereof, or any Capital Improvement shall be expressly limited to Tenant’s interest in the Leasehold Estate.

9.4End of Term.  Subject to Sections 17.1(f) and 36.1, Tenant shall, upon the expiration or earlier termination of the Term, vacate and surrender and relinquish in favor of Landlord all rights to the Leased Property (together with all Alterations and Capital Improvements, including all Tenant Capital Improvements, except to the extent provided in Section 10.4 in respect of Tenant Material Capital Improvements), in each case, in the condition in which such Leased Property was originally received from Landlord and, in the case of Alterations and Capital Improvements, when such Alterations and Capital Improvements were originally introduced to the Facilities, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear and subject to any Casualty Event or Condemnation as provided in Articles XIV and XV.

9.5Pre-Commencement Date Capital Improvements.  If prior to the Commencement Date with respect to the Original Facilities or the Fourth Amendment Date with respect to the Rocky Gap Facility,  any Operations Party (Pre-Closing) shall have commenced work on any Capital Improvements or any Alterations, then, from and after the Commencement Date or Fourth Amendment Date, as applicable, to the extent not completed by such Operations Party (Pre-Closing), Tenant shall continue to work to complete such Capital Improvements and Alterations, as applicable, in accordance with this Lease, including, without limitation, the work referenced on (i) Schedule 5.1(a)(iv) of the Disclosure Schedules, as defined in and with respect to the Original Equity Purchase Agreement and (ii) Schedule 2.6(h) of the Disclosure Schedules, as defined in and with respect to the RG Equity Purchase Agreement, as applicable, and any related actions contemplated thereby, whether or not such work shall have actually commenced prior to the Commencement Date or the Fourth Amendment Date, as applicable.

Article X

ALTERATIONS

10.1Alterations, Capital Improvements and Material Capital Improvements.  Except as otherwise provided in this Section 10.1, Tenant shall not be required to obtain Landlord’s consent or approval to make any Alterations or Capital Improvements (including any Material Capital Improvement) to the Leased Property; provided, however, that all such Alterations and Capital Improvements (i) shall be of equal quality to or better quality than the applicable portions of the existing Leased Property, as applicable, (ii) does not consist of adding new structures or enlarging existing structures, (iii) shall not have an adverse effect on the structure or the structural integrity of any portion of the Leased Property, and (iv) shall not otherwise result in a diminution of value to the Leased Property.  If any Alteration or Capital Improvement (or series of related Alterations or Capital Improvements) would not or does not meet the standards of the preceding sentence, then such Alteration or Capital Improvement (or series of related Alterations or Capital Improvements) shall be subject to Landlord’s written approval, which written approval shall not be unreasonably withheld, conditioned or delayed.  Further, if any Alteration or Capital Improvement (or the aggregate amount of all related Alterations or Capital Improvements) has a total budgeted cost (as reasonably evidenced to Landlord) in excess of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) (such amount increasing annually as of the first (1st) day of each Lease Year following the Commencement Date in proportion to the amount of any applicable CPI Increase) (the “Alteration Threshold”), then such Alteration or Capital Improvement (or series of related Alterations or Capital Improvements) shall be subject to the prior written approval of Landlord and, if applicable, subject to Section 31.3, any Fee Mortgagee, in each case which written approval shall not be unreasonably withheld, conditioned or delayed.  Landlord shall have the right to select and engage, at Landlord’s cost and expense, construction consultants to conduct inspections of the Leased Property during the construction of any Capital Improvements, provided that (x) such inspections shall be conducted in a manner as to not unreasonably interfere with such construction or the operation of the applicable Facility, (y) prior to entering the Leased Property, such consultants shall deliver to Tenant evidence of insurance reasonably satisfactory to Tenant, and (z) (irrespective of whether the consultant was engaged by Landlord, Tenant or otherwise) Landlord and Tenant shall be entitled to receive copies of such consultants’ work product and shall have direct access to and communication with such consultants.

10.2Landlord Approval of Certain Alterations and Capital Improvements.  If Tenant desires to make any Alteration or Capital Improvement which does not require Landlord’s approval pursuant to Section 10.1 above, Tenant shall, prior to commencing any applicable Work, provide to Landlord a written description of such Alteration or Capital Improvement and, on an ongoing basis, supply Landlord with related information and documentation as Landlord may reasonably request from time to time pertaining to the status of such Work. If Tenant desires to make any Alteration or Capital Improvement for which Landlord’s approval is required pursuant to Section 10.1 above, Tenant shall submit to Landlord in reasonable detail a general description of the proposal, the projected cost of the applicable Work and such plans and specifications, permits, licenses, contracts and other information concerning the proposal as Landlord may reasonably request.  Such description shall indicate the use or uses to which such Alteration or Capital Improvement will be put and the impact, if any, on current and forecasted gross revenues and operating income attributable thereto.  Landlord may condition any approval of any Alteration or Capital Improvement (including any Material Capital Improvement), to the extent required pursuant to Section 10.1 above, upon any or all of the following terms and conditions:

(a)the Work shall be effected pursuant to detailed plans and specifications approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed;

(b)the Work shall be conducted under the supervision of a licensed architect or engineer selected by Tenant (the “Architect”) and, for purposes of this Section 10.2 only, approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed;

(c)Landlord’s receipt from the general contractor and, if reasonably requested by Landlord, any major subcontractor(s) of a performance and payment bond for the full value of such Work, which such bond shall name Landlord as an additional obligee and otherwise be in form and substance and issued by a Person reasonably satisfactory to Landlord;

(d)Tenant shall have demonstrated to the reasonable satisfaction of Landlord Tenant’s financial ability to complete the Work without adversely affecting its cash flow position or financial viability; and

(e)such Alteration or Capital Improvement will not result in the Leased Property becoming a “limited use” within the meaning of Revenue Procedure 2001-28 property for purposes of United States federal income taxes.

10.3Construction Requirements for Alterations and Capital Improvements.  Whether or not Landlord’s review and approval is required for any Alteration or Capital Improvement (or the series of related Alterations or Capital Improvements), Tenant shall satisfy the following:

(a)Tenant shall notify Landlord not less than ten (10) Business Days prior to the commencement of any Alteration or Capital Improvement for which Landlord’s approval is required, and prior to commencement of any other Alteration of Capital Improvement;

(b)If and to the extent plans and specifications typically would be (or, in accordance with applicable Legal Requirements, are required to be) obtained in connection with a project of similar scope and nature to such Alteration and Capital Improvement, Tenant shall, prior to commencing any Work in respect of the same, provide Landlord copies of such plans and specifications, which plans and specifications shall be prepared in a high grade manner and demonstrate compliance with clauses (i) through (iv) of Section 10.1 with respect to Work that does not require Landlord’s written consent and shall be in such form as Landlord may reasonably require for other projects. Tenant shall also supply Landlord on an ongoing basis with related documentation, information and materials relating to such Work, including, without limitation, plans, specifications, surveys, property condition reports and environmental reports, as Landlord may reasonably request from time to time;

(c)No Work shall be commenced until Tenant shall have procured and paid for all municipal and other governmental permits and authorizations required to be obtained prior to such commencement (if any), including those permits and authorizations required pursuant to any

Gaming Regulations (if any), and, upon Tenant’s request, Landlord shall join in the application for such permits or authorizations whenever such action is necessary; provided, however, that (i) any such joinder shall be at no cost or expense to Landlord; and (ii) any plans required to be filed in connection with any such application which require the approval of Landlord as hereinabove provided shall have been so approved by Landlord;

(d)(i) Such Work shall not, and, if an Architect has been engaged for such Work, the Architect shall certify to Landlord that such Architect is of the opinion that the design of such construction (as illustrated by the applicable construction documents) will not, impair the structural strength of any component of the applicable Facility or overburden the electrical, water, plumbing, HVAC or other building systems of any such component or otherwise violate applicable building codes or prudent industry practices, and (ii) and Tenant’s general contractor shall certify to Landlord that such construction is in compliance with such design and construction documents;

(e)If an Architect has been engaged for such Work and if plans and specifications have been obtained in connection with such Work, the Architect shall certify to Landlord that such Architect is of the opinion that the plans and specifications conform to, and comply with, in all material respects, all applicable building, subdivision and zoning codes, laws, ordinances, by-laws and regulations imposed by all governmental authorities having jurisdiction over the Leased Property;

(f)During and following completion of such Work, the parking and other amenities which are located on or at the Leased Property shall remain adequate for the operation of the applicable Facility for its Primary Intended Use and not be less than that which is required by law (including any variances with respect thereto) and any applicable Property Documents; provided, however, with Landlord’s prior consent, which approval shall not be unreasonably withheld, conditioned or delayed, and at no additional expense to Landlord, (i) to the extent sufficient additional parking is not already a part of an Alteration or Capital Improvement, Tenant may construct additional parking on or at the Leased Property; or (ii) Tenant may acquire off-site parking to serve the Leased Property as long as such parking shall be reasonably proximate to, and permanently dedicated to, or otherwise made available to serve, the Leased Property;

(g)All Work done in connection with such construction shall be done promptly, in a good and workmanlike manner, using first-class materials, resulting in work that is at least as good product and condition as the remaining areas of the Leased Property and in conformity with all Legal Requirements, including, without limitation, any applicable minority or women owned business requirements;

(h)Such construction shall, when completed, be of such a character and quality as not to decrease the value of the Leased Premises as it was immediately before such Alteration or Capital Improvement; and

(i)If applicable in accordance with customary and prudent industry standards, promptly following the completion of such Work, Tenant shall deliver to Landlord “as built” plans and specifications with respect thereto, certified as accurate by the licensed architect or engineer selected by Tenant to supervise such work, and copies of any new or revised certificates of occupancy or other licenses, permits and authorizations required in connection therewith.

10.4Landlord’s Right of First Offer to Fund Material Capital Improvements

(a)Landlord’s Right to Submit Landlord’s MCI Financing Proposal.  In advance of the commencement of any Work in connection with any Material Capital Improvement (provided, for purposes of clarification, that preliminary planning, designing, budgeting, evaluating (including environmental and integrity testing and the like) (collectively, “Preliminary Studies”), permitting and demolishing in preparation for such Material Capital Improvement shall not be considered “commencement” for purposes hereof), Tenant shall provide written notice (“Tenant’s MCI Intent Notice”) of the contemplated Work.  Upon Landlord’s request, such notice shall be followed by (i) a reasonably detailed description of the proposed Material Capital Improvement, (ii) the then-projected cost of construction of the proposed Material Capital Improvement, (iii) copies of the plans and specifications, permits, licenses, contracts and Preliminary Studies concerning the proposed Material Capital Improvement, to the extent then-available, (iv) reasonable evidence that such proposed Material Capital Improvement will, upon completion, comply with all applicable Legal Requirements, and (v) reasonably detailed information regarding the terms upon which Tenant is considering seeking financing therefor, if any.  To the extent in Tenant’s possession or control, Tenant shall provide to Landlord any additional information about such proposed Material Capital Improvements which Landlord may reasonably request.  Landlord (or, with respect to financing structured as a loan rather than as ownership of the real property by Landlord with a lease back to Tenant, Landlord’s Affiliate) may, but shall be under no obligation to, provide all or a portion of the financing necessary to fund the applicable Material Capital Improvement (along with related fees and expenses, such as title fees, costs of permits, legal fees and other similar transaction costs) by complying with the option exercise requirements set forth below.  Within thirty (30) days of receipt of Tenant’s MCI Intent Notice, Landlord shall notify Tenant in writing as to whether Landlord (or, if applicable, its Affiliate) is willing to provide financing for all or a portion of such proposed Material Capital Improvement and, if so, the terms and conditions upon which Landlord (or, if applicable, its Affiliate) is willing to do so in reasonable detail, in the form of a proposed term sheet (such terms and conditions, “Landlord’s MCI Financing Proposal”).  Upon receipt, Tenant shall have ten (10) days to accept, reject or commence negotiating Landlord’s MCI Financing Proposal.  For the avoidance of doubt, Landlord’s submission to Tenant of any Landlord’s MCI Financing Proposal shall not be deemed to evidence Landlord’s approval of any Work to the extent required pursuant to Section 10.1, it being understood that nothing contained in this Section 10.4 (and no notice, proposal or other communication delivered by Landlord in response to any Tenant’s MCI Intent Notice or otherwise in connection with any matter under this Section 10.4) shall be deemed to evidence Landlord’s approval of any Alteration or Capital Improvement to the extent required under Section 10.1 unless and until such approval shall be expressly set forth in writing expressly referencing that the same constitutes approval under Section 10.1.

(b)If Tenant Accepts Landlord’s MCI Financing Proposal.  If Tenant accepts Landlord’s MCI Financing Proposal (either initially or, after negotiation, a modified version thereof) (an “Accepted MCI Financing Proposal”) and such financing is actually consummated between Tenant and Landlord (or, if applicable, its Affiliate) as more particularly provided in Section 10.4(b)below (a “Landlord MCI Financing”), then, as and when constructed, such Material Capital Improvement shall be deemed part of the Leased Property for all purposes except as specifically provided in Section 6.1(b) hereof (and, without limitation, such Material Capital

Improvements shall be surrendered to (and all rights therein shall be relinquished in favor of) Landlord upon the Expiration Date).

(c)If Landlord Declines to Make Landlord’s MCI Financing Proposal.  If Landlord declines or fails to timely submit Landlord’s MCI Financing Proposal, Tenant shall be permitted to either (1) use then-existing available financing or, subject to Article XVII, enter into financing arrangements with any lender, preferred equity holder and/or other third-party financing source (a “Third‑Party MCI Financing”) for such Material Capital Improvement, or (2) use Cash to pay for such Material Capital Improvement, provided, that if Tenant has not used then-existing, or entered into a new, Third‑Party MCI Financing (or commenced such Material Capital Improvement utilizing Cash) by the date that is six (6) months following delivery of Tenant’s MCI Intent Notice, then, prior to entering into any such Third‑Party MCI Financing and/or commencing such Material Capital Improvement, Tenant shall again be required to send Tenant’s MCI Intent Notice seeking financing from Landlord (on the terms contemplated by this Section 10.4).

(d)If Tenant Declines Landlord’s MCI Financing Proposal.  If Landlord timely submits Landlord’s MCI Financing Proposal and Tenant rejects or fails to accept or commence negotiating Landlord’s MCI Financing Proposal within the applicable ten (10) day period (or, following commencing negotiating said proposal, Tenant notifies Landlord of Tenant’s decision to cease such discussions), then, subject to the remaining terms of this paragraph, Tenant shall be permitted to either (1) use then-existing, or, subject to Article XVII, enter into a new, Third‑Party MCI Financing for such Material Capital Improvement (subject to the following proviso), or (2) use Cash to pay for such Material Capital Improvement, provided, that Tenant may not use then-existing, or enter into a new, Third‑Party MCI Financing, except in each case on terms that are, taken as a whole, economically more advantageous to Tenant than those offered under Landlord’s MCI Financing Proposal.  In determining if financing is economically more advantageous, consideration may be given to, among other items, (x) pricing, amortization, length of term and duration of commitment period of such financing, (y) the cost, availability and terms of any financing sufficient to fund such Material Capital Improvement and other expenditures which are material in relation to the cost of such Material Capital Improvement (if any) which are intended to be funded in connection with the construction of such Material Capital Improvement and which are related to the use and operation of such Material Capital Improvement, and (z) other customary considerations.  Tenant shall provide Landlord with reasonable evidence of the terms of any such financing.  If Tenant has not used then-existing, or entered into a new, Third‑Party MCI Financing (or commenced such Material Capital Improvement utilizing Cash) by the date that is twelve (12) months following receipt of Landlord’s MCI Financing Proposal, then, prior to entering into any such Third‑Party MCI Financing and/or commencing such Material Capital Improvement after such twelve (12) month period, Tenant shall again be required to send Tenant’s MCI Intent Notice seeking financing from Landlord (on the terms contemplated by this Section 10.4).  For purposes of clarification, Tenant may use Cash to finance any applicable Material Capital Improvement (subject to the express terms and conditions hereof, including, without limitation, Tenant’s obligation to provide Tenant’s MCI Intent Notice).

(e)Ownership of Material Capital Improvements Not Financed by Landlord.  If Tenant constructs a Material Capital Improvement utilizing Third‑Party MCI Financing or Cash in accordance with Sections 10.4(c)or (d) (such Material Capital Improvement being sometimes referred to in this Lease as a “Tenant Material Capital Improvement”), then, (A) as and when constructed, such Tenant Material Capital Improvement shall be deemed part of the Leased Property for all purposes except as specifically provided in Section 6.1(b) hereof, (B) upon any termination of this Lease prior to the Stated Expiration Date as a result of a Tenant Event of Default (except in the event a Permitted Leasehold Mortgagee has exercised its right to obtain a New Lease and complies in all respects with Section 17.1(b) and any other applicable provisions of this Lease), such Tenant Material Capital Improvements shall be owned by Landlord without any reimbursement by Landlord to Tenant, and (C) upon the Stated Expiration Date, such Tenant Material Capital Improvements shall be transferred to Tenant; provided, however, upon written notice to Tenant at least one hundred eighty (180) days prior to the Stated Expiration Date, Landlord shall have the option to reimburse Tenant for such Tenant Material Capital Improvements in an amount equal to the Fair Market Ownership Value thereof, and, if Landlord elects to reimburse Tenant for such Tenant Material Capital Improvements, any amount due to Tenant for such reimbursement shall be credited against any amounts owed by Tenant to Landlord under this Lease as of the Stated Expiration Date and any remaining portion of such amount shall be paid by Landlord to Tenant on the Stated Expiration Date.  If Landlord fails to deliver such notice electing to reimburse Tenant for such Tenant Material Capital Improvements at least one hundred eighty (180) days prior to the Stated Expiration Date, or otherwise does not consummate such reimbursement at least sixty (60) days prior to the Stated Expiration Date (other than as a result of Tenant’s acts or omissions), then Landlord shall be deemed to have elected not to reimburse Tenant for such Tenant Material Capital Improvements.  If Landlord elects or is deemed to have elected not to reimburse Tenant for such Tenant Material Capital Improvements in accordance with the foregoing sentence, Tenant shall have the option to either (1) prior to the Stated Expiration Date, remove such Tenant Material Capital Improvements and restore the affected Leased Property to the same or better condition existing prior to such Tenant Material Capital Improvement being constructed, at Tenant’s sole cost and expense, in which event such Tenant Material Capital Improvements shall be owned by Tenant, or (2) leave the applicable Tenant Material Capital Improvements at the Leased Property at the Stated Expiration Date, at no cost to Landlord, in which event such Tenant Material Capital Improvements shall be owned by Landlord.  For the avoidance of doubt, Tenant Material Capital Improvements not funded by Landlord pursuant to Section 10.4 and not removed by Tenant in accordance herewith shall be included in the “Leased Property” under any lease entered into with a Successor Tenant pursuant to Article XXXVI, and shall be taken into account in determining Successor Tenant Rent.

(f)Landlord MCI Financing.  In the event of an Accepted MCI Financing Proposal, Tenant shall provide Landlord with the following prior to any advance of funds under such Landlord MCI Financing:

(i)any information, certificates, licenses, permits or documents reasonably requested by Landlord which are necessary and obtainable to confirm that Tenant will be able to use the Material Capital Improvements upon completion thereof in accordance with the Primary Intended Use, including all required federal, state or local government licenses and approvals;

(ii)an officer’s certificate and, if requested, a certificate from Tenant’s Architect providing appropriate backup information, setting forth in reasonable detail the projected or actual costs related to such Material Capital Improvements;

(iii)except to the extent covered by the amendment referenced in clause (iv) below, a construction loan and/or funding agreement (and such other related instruments and agreements), in a form reasonably agreed to by Landlord and Tenant, reflecting the terms of the Landlord MCI Financing, setting forth the terms of the Accepted MCI Financing Proposal, and without additional requirements on Tenant (including, without limitation, additional bonding or guaranty requirements) except those which are reasonable and customary and consistent in all respects with this Section 10.4 and the terms of the Accepted MCI Financing Proposal;

(iv)except to the extent covered by the construction loan and/or funding agreement referenced in clause (iii) above, an amendment to this Lease, in a form reasonably agreed to by Landlord and Tenant, which may include, among other things, an increase in the Rent (in amounts as agreed upon by the Parties pursuant to the Accepted MCI Financing Proposal), and other provisions as may be necessary or appropriate;

(v)solely with respect to Material Capital Improvements that Landlord and Tenant agree will be financed by Landlord and included in this Lease, a deed conveying title to Landlord to any additional Land acquired for the purpose of constructing the Material Capital Improvement, free and clear of any liens or encumbrances except those approved by Landlord, and accompanied by (x) an owner’s policy of title insurance insuring the Fair Market Ownership Value of fee simple or leasehold (as applicable) title to such Land and any improvements thereon, free of any exceptions other than liens and encumbrances that do not materially interfere with the intended use of the Leased Property or are otherwise approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and (y) an ALTA survey thereof;

(vi)if Landlord obtains a lender’s policy of title insurance in connection with such Landlord MCI Financing, for each advance, endorsements to any such policy of title insurance reasonably satisfactory in form and substance to Landlord (i) updating the same without any additional exception except those that do not materially affect the value of such land and do not interfere with the intended use of the Leased Property, or as may otherwise be permitted under this Lease, or as may be approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and (ii) increasing the coverage thereof by an amount equal to the then-advanced cost of the Material Capital Improvement; and

(vii)such other billing statements, invoices, certificates, endorsements, opinions, site assessments, surveys, resolutions, ratifications, lien releases and waivers and other instruments and information which are reasonable and customary and consistent in all respects with this Section 10.4 and the terms of the Accepted MCI Financing Proposal.

In the event that (1) Tenant is unable, for reasons beyond Tenant’s reasonable control, to satisfy any of the requirements set forth in this Section 10.4 (and Landlord is unable or unwilling to waive the same), (2) Landlord and Tenant are unable (despite good faith efforts continuing for at least sixty (60) days after agreement on the Accepted MCI Financing Proposal) to agree on any of the requirements of, or the form of any document required under, this Section 10.4(f), or (3) Landlord fails or refuses to consummate the Landlord MCI Financing and/or advance funds thereunder, then, notwithstanding anything to the contrary in this Section  10.4, Tenant shall be entitled to use then-existing, or, subject to Article XVII, enter into a new, Third‑Party MCI Financing for such Material Capital Improvement or use Cash to pay for such Material Capital Improvement, without any requirement to send a further Tenant’s MCI Intent Notice to Landlord, provided, that such Material Capital Improvement shall be treated hereunder as a Tenant Material Capital Improvement, unless the circumstances described in clause (1) shall have occurred.

10.5Minimum Capital Expenditures

(a)Minimum Capital Expenditures.

(i)Minimum Cap Ex Requirement.

(A)Annual Cap Ex Requirement.  During each full Fiscal Year during the Term, commencing with the Fiscal Year that commences on January 1, 2020, as measured as of the last day of each such Fiscal Year, Tenant shall expend Capital Expenditures on Qualifying Capital Improvements in an amount equal to at least one percent (1%) of the sum of the Net Revenue from the Facilities for such Fiscal Year.  “Qualifying Capital Improvements” means Capital Improvements that in each case constitute installation, restoration or replacement of Leased Improvements.  The requirements under this clause (A) are referred to herein as the “Annual Cap Ex Requirement.”

(B)Triennial Cap Ex Requirement.  During each full Fiscal Year during the Term, commencing with the Fiscal Year that commences on January 1, 2020, as measured as of the last day of each such Fiscal Year, Tenant shall expend Capital Expenditures on Qualifying Capital Improvements with respect to the portion of the Leased Property comprising part of each individual Facility in an amount which, when added to the Capital Expenditures on such Qualifying Capital Improvements spent by Tenant in the immediately preceding two (2) Fiscal Years (or such lesser number of preceding full Fiscal Years in the Term actually completed since the Commencement Date (or, with respect to the RG Leased Property, since the Fourth Amendment Date)), results in the annual average amount of Capital Expenditures expended by Tenant on such Qualifying Capital Improvements for the three-year period consisting of such Fiscal Year and the preceding two (2) Fiscal Years (or such lesser number of preceding full Fiscal Years in the Term actually completed since the Commencement Date (or Fourth Amendment Date, as applicable)) of at least one percent (1%) of the sum of the Net Revenue from the applicable Facility during such three-year period (or less than three-year period, as applicable).  The requirements under this clause (B) are referred to herein as the “Triennial Cap Ex Requirement”; the Annual Cap Ex Requirement, and the Triennial Cap Ex Requirement, as applicable, are referred to herein as the “Minimum Cap Ex Requirement”.

(C)If the first Lease Year or the final portion of the Term of this Lease is a partial Fiscal Year (i.e., the Commencement Date is other than January 1 or the Expiration Date is other than December 31), Tenant shall expend Capital

Expenditures in an amount no less than a prorated portion of the amount in each case necessary to satisfy the applicable Minimum Cap Ex Requirement for such period.

(D)Within thirty (30) days after (a) the expiration of each Fiscal Quarter, or (b) Landlord’s request (unless a Tenant Event of Default is then continuing, not more frequently than two (2) times per year), Tenant shall provide Landlord a report containing the fixed asset ledger and reasonably appropriate supporting data and information necessary to confirm that the Minimum Cap Ex Requirement has been satisfied (“Minimum Cap Ex Report”).  At any time within two (2) years of receipt of any Minimum Cap Ex Report, Landlord shall have the right to cause to be conducted an independent audit of the matters covered by the Minimum Cap Ex Report to confirm Tenant’s compliance with the Minimum Cap Ex Requirement.  Without limitation of any right or remedy available to Landlord at law or in equity, in the event any such audit determines that Tenant has failed to materially comply with the Minimum Cap Ex Requirement or if any Minimum Cap Ex Report shall have been found to have overstated the per annum Capital Expenditure by more than three percent (3.0%), Tenant shall pay to Landlord all reasonable, out-of-pocket costs and expenses incurred by Landlord with respect to such audit.

(ii)Application of Capital Expenditures.  For the avoidance of doubt: (A) expenditures with respect to any property that is not included as Leased Property under this Lease, and (B) expenditures in respect of furniture, trade fixtures and similar equipment (and Gaming equipment) to be installed or located at the Leased Property shall, in each case, not constitute “Capital Expenditures” or “Qualifying Capital Improvements”, nor count toward the Minimum Cap Ex Requirement.

(iii)Unavoidable Delays.In the event an Unavoidable Delay occurs during the Term that delays Tenant’s ability to perform Capital Expenditures prior to the expiration of the applicable period for satisfying the applicable Minimum Cap Ex Requirement, such period during which such Unavoidable Delay occurred shall be extended, on a day-for-day basis, for the same amount of time that such Unavoidable Delay affects Tenant’s ability to perform the Capital Expenditures up to a maximum extension in each instance of up to six (6) months. For the avoidance of doubt, Tenant’s obligation to satisfy the Minimum Cap Ex Requirement during any period during which an Unavoidable Delay did not occur shall not be extended as a result of the occurrence of an Unavoidable Delay during a prior period.

(iv)Certain Remedies.  The Parties acknowledge that Tenant’s agreement to satisfy the Minimum Cap Ex Requirement as required in this Lease is a material inducement to Landlord’s agreement to enter into this Lease and, accordingly, if Tenant fails to expend Capital Expenditures (or deposit funds into the Cap Ex Reserve) as and when required by this Lease and then, further, fails to cure such failure within sixty (60) days of receipt of written notice of such failure from Landlord, then the same shall be a Tenant Event of Default hereunder, and without limitation of any of Landlord’s other rights and remedies, Landlord shall have the right to seek the remedy of specific performance to require Tenant to expend the Required Capital Expenditures (or deposit funds into the Cap Ex Reserve).  Furthermore, for the avoidance of doubt, Tenant acknowledges and agrees that the obligation of Tenant to expend the Required Capital Expenditures (or deposit funds into the Cap Ex Reserve) as provided in this Lease in each case constitutes a part of the obligations of Tenant that are guaranteed by Guarantor and, with respect to Required Capital Expenditures required to be spent during the Term, shall survive termination of this Lease.

(b)Cap Ex Reserve.

(i)Deposits in Lieu of Expenditures.  Notwithstanding anything to the contrary set forth in this Lease, if Tenant does not expend Capital Expenditures sufficient to satisfy the applicable Minimum Cap Ex Requirement, then, so long as, as of the last date when such Minimum Cap Ex Requirement may be satisfied hereunder, there are Cap Ex Reserve Funds (as defined below) on deposit in the Cap Ex Reserve (as defined below) in an aggregate amount at least equal to such deficiency, then Tenant shall not be deemed to be in breach or default of its obligations hereunder to satisfy the Minimum Cap Ex Requirement, provided that Tenant shall spend such amounts so deposited in the Cap Ex Reserve within six (6) months after the last date when the Minimum Cap Ex Requirement to which such amounts relate may be satisfied hereunder (subject to extension in the event of an Unavoidable Delay during such six (6) month period, on a day-for-day basis, for the same amount of time that such Unavoidable Delay delays Tenant’s ability to perform the Capital Expenditures).  For the avoidance of doubt, any funds disbursed from the Cap Ex Reserve and spent on Capital Expenditures as described in this Section shall be applied to the Minimum Cap Ex Requirement for the period for which such funds were deposited (and shall be deemed to be the funds that have been in the Cap Ex Reserve for the longest period of time) and shall not be applied to the Minimum Cap Ex Requirement for the subsequent period in which they are actually spent.

(ii)Deposits into Cap Ex Reserve.  Tenant may, at its election, at any time, deposit funds (the “Cap Ex Reserve Funds”) into an Eligible Account held by Tenant (the “Cap Ex Reserve”).  If required by Fee Mortgagee or Landlord, Landlord and Tenant shall enter into a customary and reasonable control agreement for the benefit of Fee Mortgagee and Landlord with respect to the Cap Ex Reserve.  Tenant shall not commingle Cap Ex Reserve Funds with other monies held by Tenant or any other party.  All interest on Cap Ex Reserve Funds shall be for the benefit of Tenant and added to and become a part of the Cap Ex Reserve and shall be disbursed in the same manner as other monies deposited in the Cap Ex Reserve.  Tenant shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Cap Ex Reserve Funds credited or paid to Tenant.

(iii)Disbursements from Cap Ex Reserve.  Tenant shall be entitled to use Cap Ex Reserve Funds solely for the purpose of paying for (or reimbursing Tenant for) the cost of Capital Expenditures.  Landlord shall permit disbursements to Tenant of Cap Ex Reserve Funds from the Cap Ex Reserve to pay for Capital Expenditures or to reimburse Tenant for Capital Expenditures, within ten (10) days following written request from Tenant, which request shall specify the amount of the requested disbursement and a general description of the type of Capital Expenditures to be paid or reimbursed using such Cap Ex Reserve Funds.  Tenant shall not make a request for disbursement from the Cap Ex Reserve (x) more frequently than once in any calendar month nor (y) in amounts less than Fifty Thousand and No/100 Dollars ($50,000.00).  Any Cap Ex Reserve Funds remaining in the Cap Ex Reserve on satisfaction of the Minimum Cap Ex Requirement for which such Cap Ex Reserve Funds were deposited or on the Expiration Date shall be returned by Landlord to Tenant, provided that Landlord shall have the right to apply Cap Ex Reserve Funds remaining on the Expiration Date against any amounts owed by Tenant to Landlord as of the Expiration Date and/or the sum of any remaining Required Capital Expenditures required to have been incurred prior to the Expiration Date.

(iv)Security Interest in Cap Ex Reserve Funds.  Tenant grants to Landlord a first-priority security interest in the Cap Ex Reserve and all Cap Ex Reserve Funds, as additional security for performance of Tenant’s obligations under this Lease.  Landlord shall have the right to collaterally assign the security interest granted to Landlord in the Cap Ex Reserve and Cap Ex Reserve Funds to any Fee Mortgagee.  Notwithstanding the foregoing or anything herein to the contrary, (i) Landlord may not foreclose upon the lien on the Cap Ex Reserve and Cap Ex Reserve Funds, and Fee Mortgagee may not apply the Cap Ex Reserve Funds against the Fee Mortgage, in each case prior to the occurrence of the termination of this Lease by Landlord pursuant to Section 16.2(a)(x) hereof, (ii) any time during which a Tenant Event of Default is continuing, Fee Mortgagee or Landlord may apply Cap Ex Reserve Funds toward the payment of Capital Expenditures incurred by Tenant and (iii) Landlord shall have the right to use Cap Ex Reserve Funds as provided in Sections 10.5 and 16.7 (in which event, such expenditures of Cap Ex Reserve Funds shall be deemed Capital Expenditures of Tenant for purposes of the Required Capital Expenditures).

(c)Capital Expenditures Report.  Within thirty (30) days after the end of each calendar quarter during the Term, Tenant shall submit to Landlord a report, on a Facility-by-Facility basis, substantially in the form previously provided by Tenant to Landlord setting forth, with respect to such month, on an unaudited basis, (A) revenues for the Leased Property, and (B) Capital Expenditures with respect to the Leased Property (together with a reasonably detailed description of the applicable Capital Improvement).  Landlord shall keep each such report confidential in accordance with Section 14.14 of this Lease.

(d)Annual Capital Budget.  Tenant shall furnish to Landlord, for informational purposes only, a copy of the annual capital budget (the “Annual Capital Budget”) for each Facility for each Fiscal Year, in each case not later than fifty-five (55) days following the commencement of the Fiscal Year to which such Annual Capital Budget relates.

10.6Caruthersville Capital Expenditure Project

(a)Within three (3) Business Days following the Cap Ex Project Approval Date, provided that the Cap Ex Project Advance Conditions are satisfied, Landlord shall advance to Tenant the sum of [***] (the date of such advance, the “Initial Advance Date”). Thereafter, on the first (1st) Business Day of each Fiscal Quarter of 2023, provided that the Cap Ex Project Advance Conditions are satisfied on each applicable Advance Date (as defined below), Landlord shall advance to Tenant sums in accordance with the quarterly advance schedule set forth in the approved Cap Ex Project Budget (the dates upon which sums shall be advanced pursuant to the preceding provisions of this Lease, in each case (including the Initial Advance Date), an “Advance Date”; the sums to be advanced on each applicable Advance Date, in each case, a “Cap Ex Project Advance”) such sums not to exceed [***]. [***]

(b)[***].

(c)Cap Ex Project Advances shall be deposited into an Eligible Account held by Tenant (the “Cap Ex Project Account”) and Tenant shall not comingle the Cap Ex Project Advances with other monies held by Tenant or any other party. Tenant may withdraw and transfer amounts from the Cap Ex Project Account associated with the Cap Ex Project solely to pay invoices relating to (i) the Work performed on the Cap Ex Project, (ii) if applicable, the Work performed in connection with any Proposed Cap Ex Project (as defined below), or (iii) if applicable pursuant to the penultimate sentence of this Section 10.6(c), Capital Expenditures with respect to the Leased Property in accordance with Section 10.5 hereof. All interest on the Cap Ex Project Advances shall be for the benefit of Tenant and added to and become a part of the balance of the Cap Ex Project Account and shall be disbursed in the same manner as other monies deposited in the Cap Ex Project Account. Tenant grants Landlord an exclusive security interest in the Cap Ex Project Account as security for Tenant’s obligations under this Lease and Tenant and Landlord shall use commercially reasonable efforts to enter into a customary and reasonable control agreement for the benefit of Landlord with respect to such Eligible Account. Tenant shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Cap Ex Project Account credited or paid to Tenant.

[***]

(d)From the Cap Ex Project Approval Date until Tenant completes the lien free construction of, and commences operations at, the Cap Ex Project, within thirty (30) days after the end of each calendar month, Tenant shall submit to Landlord a report setting forth Tenant’s expenditures with respect to the Cap Ex Project, which report shall be accompanied by invoices and lien releases (in a form reasonably acceptable to Landlord) with respect to the Work theretofore performed on the Cap Ex Project together with such other information and items in relation to such Work as Landlord or Landlord’s construction consultant (if any) may reasonably request, including updated title searches. Tenant shall certify (and such information and items shall among other things evidence) to Landlord’s reasonable satisfaction as to the remaining costs and expenses necessary to be incurred in order to complete such Work, and the sufficiency of the funds available to Tenant to pay for the same. Tenant shall deliver to Landlord promptly upon, but in all events within five (5) Business Days following the issuance thereof, copies of temporary certificates of occupancy with respect to the Cap Ex Project (or the equivalent applicable municipal permit(s) evidencing substantial completion of the Cap Ex Project in accordance with applicable local code requirements).

(e)The Parties acknowledge that Tenant has advised Landlord that the aggregate amount of the Cap Ex Project Advances shall be sufficient to complete the construction of the Cap Ex Project, as to be reflected in the Cap Ex Project Budget. Notwithstanding the foregoing, it is expressly understood and agreed that (i) the Cap Ex Project Advances may not be sufficient to fund all costs and expenses necessary to complete the Cap Ex Project, (ii) subject to Section 10.6(a) hereof, all costs and expenses necessary to complete the Cap Ex Project shall be the sole responsibility and obligation of Tenant, and (iii) Landlord shall not be required to fund any amount in excess of the Cap Ex Project Advances in respect of the Cap Ex Project.

(f)Each of the Parties covenants and agrees that (i) Landlord shall own the Cap Ex Project which shall be part of the Leased Property hereunder and (ii) notwithstanding anything to the contrary contained herein, for federal, state and local income tax purposes, (x) Landlord shall be treated as the owner of the portion of the Cap Ex Project that is proportionate to the amount of the Cap Ex Project Advances that are used to fund the construction of the Cap Ex Project as compared to the total cost of construction of the Cap Ex Project, and shall be eligible to claim depreciation deductions under Sections 167 or 168 of the Code with respect thereto, and (y) Tenant shall be treated as the owner of the portion of the Cap Ex Project that is not treated as owned by Landlord pursuant to clause (x) (if any) and eligible to claim depreciation deductions under Sections 167 or 168 of the Code with respect thereto.

(g)Neither the Cap Ex Project nor any Work that utilizes funds advanced under this Section 10.6 shall count toward the Minimum Cap Ex Requirement under this Lease or constitute Capital Expenditures or Qualifying Capital Improvements for the purpose of satisfying the Minimum Cap Ex Requirement under this Lease.

Article XI

LIENS

Subject to the provisions of Article XII relating to permitted contests, Tenant will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property or any portion thereof or upon the Gaming Licenses (including indirectly through a pledge of shares in the direct or indirect entity owning an interest in the Gaming Licenses), or any attachment, levy, claim or encumbrance in respect of the Rent, excluding, however (and without limitation of the provisions of Section 7.1 relating to, among other things, Tenant’s acceptance of the Leased Property in its “as-is” condition), (i) this Lease; (ii) the matters that existed as of (x) the Commencement Date with respect to the Original Leased Property or (y) the Fourth Amendment Date with respect to the RG Leased Property, including the matters disclosed on Exhibit I; (iii) restrictions, liens and other encumbrances which are consented to in writing by Landlord (such consent not to be unreasonably withheld, conditioned or delayed); (iv) liens for Impositions which Tenant is not required to pay hereunder (if any); (v) Subleases permitted by Article XXII and any other lien or encumbrance expressly permitted under the provisions of this Lease; (vi) liens for Impositions not yet delinquent or being contested in accordance with Article XII,  provided that Tenant has provided appropriate reserves to the extent required under GAAP and any foreclosure or similar remedies with respect to such Impositions have not been instituted and no notice as to the institution or commencement thereof has been issued except to the extent such institution or commencement is stayed no later than twenty (20) days after such notice is issued; (vii) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that (1) the payment of such sums shall not be postponed under any related contract for more than sixty (60) days after the completion of the action giving rise to such lien unless being contested in accordance with Article XII and such reserve or other appropriate provisions as shall be required by law or GAAP shall have been made therefor and no foreclosure or similar remedies with respect to such liens has been instituted and no notice as to the institution or commencement thereof have been issued except to the extent such institution or commencement is stayed no later than twenty (20) days after such notice is issued; (2) any such liens are in the process of being contested as permitted by Article XII; and (3) in the event any foreclosure action is commenced under any such lien, Tenant shall immediately remove, discharge or bond over such lien; (viii) any liens created by Landlord; (ix) liens related to equipment leases or equipment financing for Tenant’s Property which are used or useful in Tenant’s business on the Leased Property or any portion thereof, provided that the payment of any sums due under such equipment leases or equipment financing shall either (1) be paid as and when due in accordance with the terms thereof, or (2) be in the process of being contested as permitted by Article XII (and provided that a lienholder’s removal of any such Tenant’s Property from the Leased Property shall be subject to all applicable provisions of this Lease, and, without limitation, Tenant or such lienholder shall restore the Leased Property from any damage effected by such removal); (x) liens granted as security for the obligations of Tenant and its Affiliates under a Permitted Leasehold Mortgage (and the documents relating thereto); provided,  however, in no event shall the foregoing be deemed or construed to permit Tenant to encumber the Leasehold Estate (or a Subtenant to encumber its subleasehold or other interest) in the Leased Property or any portion thereof (other than, in the case of Tenant, to a Permitted Leasehold Mortgagee to the extent expressly permitted hereunder), without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole discretion; and provided further that upon request Tenant shall be required to provide Landlord with fully executed copies of any and all Permitted Leasehold Mortgage Documents; and (xi) except as otherwise expressly provided in this Lease, easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to the Leased Property or any portion thereof, in each case whether now or hereafter in existence, not individually or in the aggregate materially interfering with the conduct of the business on the Leased Property for the Primary Intended Use, taken as a whole.  For the avoidance of doubt, the Parties acknowledge and agree that Tenant has not granted any liens in favor of Landlord as security for its obligations hereunder except as otherwise expressly provided under this Lease, and nothing contained herein shall be deemed or construed to prohibit the issuance of a lien on the Equity Interests in Tenant (it being agreed that any foreclosure by a lien holder on such interests in Tenant shall be subject to the restrictions on transfers of interests in Tenant and Change of Control set forth in Article XXII) or to prohibit Tenant from pledging (A) its Accounts and other Tenant’s Property as collateral (1) in connection with financings of equipment and other purchase money indebtedness, or (2) to secure Permitted Leasehold Mortgages, or (B) its Accounts and other property of Tenant (other than Tenant’s Property); provided that Tenant shall in no event pledge to any Person that is not a Permitted Leasehold Mortgagee hereunder any of Tenant’s Property to the extent that such Tenant’s Property cannot be removed from the Leased Property without (I) damaging or impairing the Leased Property (other than in a de minimis manner), (II) impairing in any material respect the operation of the applicable Facility for its Primary Intended Use, or (III) impairing in any material respect Landlord’s ability to acquire the Successor Assets at the expiration or termination of the Term in accordance with Section 36.1(after giving effect to the repayment of any indebtedness encumbering the Successor Assets and release of any liens thereon as required by such Section 36.1).  For the further avoidance of doubt, by way of example,

Tenant shall not grant to any lender (other than a Permitted Leasehold Mortgagee) a lien on, and any and all lien holders (including a Permitted Leasehold Mortgagee) shall not have the right to remove, carpeting, internal wiring, elevators, or escalators at the Leased Property, but lien holders may have the right to remove (and Tenant shall have the right, subject to Section 6.2, to grant a lien on) furniture, slot machines and other Gaming equipment even if the removal thereof from the Leased Property could result in de minimis damage; provided any such damage is repaired by the lien holder or Tenant in accordance with the terms of this Lease.

Article XII

PERMITTED CONTESTS

Tenant, upon prior written notice to Landlord, on its own or in Landlord’s name, at Tenant’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision (including pursuant to any Gaming Regulation), imposition of any disciplinary action, including both monetary and nonmonetary, pursuant to any Gaming Regulation, Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim; provided, that (i) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the Leased Property; (ii) neither the Leased Property or any portion thereof, the Rent therefrom nor any part or interest in either thereof would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings; (iii) in the case of a Legal Requirement, neither Landlord nor Tenant would be in any imminent danger of criminal or material civil liability for failure to comply therewith pending the outcome of such proceedings; (iv) in the case of a Legal Requirement, Imposition, lien, encumbrance or charge, Tenant shall deliver to Landlord security in the form of Cash or a Letter of Credit, if and as may be reasonably required by Landlord to insure ultimate payment of the same and to prevent any sale or forfeiture of the Leased Property or any portion thereof or the Rent by reason of such non-payment or noncompliance; (v) in the case of an Insurance Requirement, the coverage required by Article XIII shall be maintained; (vi) Tenant shall keep Landlord reasonably informed as to the status of the proceedings; and (vii) if such contest is finally resolved against Landlord or Tenant, Tenant shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement.  Landlord, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Tenant or if Landlord so desires, Landlord shall join as a party therein.  The provisions of this Article XII shall not be construed to permit Tenant to contest the payment of Rent or any other amount payable by Tenant to Landlord hereunder.  Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom, except to the extent resulting from actions independently taken by Landlord (other than actions taken by Landlord at Tenant’s direction or with Tenant’s consent).

Article XIII

INSURANCE

13.1General Insurance Requirements.  During the Term, Tenant shall, at its own cost and expense, maintain the minimum kinds and amounts of insurance described below.  Such insurance shall apply to the ownership, maintenance, use and operations related to the Leased Property and all property located in or on the Leased Property (including Capital Improvements and Tenant’s Property).  All policies shall be written with insurers authorized to do business in all states where Tenant operates and shall maintain A.M Best ratings of not less than “A-” “X” or better in the most recent version of Best’s Key Rating Guide.  In the event that any of the insurance companies’ ratings fall below the requirements set forth above, Tenant shall have one hundred eighty (180) days within which to replace such insurance company with an insurance company that qualifies under the requirements set forth above.  It is understood that Tenant may utilize so called surplus lines companies and will adhere to the standard above.

(a)Property Insurance.

(i)Property insurance shall be maintained on the Leased Property (including hull and machinery insurance on barges and vessels used for Gaming), Capital Improvements and Tenant’s Property against loss or damage under a policy with coverage not less than that found on Insurance Services Office (ISO) “Causes of Loss – Special Form” and ISO “Building and Personal Property Form” or their equivalent forms (e.g., an “all risk” policy) including acts of terrorism covered by the Terrorism Risk Insurance Program Authorization Act of 2015 and amendments/replacements thereto, in a manner consistent with the commercially reasonable practices of similarly situated companies engaged in the same or similar businesses operating in the same or similar locations.  Such property insurance policy shall be in an amount not less than the full replacement cost of the Facilities; provided, that Tenant shall have the right (i) to limit maximum insurance coverage for loss or damage by earthquake (including earth movement) to the greater of One Hundred Million and No/100 Dollars ($100,000,000.00) or the projected ground up loss with a 500-year return period (as determined annually by an independent firm using industry accepted catastrophe modeling software, and taking into account all locations insured under this property insurance, including other locations owned, leased or managed by Tenant), and (ii) to limit maximum insurance coverage for loss or damage by flood to the greater of One Hundred Million and No/100 Dollars ($100,000,000.00) or the projected ground up loss with a 500-year return period (as determined annually by an independent firm using RMS catastrophe software or equivalent, and taking into account all locations insured under this property insurance, including other locations owned, leased or managed by Tenant); provided, further, that in the event the premium cost of any earthquake, flood or terrorism peril coverages are available only for a premium that is more than two and one-half (2.5) times the premium paid by Tenant for the year preceding the date of determination for the insurance policy contemplated by this Section 13.1(a), then Tenant shall be entitled and required to purchase the maximum amount of insurance coverage it reasonably deems most efficient and prudent to purchase for such peril and Tenant shall not be required to spend additional funds to purchase additional coverages insuring against such risks; and provided, further, that certain ancillary property coverages be sub-limited as long as each sub-limit is commercially reasonable and prudent as determined by Tenant and to the extent that the amount of such sub-limit is less than the amount of such sub-limit in effect as of the Commencement Date, such sub-limit is approved by Landlord, such approval not to be unreasonably withheld.

(ii)Such property insurance policy shall include, subject to Section 13.1(a)(i) above: (i) agreed amount coverage and/or a waiver of any co-insurance; (ii) building ordinance coverage (ordinance or law) including loss of the undamaged portions, the cost of demolishing undamaged portions, and the increased cost of rebuilding; and also including, but not limited to, any non-conforming structures or uses; (iii) equipment breakdown coverage (boiler and machinery coverage); (iv) debris removal; and (v) business interruption coverage in an amount not less than two (2) years of Rent and containing an Extended Period of Indemnity endorsement for an additional minimum twelve (12) months period.  Subject to Section 13.1(a)(i), the property policy shall cover: wind/windstorm, earthquake/earth movement and flood and any sub-limits, earthquake and flood are subject to the approval of Landlord and Fee Mortgagee.  Such policy shall (i) name Landlord as an additional insured and “loss payee” for its interests in the Leased Property and Rent; (ii) name each Fee Mortgagee and Permitted Leasehold Mortgagee as an additional insured, and (iii) include a New York standard mortgagee clause in favor of each Fee Mortgagee and Permitted Leasehold Mortgagee.

(b)Flood Insurance.  With respect to any portion of the Leased Property that is security under a Fee Mortgage, if at any time the area in which such Leased Property is located is designated a “Special Flood Hazard Area” as designated by the Federal Emergency Management Agency (or any successor agency), Tenant shall obtain separate flood insurance through the National Flood Insurance Program.  Such flood insurance may be provided as part of Section 13.1(a) Property Insurance above if permitted by a Fee Mortgagee.

(c)Workers Compensation and Employers Liability Insurance.  Workers compensation insurance as required by applicable state statutes and Employers Liability.  This insurance shall include endorsements applicable to (i) Longshore and Harbor Workers Compensation Act, and (ii) Maritime Coverage (including transportation, wages, maintenance and cure, if not otherwise covered by Section 13.1(f) Marine Liability Insurance).

(d)Commercial General Liability Insurance.  For bodily injury, personal injury, advertising injury and property damage on an occurrence form with coverage no less than ISO Form CG 0001 or equivalent.  This policy shall include the following coverages: (i) Liquor Liability (ii) Named Peril/Time Element Pollution, to the extent commercially available to operators of properties similar to the subject Leased Property; (iii) Watercraft Liability, to the extent commercially available to operators of properties similar to the subject Leased Property; (iv) Terrorism Liability; and (v) a Separation of Insureds Clause.

(e)Business Auto Liability Insurance.  For bodily injury and property damage arising from the ownership, maintenance or use of owned, hired and non-owned vehicles (ISO Form CA 00 01 or equivalent).

(f)Marine Liability Insurance.  For bodily injury and property damage (Protection and Indemnity) on an occurrence form.  If not covered by the other insurance policies required by this Article XIII, this policy shall include the following coverages: (i) Liquor Liability; (ii) Pollution Liability; and (iii) injuries to captains and crew.  This policy shall contain a Separation of Insureds clause.  This coverage may be met through the combination of primary marine liability and excess liability coverage.

(g)Excess Liability Insurance.  Excess Liability coverage shall be maintained over the required Employers Liability, Commercial General Liability, Business Auto Liability and Marine Liability policies in an amount not less than Two Hundred Fifty Million and No/100 Dollars ($250,000,000.00) per occurrence and in the aggregate annually (where applicable).  The annual aggregate limit applicable to Commercial General Liability shall apply per location.  Tenant will use commercially reasonable efforts to obtain coverage as broad as the underlying insurance, including Terrorism Liability coverage.

(h)Pollution Liability Insurance.  For claims arising from the discharge, dispersal release or escape or any irritant or contaminant (including mold and legionella) into or upon land, any structure, the atmosphere, watercourse or body of water, including groundwater, with amounts not less than Twenty Million and No/100 Dollars ($20,000,000.00) per occurrence and Twenty Million and No/100 Dollars ($20,000,000.00) annual aggregate.  This shall include on and off-site clean up and emergency response costs and claims arising from above ground and below ground storage tanks.  If this policy is provided on a “claims made” basis (i) the retroactive date shall be no later than the Commencement Date; and (ii) coverage shall be maintained for two (2) years after the Term.

13.2Name of Insureds.  Except for the insurance required pursuant to Section 13.1(c) with respect to Workers Compensation and Employers Liability, all insurance provided by Tenant as required by this Article XIII shall include Landlord (including specified Landlord related entities as directed by Landlord) and any party required under any Property Document as a named insured or additional insured without restrictions beyond the restrictions that apply to Tenant and may include any Permitted Leasehold Mortgagee as an additional insured.  The coverage provided to the additional insureds by Tenant’s insurance policies must be at least as broad as that provided to the first named insured on each respective policy.  For avoidance of doubt, Landlord looks exclusively to Tenant’s insurance policies to protect itself from claims arising from the Leased Property and Capital Improvements.  The required insurance policies shall protect Landlord against Landlord’s acts with respect to the Leased Property in the same manner that they protect Tenant against its acts with respect to the Leased Property.  Except for the insurance required pursuant to Section 13.1(c) with respect to Workers Compensation and Employers Liability, the required insurance policies shall be endorsed to include others as additional insureds as required by Landlord and/or the Fee Mortgage Documents and/or Permitted Leasehold Mortgagee.  The insurance protection afforded to all insureds (whether named insureds or additional insureds) shall be primary and shall not contribute with any insurance or self-insurance programs maintained by such insureds (including deductibles and self-insured retentions).

13.3Deductibles or Self-Insured Retentions.  Tenant may self-insure such risks that are customarily self-insured by companies of established reputation engaged in the same general line of business in the same general area.  All increases in deductibles and self-insured retentions

(collectively referred to as “Deductibles” in this Article XIII) that apply to the insurance policies required by this Article XIII are subject to approval by Landlord, with such approval not to be unreasonably withheld, conditioned or delayed.  Tenant is solely responsible for all Deductibles related to its insurance policies.

13.4Waivers of Subrogation.  Landlord shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Article XIII (including related Deductibles), it being understood that (i) Tenant shall look solely to its insurance for the recovery of such loss or damage; and (ii) such insurers shall have no rights of subrogation against Landlord.  Each insurance policy shall contain a clause or endorsement which waives all rights of subrogation against Landlord, Fee Mortgagees and other entities or individuals as reasonably requested by Landlord.

13.5Limits of Liability and Blanket Policies.  The insured limits of liability maintained by Tenant shall be selected by Tenant in a manner consistent with the commercially reasonable practices of similarly situated tenants engaged in the same or similar businesses operating in the same or similar locations as the applicable Leased Property.  The insurance required by this Article XIII may be effected by a policy or policies of blanket insurance and/or by a combination of primary and excess insurance policies (all of which may insure additional properties owned, operated or managed by Tenant or its Affiliates), provided each policy shall be satisfactory to Landlord, acting reasonably, including, the form of the policy, provided such policies comply with the provisions of this Article XIII.

13.6Future Changes in Insurance Requirements.  In the event one or more additional locations become Leased Property or Capital Improvements during the Term, whether through acquisition, lease, new construction or other means, Landlord may reasonably amend the insurance requirements set forth in this Article XIII to properly address new risks or exposures to loss, in accordance with the procedures set forth in this Section13.6(a).  For example, for construction projects, different forms of insurance may be required, such as builders risk, and Landlord and Tenant shall mutually agree upon insurance requirements applicable to the construction contractors.  Tenant and Landlord shall work together in good faith to exchange information (including proposed construction agreements) and ascertain appropriate insurance requirements prior to Tenant being required to amend its insurance under this Section 13.6(a);  provided,  however, that any revision to insurance shall only be required if the revised insurance would be customarily maintained by similarly situated tenants engaged in the same or similar businesses operating in the same or similar locations as the applicable Leased Property.  If Tenant and Landlord are unable to reach a resolution within thirty (30) days of the original notice of requested revision, the arbitration provisions set forth in Section 34.2 shall control.

(a)In the event that (1) the operations of Tenant change in the future, and Tenant believes adjustments in Deductibles, insured limits or coverages are warranted, (2) Tenant desires to increase one or more Deductibles, reduce limits of liability below those in place as of the Commencement Date or materially reduce coverage, or (3) not more than once during any twelve (12) month period (or more frequently in connection with a financing or refinancing of a Fee Mortgage), Landlord reasonably determines that the insurance carried by Tenant is not, for any reason (whether by reason of the type, coverage, deductibles, insured limits, the reasonable requirements of Fee Mortgagees, or otherwise) commensurate with insurance customarily maintained by similarly situated tenants engaged in the same or similar businesses operating in the same or similar locations, the party seeking the change will advise the other party in writing of the requested insurance revision.  Tenant and Landlord shall work together in good faith to determine whether the requested insurance revision shall be made; provided,  however, that any revision to insurance shall only be made if the revised insurance would be customarily maintained by similarly situated tenants engaged in the same or similar businesses operating in the same or similar locations as the applicable Leased Property.  If Tenant and Landlord are unable to reach a resolution within thirty (30) days of the original notice of requested revision, the arbitration provisions set forth in Section 34.2 shall control.  Solely with respect to the insurance required by Section 13.1(g) above, in no event shall the outcome of an insurance revision pursuant to this Section 13.6 require Tenant to carry insurance in an amount which exceeds the product of (i) the amounts set forth in Section 13.1(g) hereof and (ii) the CPI Increase.

13.7Notice of Cancellation or Non-Renewal.  Each required insurance policy shall contain an endorsement requiring thirty (30) days prior written notice to Landlord, Fee Mortgagees and Leasehold Mortgagees of any cancellation or non-renewal.  Ten (10) days’ prior written notice shall be required for cancellation for non-payment of premium.  Tenant shall secure replacement coverage to comply with the stated insurance requirements and provide new certificates of insurance to Landlord and others as directed by Landlord.

13.8Copies of Documents.  Tenant shall provide (x) binders evidencing renewal coverages no later than the applicable renewal date of each insurance policy required by this Aritcle III; and (y) copies of all insurance policies required by this Article XIII (including policies issued by Tenant’s captive insurers, if any, which are in any way related to the required policies, including policies insuring Deductibles), within one hundred and twenty days (120) after inception date of each, and if additionally required, within ten (10) days of written request by Landlord.  In addition, Tenant will supply documents that are related to the required insurance policies on January 1 of each calendar year during the Term and three (3) years afterwards, and as otherwise requested in writing by Landlord.  Such documents shall be in formats reasonably acceptable to Landlord and include, but are not limited to, (i) statements of property value by location, (ii) risk modeling reports (e.g., flood and earthquake), (iii) actuarial reports, (iv) loss/claims reports, and (v) detailed summaries of Tenant’s insurance policies and, as respects Tenant’s captive insurers, if any, the most recent audited financial statements (including notes therein) and reinsurance agreements.  Landlord shall hold the contents of the documents provided by Tenant as confidential; provided that Landlord shall be entitled to disclose the contents of such documents to (a) its insurance consultants, attorneys, accountants and other agents in connection with the administration and/or enforcement of this Lease, (b) to any Fee Mortgagees, Permitted Leasehold Mortgagees and potential lenders and their respective representatives, and (c) as may be required by applicable laws.  Landlord shall utilize commercially reasonable efforts to cause each such person or entity to enter into a written agreement to maintain the confidentiality thereof for the benefit of Landlord and Tenant.

13.9Certificates of Insurance.  Certificates of insurance, evidencing the required insurance, shall be delivered to Landlord on the Commencement Date with respect to the Original Facilities and the Fourth Amendment Date with respect to the Rocky Gap Facility, annually thereafter, and upon written request by Landlord.  If required by any Fee Mortgagee, Tenant shall provide endorsements and written confirmations that all premiums have been paid in full. No review or approval of any insurance certificate or insurance policy by Landlord derogates from or diminishes Landlord’s rights under this Lease.

13.10Other Requirements.  Tenant shall comply with the following additional provisions:

(a)In the event of a catastrophic loss or multiple losses at multiple properties owned or leased directly or indirectly by Tenant, Guarantor and/or any of their Affiliates and that are insured by Tenant, Guarantor and/or any of their Affiliates (each such property that is affected by the catastrophic loss(es) or multiple losses, an “Affected Property”), then in the case that one Affected Property is a Facility, if:

(i)such catastrophic loss or multiple losses exhaust any per occurrence or aggregate insurance limits under the property insurance policies required by this Article XIII and any Affected Property that is not a Facility (each, an “Other Affected Property”) is (w) directly or indirectly managed but not directly or indirectly owned by Tenant, Guarantor and/or any of their Affiliates, (x) not wholly owned, directly or indirectly, by Tenant, Guarantor and/or any of their Affiliates, (y) subject to a ground lease with a landlord party that is neither Landlord nor its affiliates, or (z) is financed on a stand-alone basis, then the property insurance proceeds received in connection with such catastrophic loss or multiple losses shall be allocated pro-rata based on the insured values of the impacted properties, with no property receiving an allocation exceeding the loss suffered by such property, and

(ii)such catastrophic loss or multiple losses exhaust any per occurrence or aggregate insurance limits under the property insurance policies required by this Article XIII and no Other Affected Property is a property described in clauses (w) through (z) above, then such Facility shall have priority, on a pari passu basis with each Other Affected Property that is subject to a ground lease with a landlord party that is Landlord or one of its affiliates, to the property insurance proceeds received in connection with such catastrophic loss or multiple losses up to the reasonably anticipated amount of loss with respect to such Facility.

(b)In the event Tenant shall at any time fail, neglect or refuse to insure the Leased Property (including hull and machinery insurance on barges and vessels used for Gaming) and Capital Improvements, or is not in full compliance with its obligations under this Article XIII, Landlord may, at its election, upon prior Notice to Tenant to the extent reasonably practicable under the circumstances, procure replacement insurance as required by this Article XIII.  In such event, Landlord shall disclose to Tenant the terms of the replacement insurance.  Tenant shall reimburse Landlord for the cost of such replacement insurance within thirty (30) days after Landlord pays for the replacement insurance.  The cost of such replacement insurance shall be reasonable considering the then-current market.

Article XIV

CASUALTY

14.1Property Insurance Proceeds

All proceeds (except business interruption not allocated to rent expenses, if any) payable by reason of any property loss or damage to the Leased Property, or any portion thereof, under any property policy of insurance required to be carried hereunder shall be paid to an escrow account held by Fee Mortgagee or a third party depositary reasonably acceptable to Landlord, Tenant and, if applicable, Fee Mortgagee (in each case pursuant to an escrow agreement and/or escrow instructions mutually reasonably acceptable to the Parties and, if applicable, Fee Mortgagee and intended to implement the terms hereof, which escrow agreement or instructions, as applicable, shall contain such provisions, terms and conditions relating to the disbursement of insurance proceeds in connection with preservation, stabilization, emergency restoration, business interruption, reconstruction and/or repair as are customarily required by prudent ground lessors or prudent mortgage lenders, as applicable), and made, subject to the provisions of this Article XIV, available to Tenant upon request for the reasonable costs of preservation, stabilization, emergency restoration, business interruption, reconstruction and repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof; provided, however, that the portion of any such proceeds that are attributable to Tenant’s obligation to pay Rent shall be applied against Rent and Additional Charges due by Tenant hereunder; and provided, further, that if the total amount of proceeds payable net of the applicable deductibles is Five Hundred Thousand and No/100 Dollars ($500,000.00) or less, and, if no Tenant Event of Default has occurred and is continuing, the proceeds shall be paid to Tenant and, subject to the limitations set forth in this Article XIV used for the repair of any damage to or restoration or reconstruction of the Leased Property in accordance with Section14.2.  For the avoidance of doubt, any insurance proceeds payable by reason of (i) loss or damage to Tenant’s Property and/or Tenant Material Capital Improvements, or (ii) business interruption in excess of Tenant’s Rent obligations hereunder shall be paid directly to and belong to Tenant.  Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property to substantially the same condition as existed immediately before the damage or destruction and with materials and workmanship of like kind and quality and to Landlord’s reasonable satisfaction shall be provided to Tenant.  All salvage resulting from any risk covered by insurance for damage or loss to the Leased Property shall belong to Landlord.  So long as no Tenant Event of Default is continuing, and, so long as Tenant is acting in good faith and using commercially reasonable efforts to maximize insurance proceeds with respect thereto, Tenant shall have the right to prosecute and settle insurance claims, provided that, in connection with insurance claims exceeding Five Hundred Thousand and No/100 Dollars ($500,000.00) per Facility, Tenant shall consult with and involve Landlord in the process of adjusting any insurance claims under this Article XIV and any final settlement with the insurance company for claims exceeding Five Hundred Thousand and No/100 Dollars ($500,000.00) per Facility shall be subject to Landlord’s consent, such consent not to be unreasonably withheld, conditioned or delayed.  Any insurance proceeds referred to in this Section 14.1 that have not been disbursed for the purposes stated herein at any time after this Lease has been terminated shall be paid to Landlord.

14.2Tenant’s Obligations Following Casualty

(a)In the event of a Casualty Event with respect to the Leased Property or any portion thereof (whether or not from a risk covered by insurance carried by Tenant) (i) Tenant shall give prompt notice thereof to Landlord, (ii) Tenant shall restore the Leased Property (or any applicable portion thereof, excluding, at Tenant’s election, any Tenant Material Capital Improvement, unless such Tenant Material Capital Improvement is integrated into the Leased Property such that the Leased Property could not practically or safely be operated without restoring such Tenant Material Capital Improvement, provided, that with respect to such Tenant Material Capital Improvement that Tenant is not required to rebuild or restore, the Leased Property is otherwise restored in a manner reasonably satisfactory to Landlord and Tenant shall repair and thereafter maintain the portions of the Leased Property affected by the loss or damage of such Tenant Material Capital Improvement in a condition commensurate with the quality, appearance and use of the balance of the Leased Property and satisfying the Leased Property’s parking requirements and all applicable Legal Requirements and Property Documents and the Applicable Standards) to substantially the same (or better) condition as existed immediately before such damage or otherwise in a manner reasonably satisfactory to Landlord, and (iii) the damage caused by the applicable Casualty Event shall not terminate this Lease; provided, however, that,  if the applicable Casualty Event shall occur not more than twelve (12) months prior to the then-Stated Expiration Date and the cost to restore the Leased Property with respect to the affected Facility to the condition immediately preceding the Casualty Event, as determined by a mutually approved contractor or architect, would equal or exceed fifty percent (50%) of the Fair Market Ownership Value of the Leased Property with respect to the affected Facility immediately prior to the time of such damage or destruction, then each of Landlord and Tenant shall have the option, exercisable at such Party’s sole and absolute discretion, to terminate this Lease, upon written notice to the other Party hereto delivered to such other Party within thirty (30) days of the determination of the amount of damage and the Fair Market Ownership Value of the applicable Leased Property and, if such option is exercised by either Landlord or Tenant, this Lease shall terminate, and Tenant shall not be required to restore the applicable Leased Property and any insurance proceeds payable as a result of the damage or destruction shall be payable in accordance with Section 14.2(c).  Any dispute between Landlord and Tenant with respect to the Fair Market Ownership Value will be determined by the Expert pursuant to Section 34.1.

(b)If the cost to restore the affected Leased Property exceeds the amount of proceeds received from the insurance required to be carried hereunder or the affected Leased Property (or any portion thereof) is damaged or destroyed from a risk not covered by insurance carried by Tenant, Tenant’s restoration obligations shall continue unimpaired and such damage or destruction shall not terminate this Lease with respect to the affected Leased Property.  Tenant shall provide Landlord with evidence reasonably acceptable to Landlord that Tenant has (or is reasonably expected to have) available to it any excess amounts needed to restore the Leased Property to the condition required hereunder.  Such excess amounts shall be paid by Tenant.

(c)In the event neither Landlord nor Tenant is required or elects to repair and restore the Leased Property, all insurance proceeds (except, (i) subject to no Tenant Event of Default having occurred and continuing, any business interruption proceeds in excess of Tenant’s Rent obligations hereunder, and (ii) proceeds reasonably attributed to any Tenant Material Capital Improvements (or other property owned by Tenant), which proceeds shall be and remain the property of Tenant), shall be paid to and retained by Landlord (after reimbursement to Tenant for any reasonably-incurred expenses in connection with the subject Casualty Event) free and clear of any claim by or through Tenant except as otherwise specifically provided below in this Article XIV.

(d)If Tenant fails to complete the restoration of the Leased Property and Gaming operations do not recommence substantially in the same manner as prior to the applicable Casualty Event by the date that is the third (3rd) anniversary of the date of any Casualty Event (subject to extension in the event of an Unavoidable Delay during such three (3) year period, on a day-for-day basis, for the same amount of time that such Unavoidable Delay delays Tenant’s ability to perform such restoration in accordance with this Section 14.2), then, without limiting any of Landlord’s rights and remedies otherwise, all remaining insurance proceeds shall be paid to and retained by Landlord free and clear of any claim by or through Tenant.

(e)For avoidance of doubt, the provisions of this Article XIV shall be subject to all applicable provisions, terms and conditions of the Property Documents.

14.3No Abatement of Rent.  Except as expressly provided in this Article XIV, this Lease shall remain in full force and effect and Tenant’s obligation to pay Rent and all Additional Charges required by this Lease shall continue and remain unabated during any period following a Casualty Event.

14.4Waiver.  Tenant waives any statutory rights of termination which may arise by reason of any damage or destruction of the Leased Property but such waiver shall not affect any contractual rights granted to Tenant under this Lease.

14.5Insurance Proceeds and Fee Mortgagee.  Notwithstanding anything herein (including, without limitation, Article XXXI hereof) to the contrary, Landlord shall require that any Fee Mortgage Documents shall permit Tenant to rebuild in accordance with the terms and provisions of this Lease (and any such Fee Mortgage Documents shall expressly provide that Tenant or Landlord, as applicable, is entitled to the applicable insurance proceeds in accordance with the terms and provisions of this Lease); provided, that, Tenant shall satisfy, to Landlord’s reasonable satisfaction, such conditions and requirements which may be imposed by any such Fee Mortgagee, consistent with the conditions and requirements with respect to the disbursement of casualty insurance proceeds that are customarily imposed or required by prudent institutional mortgage lenders in connection with mortgage loans or prudent ground lessors for comparable properties.

14.6Pre-Commencement Date Casualty.  Landlord and Tenant acknowledge that the Joint Buyers Agreements provide that insurance proceeds payable by reason of any fire or other casualty under any policy of insurance, which fire or other casualty occurs during the pendency of the applicable Joint Buyers Agreement prior to the Commencement Date or the Fourth Amendment Date, as applicable, (but only to the extent such proceeds are actually paid over or assigned by the seller under the applicable Equity Purchase Agreement), shall be adjusted, held, and disbursed as provided under this Lease, as if this Lease were then in effect.  Accordingly, if at any time between the date of the execution of the applicable Joint Buyers Agreement and the Commencement Date or the Fourth Amendment Date, as applicable, the applicable Leased

Property, or any portion thereof, shall have been damaged or destroyed by fire or other casualty, then, to the extent not already commenced by any applicable Operations Party (Pre-Closing), Tenant shall, promptly following the Commencement Date or the Fourth Amendment Date, as applicable, commence (or continue, to the extent that any such Operations Party (Pre-Closing) has theretofore commenced), and continue thereafter, diligently and continuously, to restore the same as nearly as possible to the condition it was in immediately prior to such damage or destruction.  All such proceeds, to the extent so adjusted, held or disbursed, shall continue to be treated in such manner.

Article XV

EMINENT DOMAIN

15.1Condemnation.  Tenant shall promptly give Landlord written notice of the actual or threatened Condemnation or any Condemnation proceeding affecting the Leased Property of which Tenant has knowledge and shall deliver to Landlord copies of any and all papers served in connection with the same.

(a)Total Taking.  If a total and permanent Taking of the Leased Property with respect to any Facility occurs, this Lease shall automatically terminate with respect to such Facility as of the day before the date of such Taking.  In such event, commencing upon the date of such termination, Rent hereunder shall be reduced by the Rent Reduction Amount.

(b)Partial Taking.  If a portion (but not all) of the Leased Property with respect to any Facility (and, without limitation, any Capital Improvements with respect thereto) is subject to a permanent Taking (“Partial Taking”), this Lease shall remain in effect so long as the Leased Property with respect to the applicable Facility is not thereby rendered Unsuitable for its Primary Intended Use, and Rent shall be adjusted in accordance with the Rent Reduction Amount with respect to the subject portion of the applicable Facility; provided, however, that if the remaining portion of the Leased Property with respect to the applicable Facility is rendered Unsuitable for Its Primary Intended Use, this Lease shall terminate with respect to (i) an Original Facility, as of the day before the date of such Taking, or (ii) the Rocky Gap Facility, as of the applicable date set forth in the termination notice as provided in Section 9.2.1 of the RG Ground Lease, and, in such event, commencing upon the date of such termination, Rent hereunder shall be reduced by the Rent Reduction Amount with respect to the entirety of the subject Facility.

(c)Restoration.  If there is a Partial Taking and this Lease remains in full force and effect, Landlord shall make available to Tenant the portion of the Award applicable to the restoration of the Leased Property with respect to the affected Facility in accordance with this Lease including, to the extent required hereby, any affected Tenant Material Capital Improvements, and thereafter as provided in Section 15.2, provided, that Tenant shall accomplish all necessary restoration in accordance with the following sentence (whether or not the amount of the Award received by Tenant is sufficient) and the Rent shall be adjusted in accordance with the Rent Reduction Amount.  Tenant shall restore the Leased Property (excluding any Tenant Material Capital Improvement) (it being understood that Tenant shall not be required to restore any Tenant Material Capital Improvement unless such Tenant Material Capital Improvement is integrated into the subject Facility such that such Facility could not practically or safely be operated without restoring such Tenant Material Capital Improvement, provided that the Leased Property is otherwise restored in a manner reasonably satisfactory to Landlord) as nearly as reasonably possible under the circumstances to a complete architectural unit of the same general character and condition as the Leased Property existing immediately prior to such Taking.

(d)For avoidance of doubt, the provisions of this Article XV shall be subject to the provisions, terms and conditions of the Property Documents.

15.2Award Distribution.  Except as set forth below and in Section 15.1(c) hereof, the entire Award resulting from the Taking shall belong to and be paid to Landlord.  Notwithstanding the foregoing, Tenant shall be entitled to pursue its own claim (with Landlord if the state requires a unitary action, or separately if authorized under applicable state law) with respect to the Taking for Tenant’s lost profits value and moving expenses and, the portion of the Award, if any, allocated to any Tenant Material Capital Improvements and Tenant’s Property, shall be and remain the property of Tenant free of any claim thereto by Landlord.

15.3Temporary Taking.  If a temporary Taking occurs the Term shall not be reduced or affected in any way and Tenant shall continue to pay in full the Rent and Additional Charges as required to be paid hereunder and, subject to the other provisions of this Section 15.3, Tenant shall be entitled to receive any Award for such use and Landlord and Tenant shall join in a single action for the recovery of such Award.  If such Taking is for a period extending beyond the Term and if any Award made for such use is made in a lump sum, such Award shall be apportioned between Landlord and Tenant as of the date of expiration of the Term.  If such Taking results in changes or alterations in the Leased Premises which would necessitate an expenditure, after repossession, to restore it to its former condition, and if possession of the Leased Premises shall revert to Tenant prior to the expiration of the Term, then Tenant shall perform such restoration.  If any part of the payment from the Taking authority in respect to a temporary Taking is made on or after the expiration of the Term, or if payment from the Taking authority in respect to a temporary Taking is made before expiration of the Term and any part of such payment is specified as compensation for expenses of restoring the Leased Premises to their former condition but such restoration is to be performed after expiration of the Term, then the amount of such Award which is specified as compensation for the expenses of restoring the Leased Premises to their former condition, or if no such amount is specified, such portion of such Award as is sufficient to cover such expenses, shall be paid to and retained by Landlord absolutely and Tenant shall thereupon be excused from any obligation to restore the Leased Premises upon the termination of such temporary Taking, and the balance of such Award shall be paid to Tenant.

15.4Condemnation Awards and Fee Mortgagee.  Notwithstanding anything herein (including, without limitation, Article XXXI hereof) to the contrary, Landlord shall require that any Fee Mortgage Documents shall permit Tenant to rebuild in accordance with the terms and provisions of this Lease (and any such Fee Mortgage Documents shall expressly provide that each of Tenant and Landlord, as applicable, is entitled to the applicable portion of the Award in accordance with the terms and provisions of this Lease).

15.5Condemnation Negotiations.  Landlord shall have the right to conduct all Condemnation settlement negotiations (other than any independent claims made by Tenant to the extent permitted hereunder). Tenant agrees to reasonably cooperate with Landlord in such negotiations and settlement.  Landlord shall endeavor to furnish Tenant with a reasonable estimate of the amount of the prospective recovery when such information is available to Landlord and from time to time to furnish updated estimates thereof to Tenant.  Landlord shall afford Tenant an opportunity to review all settlement proposals prior to acceptance by Landlord.

15.6Pre-Commencement Date Condemnation.  Landlord and Tenant acknowledge that the Joint Buyers Agreements provide that proceeds from Awards payable by reason of any Condemnation, which Condemnation occurs during the pendency of the applicable Joint Buyers Agreement prior to the Commencement Date or Fourth Amendment Date, as applicable (but only to the extent such Award is paid over or assigned by the seller under the applicable Equity Purchase Agreement), shall be adjusted, held, and disbursed as provided under this Lease, as if this Lease were then in effect.  Accordingly, if at any time between the date of the execution of the applicable Joint Buyers Agreement and the Commencement Date or Fourth Amendment Date, as applicable, a Facility, or any portion thereof, shall have been permanently or temporarily Taken (or by purchase in lieu thereof), then (i) such Taking shall be treated as if such Taking had occurred after the Commencement Date or Fourth Amendment Date, as applicable, and (ii) to the extent (x) required by the terms of this Lease if such Taking had occurred after the Commencement Date or Fourth Amendment Date, as applicable, and (y) not already commenced by any applicable Operations Party (Pre-Closing), Tenant shall, promptly following the Commencement Date or Fourth Amendment Date, as applicable, commence (or continue, to the extent that any such Operations Party (Pre-Closing) has theretofore commenced), and continue thereafter, diligently and continuously, to complete any restoration of the affected Facility in accordance with this Lease.  All such proceeds, to the extent so adjusted, held or disbursed, shall continue to be treated in such manner.

Article XVI

DEFAULTS & REMEDIES

16.1Tenant Events of Default.  Any one or more of the following shall constitute a “Tenant Event of Default”:

(a)Tenant shall fail to pay any installment of Rent when due and such failure is not cured within ten (10) days after written notice from Landlord of Tenant’s failure to pay such installment of Rent when due (and such notice of failure from Landlord may be given any time after such installment of Rent is one (1) day late);

(b)Tenant shall fail to pay any Additional Charge within ten (10) days after written notice from Landlord of Tenant’s failure to pay such Additional Charge when due (and such notice of failure from Landlord may be given any time after such payment of any Additional Charge is one (1) day late);

(c)Tenant or Guarantor shall:

(i)admit in writing its inability to pay its debts generally as they become due;

(ii)file a petition in bankruptcy or a petition to take advantage of any insolvency law or statute under Federal law, specifically including Title 11, United States Code, §§ 101-1532, or analogous state law;

(iii)make an assignment for the benefit of its creditors;

(iv)consent to the appointment of a receiver of itself or of the whole or substantially all of its property; or

(v)file a petition or answer seeking reorganization or arrangement under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;

(d)an involuntary bankruptcy or other insolvency proceeding is commenced against Tenant or Guarantor but only if Tenant or Guarantor has consented to such proceeding;

(e)

(i)Tenant shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Tenant, a receiver of Tenant or of all or substantially all of Tenant’s property, or approving a petition filed against Tenant seeking reorganization, arrangement or liquidation of Tenant under Federal law, specifically including Title 11, United States Code, §§ 101-1532, or analogous state law, and such judgment, order or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof; or

(ii)Guarantor shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Guarantor, a receiver of Guarantor or of all or substantially all of Guarantor’s property, or approving a petition filed against Guarantor seeking reorganization or arrangement of Guarantor under Federal law, specifically including Title 11, United States Code, §§ 101-1532, or analogous state law, and such judgment, order or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of the entry thereof;

(f)entry of an order or decree liquidating or dissolving Tenant or Guarantor, provided that the same shall not constitute a Tenant Event of Default if such order or decree shall be vacated, set aside or stayed within ninety (90) days from the date of the entry thereof;

(g)the estate or interest of Tenant in the Leased Property or any part thereof shall be levied upon or attached in any proceeding relating to more than One Million and No/100 Dollars ($1,000,000.00), and the same shall not be vacated, discharged or stayed pending appeal (or paid or bonded or otherwise similarly secured payment) within the later of ninety (90) days after commencement thereof or thirty (30) days after receipt by Tenant of notice thereof from Landlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;

(h)if Tenant or Guarantor shall fail to pay, bond, escrow or otherwise similarly secure payment of one or more final judgments aggregating in excess of the amount of One Million

Five Hundred Thousand and No/100 Dollars ($1,500,000.00), which judgments are not discharged or effectively waived or stayed for a period of forty-five (45) consecutive days;

(i)if Guarantor shall fail to pay any of the Obligations (as defined in the Guaranty) as and when provided in the Guaranty after giving effect to grace or cure periods therein if any;

(j)if any of the representations or warranties made by Tenant hereunder or by any Guarantor in a Guaranty proves to be untrue when made in any material respect which materially and adversely affects Landlord, provided that, whether or not such misrepresentation constitutes a Tenant Event of Default, Tenant shall indemnify Landlord with respect thereto as provided in Section 21.1;

(k)any applicable Gaming License or other license material to any Facility’s operation for its Primary Intended Use is at any time terminated or revoked or suspended or placed under a trusteeship (and in each case such termination, revocation, suspension or trusteeship causes cessation of Gaming activity at such Facility) for more than thirty (30) days and such termination, revocation, suspension or trusteeship is not stayed pending appeal;

(l)if a Licensing Event with respect to Tenant under clause (a) of the definition of Licensing Event shall occur and is not resolved in accordance with Section 14.12within the later of (i) thirty (30) days or (ii) such additional time period as may be permitted by the applicable Gaming Authorities;

(m)Tenant or any Guarantor, by its acts or omissions, causes the occurrence of a default under any provision of any Fee Mortgage, related documents or obligations thereunder by which Tenant is bound in accordance with Section 31.1or has agreed under the terms of this Lease to be bound, which default is not cured within the applicable grace and cure period set forth in the Fee Mortgage Documents, if the effect of such default is to cause, or to permit the holder or holders of the applicable Fee Mortgage or indebtedness secured thereby (or a trustee or agent on behalf of such holder or holders) to cause, such Fee Mortgage (or the indebtedness secured thereby) to become or be declared due and payable (or redeemable) prior to its stated maturity;

(n)a transfer of Tenant’s interest in this Lease (including pursuant to a Change of Control) shall have occurred without the consent of Landlord to the extent such consent is required under Article XXII, or Tenant is otherwise in default of the provisions set forth in Section 22.1 below;

(o)except as expressly permitted herein, the sale or transfer, without Landlord’s consent, of all or any portion of any Gaming License or similar certificate or license relating to the Leased Property;

(p)the occurrence of a Tenant Event of Default pursuant to Section 10.5(a)(iv);

(q)except in connection with a Permitted Operation Interruption, Tenant voluntarily ceases to cause each of the Facilities to be Continuously Operated;

(r)(x) a breach by Tenant of Section 23.3(a) hereof for two (2) consecutive Test Periods ending on the last day of two (2) consecutive Fiscal Quarters, or (y) a breach of Section 23.3(b) hereof;

(s)the occurrence of a Tenant Event of Default under Section 7.5(a) hereof

(t)[***];

(u)[***];  and

(v)if Tenant shall fail to observe or perform any other term, covenant or condition of this Lease (including, but not limited to, a breach of any term, covenant or condition set forth in Articles I through XLI unless otherwise referenced in this Article XVI) or any Guarantor shall fail to observe or perform any term, covenant or condition under any Guaranty (other than a failure of any Guarantor as provided in Section 16.1(i) above) and, in each case, such failure is not cured within thirty (30) days after written notice thereof from Landlord, provided, however, if (i) such failure cannot reasonably be cured within such thirty (30) day period and Tenant (or any Guarantor, as applicable) shall have commenced to cure such failure within such thirty (30) day period, (ii) thereafter diligently proceeds to cure the same, and (iii) such failure has no material adverse impact of Landlord or Landlord’s rights hereunder and will not result in a forfeiture by Landlord, such thirty (30) day period shall be extended for such time as is reasonably necessary for Tenant (or any Guarantor, as applicable) in the exercise of due diligence to cure such failure, provided that, such cure period shall not exceed one-hundred and twenty (120) days in the aggregate.  No Tenant Event of Default (other than a failure to make payment of money) shall be deemed to exist under this Lease during any time the curing thereof is prevented by an Unavoidable Delay, provided that upon the cessation of the Unavoidable Delay, Tenant (or any Guarantor, as applicable) remedies the default without any further delay.

16.2Landlord Remedies.

(a)Upon the occurrence and during the continuance of a Tenant Event of Default but subject to the provisions of Article XVII, Landlord may, subject to the terms of Section 16.3 below, do any one or more of the following: (x) terminate this Lease by giving Tenant no less than ten (10) days’ notice of such termination and the Term shall terminate and all rights and obligations of Tenant under this Lease shall cease, subject to any provisions that expressly survive the Expiration Date, (y) seek damages as provided in Section 16.3 hereof, or (z) exercise any other right or remedy hereunder, at law or in equity available to Landlord as a result of any Tenant Event of Default.  Tenant shall pay as Additional Charges all costs and expenses incurred by or on behalf of Landlord, including reasonable attorneys’ fees and expenses, as a result of any Tenant Event of Default hereunder.  Subject to Article XXXVI hereof, at any time upon or following the Expiration Date, Tenant shall, if required by Landlord to do so, immediately surrender to Landlord possession of all or any portion of the Leased Property and quit the same and Landlord may enter upon and repossess such Leased Property by reasonable force, summary proceedings, ejectment or otherwise, and may remove Tenant and all other Persons and any of Tenant’s Property therefrom.

(b)None of (i) the termination of this Lease, (ii) the repossession of all or any portion of the Leased Property, (iii) the failure of Landlord to relet the Leased Property or any portions thereof, (iv) the reletting of all or any portion of the Leased Property, or (v) the inability of Landlord to collect or receive any rentals due upon any such reletting, shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive any such termination, repossession or reletting.  Landlord and Tenant agree that Landlord shall have no obligation to mitigate Landlord’s damages under this Lease.  Landlord shall pursue its remedies under this Lease in compliance with and as required by applicable laws.

(c)If this Lease shall terminate pursuant to Section 16.2(a) (x) or following the occurrence of a Tenant Event of Default that is continuing, then, in any such event, Landlord or Landlord’s agents and employees may immediately or at any time thereafter reenter the Leased Property to the extent permitted by law (including applicable Gaming Regulations), whether by entry without process of law when permissible, by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any Person therefrom, to the end that Landlord may have, hold and enjoy the Leased Property.  The words “enter,” “reenter,” “entry” and “reentry,” as used herein, are not restricted to their technical legal meanings.

(d)Notwithstanding anything to the contrary contained herein, without limitation of any other right or remedy hereunder, at law or in equity available to Landlord, upon the occurrence and during the continuance of a Tenant Event of Default but subject to the provisions of Article XVII, Landlord may elect, in its sole discretion, (x) to terminate this Lease with respect to all the Leased Property hereunder with the exception of the RG Leased Property (the “Surviving Leased Property”; the Leased Property other than the Surviving Leased Property, collectively, the “Terminated Leased Property”) by giving Tenant no less than ten (10) days’ notice of such termination and the Term with respect to the Terminated Leased Property shall terminate and all rights and obligations of Tenant under this Lease with respect to the Terminated Leased Property shall cease, subject to any provisions that expressly survive the Expiration Date, (y) seek damages as provided in Section 16.3 hereof other than in respect of the Surviving Leased Property, and (z) otherwise exercise any and all remedies available to Landlord in connection with such Tenant Event of Default (other than in respect of the Surviving Leased Property).  If Landlord elects to terminate this Lease with respect to the Terminated Leased Property pursuant to this Section 16.2(d), (i) Rent shall continue to be payable in respect of the Surviving Leased Property (adjusted by the Rent Reduction Amount), and (ii) this Lease (including all rights and obligations of Landlord and Tenant under this Lease) shall continue in full force and effect with respect to the Surviving Leased Property.

16.3Damages

(a)If Landlord elects to terminate this Lease in writing upon a Tenant Event of Default during the Term, Tenant shall forthwith (x) pay to Landlord all Rent due and payable under this Lease to and including the date of such termination (together with interest thereon at the Overdue Rate from the date the applicable amount was due), and (y) pay on demand all damages to which Landlord shall be entitled at law or in equity; including, without limitation, and without duplication or limitation of any of the other provisions of this Lease, (i) reasonable costs and expenses incurred by Landlord to obtain possession of the Leased Property; (ii) reasonable broker’s fees incurred by Landlord in connection with reletting the whole or any part of the Leased Property; (iii) reasonable costs of removing, storing and/or disposing of Tenant’s or other occupant’s property; (iv) the reasonable cost of making repairs and replacements required to be made by Tenant prior to such termination, and of performing all covenants relating to the condition of the Leased Property required to be performed by Tenant prior to such termination; (v) reasonable costs of repairing, altering, remodeling or otherwise putting the Leased Property into condition reasonably acceptable to a new tenant or tenants; (vi) reasonable expenses incurred by Landlord in enforcing or defending Landlord’s rights and/or remedies in connection with such termination, including reasonable attorneys’ fees and litigation and court costs, and (vii) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; provided, however, Landlord’s damages with regard to unpaid Rent from and after the date of termination shall equal, as liquidated and agreed current damages in respect thereof, the sum of: (A) the worth at the time of award of the amount by which the unpaid Rent that (if this Lease had not been terminated) would have been payable hereunder after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus (B) (x) the Rent which (if the Lease had not been terminated) would have been payable hereunder from the time of award until the then Stated Expiration Date, discounted to present value by applying a discount rate equal to the discount rate of the Federal Reserve Bank of New York at the time of award, plus one percent (1%), less (y) the Rent loss from the time of the award until the then Stated Expiration Date that Tenant proves could be reasonably avoided, discounted to present value by applying a discount rate equal to the discount rate of the Federal Reserve Bank of New York at the time of award, plus one percent (1%).  As used in clause (A), the “worth at the time of award” shall be computed by allowing interest at the Overdue Rate from the date the applicable amount was due (it being understood the foregoing calculation of damages for unpaid Rent applies only to the amount of unpaid Rent damages owed to Landlord pursuant to Tenant’s obligation to pay Rent hereunder from and after the date of termination and does not prohibit or otherwise shall not limit Landlord from seeking damages for any indemnification or any other obligations of Tenant hereunder or such amounts or other matters as provided herein, with all such rights of Landlord reserved).

(b)Notwithstanding anything otherwise set forth herein, if Landlord chooses not to terminate Tenant’s right to possession of the Leased Property (whether or not Landlord terminates this Lease) and has not been paid damages in accordance with Section 16.3(a), then each installment of Rent and all other sums payable by Tenant to or for the benefit of Landlord under this Lease shall be payable as the same otherwise becomes due and payable, together with, if any such amount is not paid when due, interest at the Overdue Rate from the date when due until paid, and Landlord may enforce, by action or otherwise, any other term or covenant of this Lease (and Landlord may at any time thereafter terminate Tenant’s right to possession of the Leased Property and seek damages under Section 16.3(a), to the extent not already paid for by Tenant under Section 16.3(a) or this Section 16.3(b)).

(c)If, as of the date of any termination of this Lease pursuant to Section 16.2(a) (x), the Leased Property shall not be in the condition in which Tenant has agreed to surrender the same to Landlord at the expiration or earlier termination of this Lease, then Tenant, shall pay, as damages therefor, the cost (as estimated by an independent contractor reasonably selected by Landlord) of placing the Leased Property in the condition in which Tenant is required to surrender the same hereunder.

16.4Receiver.  Subject to the rights of Permitted Leasehold Mortgagees hereunder, upon the occurrence and continuance of a Tenant Event of Default, and upon commencement of proceedings to enforce the rights of Landlord hereunder, but subject to any limitations of applicable law (including Gaming Regulations), Landlord shall be entitled, as a matter of right, to the appointment of a receiver or receivers acceptable to Landlord of the Leased Property and of the revenues, earnings, income, products and profits thereof, pending the outcome of such proceedings, with such powers as the court making such appointment shall confer.

16.5Waiver.  If Landlord initiates judicial proceedings or if this Lease is terminated by Landlord pursuant to this Article XVI, Tenant waives, to the extent permitted by applicable law, (i) any right of redemption, re-entry or repossession or similar laws for the benefit of Tenant; and (ii) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

16.6Application of Funds.  Any payments received by Landlord under any of the provisions of this Lease during the existence or continuance of any Tenant Event of Default which are made to Landlord rather than Tenant due to the existence of a Tenant Event of Default shall be applied to Tenant’s obligations in the order which Landlord may reasonably determine or as may be prescribed by applicable Legal Requirements.

16.7Self-Help; Landlord’s Right to Cure Tenant’s Default.  In an emergency involving an imminent threat to human health and safety or damage to property, or, if Tenant shall fail to make any payment when due or to perform any act required to be made or performed hereunder when required (including, without limitation, if Tenant fails to pay any Imposition or expend any Required Capital Expenditures as required hereunder or fails to complete any work or restoration or replacement of any nature as required hereunder or fails to take out, pay for or maintain any insurance as required hereunder or fails to comply with its obligations under Section 7.2(e) or Section 7.2(h), or if Tenant shall take any action prohibited hereunder, or, without limitation, if Tenant shall breach any representation or warranty comprising Additional Fee Mortgagee Requirements (and Landlord reasonably determines that such breach could be expected to give rise to an event of default or an indemnification obligation of Landlord under the applicable Fee Mortgage Documents), or Tenant fails to comply with any Additional Fee Mortgagee Requirements, then Landlord, (x) without notice to Tenant either in the case of an emergency or after such failure or action has given rise to a Tenant Event of Default, or (y) with such notice as is reasonably practicable if there is no emergency or if such failure or action has not given rise to a Tenant Event of Default, without waiving or releasing any obligation or default, may, but shall be under no obligation to, make such payment or perform such act (or cure or remediate such action) for the account and at the expense of Tenant (including, in the event of a breach of any such representation or warranty, taking actions to cause such representation or warranty to be true), and may, to the extent permitted by law, enter upon the Leased Property for such purpose and take all such actions thereon (and incur such reasonable costs and expenses) as, in Landlord’s reasonable opinion, may be necessary or appropriate therefor (it being understood that no such entry shall be deemed an eviction of Tenant), and use funds in the Cap Ex Reserve for the purposes for which they were deposited in making any such payment or performing such act.  All sums so paid by Landlord and all costs and expenses, including reasonable out-of-pocket attorneys’ fees and expenses so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand as an Additional Charge.

16.8Miscellaneous

(a)Suit or suits for the recovery of damages, or for any other sums payable by Tenant to Landlord pursuant to this Lease, may be brought by Landlord from time to time at Landlord’s election, and nothing herein contained shall be deemed to require Landlord to await the date whereon this Lease and the Term would have expired by limitation had there been no Tenant Event of Default, reentry or termination.

(b)No failure by either Party to insist upon the strict performance of any agreement, term, covenant or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no acceptance by Landlord of full or partial Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such agreement, term, covenant or condition.  No agreement, term, covenant or condition of this Lease to be performed or complied with by either Party, and no breach thereof, shall be or be deemed to be waived, altered or modified except by a written instrument executed by the Parties.  No waiver of any breach shall affect or alter this Lease, but each and every agreement, term, covenant and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.  Landlord shall be entitled to the remedy of specific performance, injunctive relief and any other equitable remedy to prevent Tenant from breaching any of the agreements, provisions, terms, covenants or conditions of this Lease, and, without limitation, shall have the right to invoke any rights and remedies allowed at law or in equity or by statute or otherwise as though reentry, summary proceedings or other remedies were not provided for in this Lease.

(c)Except to the extent otherwise expressly provided in this Lease, each right and remedy of a Party provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease.

(d)Nothing contained in this Article XVI or otherwise in this Lease shall vitiate or limit Tenant’s obligation to pay Landlord’s attorneys’ fees as and to the extent provided in Article XXXVII hereof, or any indemnification obligations under any express indemnity made by Tenant of Landlord or of any Landlord Indemnified Parties as contained in this Lease.

Article XVII

TENANT FINANCING

17.1Permitted Leasehold Mortgagees

(a)Tenant May Mortgage the Leasehold Estate.  Subject and subordinate to all of the terms and conditions of the Ground Leases (including obtaining the prior approval of the applicable Ground Lessor to the extent required thereunder in accordance with the terms thereof), on one or more occasions, without Landlord’s consent, Tenant may mortgage or otherwise encumber Tenant’s estate in and to the Leased Property (the “Leasehold Estate”) (or encumber the direct or indirect Equity Interests in Tenant) to one or more Permitted Leasehold Mortgagees under one or more Permitted Leasehold Mortgages and pledge its right, title and interest under this Lease as security for such Permitted Leasehold Mortgages or any related agreement secured thereby, provided, however, (i) in order for a Permitted Leasehold Mortgagee to be entitled to the rights and benefits pertaining to Permitted Leasehold Mortgagees pursuant to this Article XVII, such Permitted Leasehold Mortgagee must hold or benefit from a Permitted Leasehold Mortgage encumbering all of Tenant’s Leasehold Estate granted to Tenant under this Lease (subject to exclusions with respect to items that are not capable of being mortgaged and that, in the aggregate, are de minimis) or one hundred percent (100%) of the direct or indirect Equity Interests in Tenant at any tier of ownership, and (ii) that no Person shall be deemed to be a Permitted Leasehold Mortgagee hereunder unless and until (a) such Person delivers a written agreement to Landlord providing that in the event of a termination of this Lease by Landlord pursuant to Section 16.2(a) (x) hereof, such Permitted Leasehold Mortgagee and any Persons for whom it acts as representative, agent or trustee, will not use or dispose of any Gaming License for use at a location other than at the applicable Facility to which such Gaming License relates as of the date of the closing of a Lease Foreclosure Transaction (or, in the case of any additional facility added to this Lease after such date, as of the date that such additional facility is added to the Lease), (b) the applicable Permitted Leasehold Mortgage shall include an express acknowledgement that any exercise of remedies thereunder that would affect the Leasehold Estate shall be subject and subordinate to the terms of this Lease, and (c) any foreclosure or realization by any Permitted Leasehold Mortgagee pursuant to a Permitted Leasehold Mortgage or upon Tenant’s interest under this Lease or that would result in a transfer of all or any portion of Tenant’s interest in the Leased Property or this Lease shall in any case be subject to the applicable provisions, terms and conditions of Article XXII hereof.

(b)Notice to Landlord.

(i)If Tenant shall, on one or more occasions, mortgage Tenant’s Leasehold Estate pursuant to a Permitted Leasehold Mortgage and if the holder of such Permitted Leasehold Mortgage shall provide Landlord with written notice of such Permitted Leasehold Mortgage (which notice with respect to any Permitted Leasehold Mortgage not evidenced by a recorded security instrument, in order to be effective, shall also state (or be accompanied by a notice of Tenant stating) the relative priority of all then-effective Permitted Leasehold Mortgages noticed to Landlord under this Section and shall be consented to in writing by all then-existing Permitted Leasehold Mortgagees) together with a true copy of such Permitted Leasehold Mortgage and the name and address of the Permitted Leasehold Mortgagee, Landlord and Tenant agree that, following receipt of such written notice by Landlord (which notice shall be accompanied by any items required pursuant to Section 17.1(a) above), the provisions of this Section 17.1 shall apply to each such Permitted Leasehold Mortgage.  In the event of any assignment of a Permitted Leasehold Mortgage or in the event of a change of address of a Permitted Leasehold Mortgagee or of an assignee of such Permitted Leasehold Mortgage, written notice of such assignment or change of address and of the new name and address shall be provided to Landlord, and the provisions of this Section 17.1 shall continue to apply, provided such assignee is a Permitted Leasehold Mortgagee.

(ii)Landlord shall reasonably promptly following receipt of a communication purporting to constitute the notice provided for by subsection (b)(i) above (and such additional items requested by Landlord pursuant to the first sentence of Section 17.1(b) (iii)) acknowledge by an executed and notarized instrument receipt of such communication as constituting the notice provided for by subsection (b)(i) above and confirming the status of the Permitted Leasehold Mortgagee as such or, in the alternative, notify Tenant and the Permitted Leasehold Mortgagee of the rejection of such communication and any such items as not conforming with the provisions of this Section 17.1 and specify the specific basis of such rejection.

(iii)After Landlord has received the notice provided for by subsection (b)(i) above, Tenant upon being requested to do so by Landlord, shall with reasonable promptness provide Landlord with copies of the Permitted Leasehold Mortgage, the note or other obligations secured by such Permitted Leasehold Mortgage, all other material Permitted Leasehold Mortgage Documents relating to such obligations and any other documents pertinent to the applicable Permitted Leasehold Mortgage or such obligations reasonably requested by Landlord.  Tenant shall with reasonable promptness thereafter also provide Landlord from time to time with a copy of each material amendment or other modification or supplement to such documents.  All recorded documents shall be accompanied by the appropriate recording stamp or other certification of the custodian of the relevant recording office as to their authenticity as true and correct copies of official records and all nonrecorded documents shall be accompanied by a certification by Tenant that such documents are true and correct copies of the originals.  From time to time upon being requested to do so by Landlord, Tenant shall also notify Landlord of the date and place of recording and other pertinent recording data with respect to such instruments as have been recorded.

(iv)Notwithstanding the requirements of this Section 17.1(b), it is agreed and acknowledged that Tenant’s Initial Financing (and the mortgages, security agreements and/or other loan documents in connection therewith) as of the date of this Lease shall be deemed a Permitted Leasehold Mortgage (with respect to which notice has been properly provided to Landlord pursuant to Section 17.1(b) (i)) without the requirement that Tenant or Landlord comply with the initial requirements set forth in clauses (i) through (iii) above, (but, for the avoidance of doubt, Tenant’s Initial Financing is not relieved of the requirement that it satisfy the requirements of Section 17.1(a) or the last sentence of Section 17.1(b) (i)).  In addition, for the avoidance of doubt, the Parties confirm that Tenant shall not be relieved of the requirement to comply with the final three (3) sentences of Section 17.1(b) (iii) with respect to Tenant’s Initial Financing or any other financing with a Permitted Leasehold Mortgagee.

(c)Default Notice to Permitted Leasehold Mortgagee.  Landlord, upon providing Tenant any notice of default under this Lease, shall at the same time provide a copy of such notice to every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) (i) hereof.  No such notice by Landlord to Tenant shall be deemed to have been duly given unless and until a copy thereof has been sent, in the manner prescribed in Article XXXV of this Lease, to every such Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) (i) hereof.  From and after the date such notice has been sent to a Permitted Leasehold Mortgagee, such Permitted Leasehold Mortgagee shall have the same period, with respect to its remedying any default or acts or omissions which are the subject matter of such notice or causing the same to be remedied, as is given Tenant after the giving of such notice to Tenant, plus in each instance, the additional periods of time specified in subsections (d) and (e) of this Section 17.1 to remedy or cause to be remedied the defaults or acts or omissions which are the subject matter of such notice specified in any such notice.  Landlord shall accept such performance by or at the instigation of such Permitted Leasehold Mortgagee as if the same had been done by Tenant.  Tenant authorizes each such Permitted Leasehold Mortgagee (to the extent such action is authorized under the applicable loan documents to which it acts as a lender, noteholder, investor, agent, trustee or representative) to take any such action at such Permitted Leasehold Mortgagee’s option and does hereby authorize entry upon the Leased Property by the Permitted Leasehold Mortgagee for such purpose.

(d)Right to Terminate Notice to Permitted Leasehold Mortgagee.  Anything contained in this Lease to the contrary notwithstanding, if any Tenant Event of Default shall occur which entitles Landlord to terminate this Lease, Landlord shall have no right to terminate this Lease on account of such Tenant Event of Default unless Landlord shall notify every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof that the period of time given Tenant to cure the applicable default or act or omission giving rise to such Tenant Event of Default has lapsed and, accordingly, Landlord has the right to terminate this Lease (“Right to Terminate Notice”).  The provisions of subsection (e) below of this Section 17.1 shall apply (subject, in the case of a Tenant Event of Default under Section 16.1(t) or Section 16.1(u), to the applicable Ground Lease specifically affording the cure rights under this subsection (d) or subsection (e) below to the applicable Permitted Leasehold Mortgagee)if, during (x) the thirty (30) day period following Landlord’s delivery of the Right to Terminate Notice if such Tenant Event of Default is capable of being cured by the payment of money, or (y) the ninety (90) day period following Landlord’s delivery of the Right to Terminate Notice, if such Tenant Event of Default is not capable of being cured by the payment of money, any Permitted Leasehold Mortgagee shall:

(i)notify Landlord of such Permitted Leasehold Mortgagee’s desire to nullify such Right to Terminate Notice;

(ii)pay or cause to be paid all Rent, Additional Charges, and other payments (A) then due and in arrears as specified in the Right to Terminate Notice to such Permitted Leasehold Mortgagee, and (B) which may become due during such thirty (30) or ninety (90) day (as the case may be) period (as and when the same may become due);

(iii)comply with or in good faith, with reasonable diligence and continuity, commence to comply with all nonmonetary requirements of this Lease then in default and reasonably susceptible of being complied with by such Permitted Leasehold Mortgagee (e.g., defaults that are not personal to Tenant hereunder); provided, however, that such Permitted Leasehold Mortgagee shall not be required during such ninety (90) day period to cure or commence to cure any default consisting of Tenant’s failure to satisfy and discharge any lien, charge or encumbrance against Tenant’s interest in this Lease or the Leased Property or any of Tenant’s other assets that is/are (x) junior in priority to the lien of the mortgage or other security documents held by such Permitted Leasehold Mortgagee, and (y) would be extinguished by the foreclosure of the Permitted Leasehold Mortgage that is held by such Permitted Leasehold Mortgagee; and

(iv)during such thirty (30) or ninety (90) day period, the Permitted Leasehold Mortgagee shall respond, with reasonable diligence, to requests for information from Landlord as to the Permitted Leasehold Mortgagee’s (and related lender’s) intent to pay such Rent and other charges and comply with this Lease.

If the applicable default shall be cured pursuant to the terms and within the time periods allowed in this Section 17.1(d), this Lease shall continue in full force and effect as if Tenant had not defaulted under the Lease.  If a Permitted Leasehold Mortgagee shall fail to take all of the actions described in this Section 17.1(d) with respect to a specific Tenant Event of Default for which the Permitted Leasehold Mortgagee was provided notice prior to the deadlines set forth herein, such Permitted Leasehold Mortgagee shall have no further rights under this Section 17.1(d) or Section 17.1(e) with respect to such Tenant Event of Default and Landlord may terminate the Lease.

(e)Procedure on Default.

(i)If Landlord shall elect to terminate this Lease by reason of any Tenant Event of Default that has occurred and is continuing and a Permitted Leasehold Mortgagee shall have proceeded in the manner provided for by subsection (d) of this Section 17.1, the specified date for the termination of this Lease as fixed by Landlord in its Termination Notice shall be extended for a period of six (6) months; provided that such Permitted Leasehold Mortgagee shall, during such six (6) month period (and during the period of any continuance referred to in subsection (e)(ii) below):

(A)such Permitted Leasehold Mortgagee shall pay or cause to be paid the Rent, Additional Charges and other monetary obligations of Tenant under this Lease as the same become due, and continue its good faith efforts to perform or cause to be performed all of Tenant’s other obligations under this Lease, excepting (I) obligations of Tenant to satisfy or otherwise discharge any lien, charge or encumbrance against Tenant’s interest in this Lease or the Leased Property or any of Tenant’s other assets that is/are (x) junior in priority to the lien of the mortgage or other security documents held by such Permitted Leasehold Mortgagee, and (y) would be extinguished by the foreclosure of the Permitted Leasehold Mortgage that is held by such Permitted Leasehold Mortgagee, and (II) past non-monetary obligations then in default and not reasonably susceptible of being cured by such Permitted Leasehold Mortgagee; and

(B)subject to and in accordance with Section 22.2(ii), if not enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order, such Permitted Leasehold Mortgagee shall diligently continue to pursue acquiring or selling Tenant’s interest in this Lease and the Leased Property (or, to the extent applicable, the direct or indirect interests in Tenant) by foreclosure of the Permitted Leasehold Mortgage or other appropriate means and diligently prosecute the same to completion.

(ii)If at the end of such six (6) month period such Permitted Leasehold Mortgagee is complying with subsection (e)(i) above, this Lease shall not then terminate, and the time for completion by such Permitted Leasehold Mortgagee of its proceedings shall continue (provided, that, for the time of such continuance, such Permitted Leasehold Mortgagee is in compliance with subsection (e)(i) above) (x) so long as such Permitted Leasehold Mortgagee is enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order and if so enjoined or stayed, thereafter for so long as such Permitted Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interest in this Lease by foreclosure of the Permitted Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity but not to exceed twelve (12) months after the Permitted Leasehold Mortgagee is no longer so enjoined or stayed from prosecuting the same and in no event longer than twentyfour (24) months from the date of Landlord’s initial notification to Permitted Leasehold Mortgagee pursuant to Section 17.1(d) hereof, and (y) if such Permitted Leasehold Mortgagee is not so enjoined or stayed, thereafter for so long as such Permitted Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interests in this Lease by foreclosure of the Permitted Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity but not to exceed twelve (12) months from the date of Landlord’s initial notification to Permitted Leasehold Mortgagee pursuant to Section 17.1(d) hereof.  Nothing in this Section 17.1(e), however, shall be construed to extend this Lease beyond the Term as extended by any options to extend the Term properly exercised by Tenant or a Permitted Leasehold Mortgagee in accordance with Section 1.4, nor to require a Permitted Leasehold Mortgagee to continue such foreclosure proceeding after the default has been cured.  If the default shall be cured pursuant to the terms and within the time periods allowed in subsections (d) and (e) of this Section 17.1 and the Permitted Leasehold Mortgagee shall discontinue such foreclosure proceedings, this Lease shall continue in full force and effect as if Tenant had not defaulted under this Lease.  If, however, notwithstanding anything to the contrary contained herein, (a) the Permitted Leasehold Mortgagee, at any time, fails to pay Rent, Additional Charges and/or other monetary obligations of Tenant under this Lease as the same become due, or (b) Landlord determines that the Permitted Leasehold Mortgagee is not otherwise in compliance with its undertakings set forth in this subsection (e)(i) above, Landlord may notify the Permitted Leasehold Mortgagee and, either simultaneously therewith or at any time thereafter, without limiting any rights or remedies that Landlord may have on account of such Tenant Event of Default described in the Right to Terminate Notice, terminate this Lease.

(iii)Without limitation of Tenant’s right to deliver a Renewal Notice, it is agreed that a Permitted Leasehold Mortgagee also shall have the right to deliver a Renewal Notice on behalf of Tenant during any period in which such Permitted Leasehold Mortgagee is complying with Section 17.1(d) or 17.1(e).

(iv)If a Permitted Leasehold Mortgagee is complying with subsection (e)(i) of this Section 17.1, upon the acquisition of Tenant’s Leasehold Estate (or, to the extent applicable, the direct or indirect interests in Tenant) herein by such Permitted Leasehold Mortgagee, a Permitted Leasehold Mortgagee Designee or an assignee thereof in accordance with Section 22.2(ii), hereof, this Lease shall continue in full force and effect as if Tenant had not defaulted under this Lease provided that such successor cures all outstanding defaults that can be cured through the payment of money and all other defaults that are reasonably susceptible of being cured as provided in said subsection (e)(i).

(v)For purposes of this Section 17.1, the making of a Permitted Leasehold Mortgagee shall not be deemed to constitute an assignment or transfer of this Lease nor of the Leasehold Estate hereby created, nor shall any Permitted Leasehold Mortgagee, as such, be deemed to be an assignee or transferee of this Lease or of the Leasehold Estate hereby created by virtue of the Permitted Leasehold Mortgage so as to require such Permitted Leasehold Mortgagee, as such, to assume the performance of any of the terms, covenants or conditions on the part of Tenant to be performed hereunder; but the purchaser at any sale of this Lease (or, to the extent applicable, the purchaser of the direct or indirect interests in Tenant) (including a Permitted Leasehold Mortgagee if it is the purchaser at foreclosure) and of the Leasehold Estate hereby created in any proceedings for the foreclosure of any Permitted Leasehold Mortgage, or the assignee or transferee of this Lease and of the Leasehold Estate hereby created (or, to the extent applicable, the direct or indirect interests in Tenant) under any instrument of assignment or transfer in lieu of the foreclosure of any Permitted Leasehold Mortgage, shall be subject in all respects to all of the provisions, terms and conditions of this Lease including, without limitation Section 22.2(ii) hereof.

(vi)Notwithstanding any other provisions of this Lease, any Permitted Leasehold Mortgagee, Permitted Leasehold Mortgagee Designee or other acquirer of the Leasehold Estate of Tenant (or, to the extent applicable, the direct or indirect interests in Tenant) in accordance with the requirements of Section 22.2(ii) of this Lease pursuant to foreclosure, assignment in lieu of foreclosure or other similar proceedings of this Lease may, upon acquiring Tenant’s Leasehold Estate (or, to the extent applicable, the direct or indirect interests in Tenant), (x) sell and assign interests in the Leasehold Estate (or, to the extent applicable, the direct or indirect interests in Tenant) as and to the extent provided in this Lease, and (y) enter into Permitted Leasehold Mortgages in the same manner as the original Tenant, as and to the extent provided in this Lease, in each case under clause (x) or (y), subject to the terms of this Lease, including Article XVII and Section 22.2 hereof.

(vii)Notwithstanding any other provisions of this Lease, any sale of this Lease and of the Leasehold Estate hereby created (or, to the extent applicable, the direct or indirect interests in Tenant) in any proceedings for the foreclosure of any Permitted Leasehold Mortgage, or the assignment or transfer of this Lease and of the Leasehold Estate hereby created (or, to the extent applicable, the direct or indirect interests in Tenant) in lieu of the foreclosure of any Permitted Leasehold Mortgage, shall, solely if and to the extent such sale, assignment or transfer complies with the requirements of Section 22.2 hereof, be deemed to be a permitted sale, transfer or assignment of this Lease.

(f)New Lease.  In the event that this Lease is rejected in any bankruptcy, insolvency or dissolution proceeding or is terminated by Landlord following a Tenant Event of Default other than due to a default that is subject to cure by a Permitted Leasehold Mortgagee under Section 17.1(d) and Section 17.1(e) above, Landlord shall provide each Permitted Leasehold Mortgagee with written notice that this Lease has been rejected or terminated (“Notice of Termination”), and, for the avoidance of doubt, upon delivery of such Notice of Termination, no

Permitted Leasehold Mortgagee shall have the rights as described in Section 17.1(d) and Section 17.1(e) above, but rather such Permitted Leasehold Mortgagee instead shall have the rights described in this Section 17.1(f).  Following any such rejection or termination, Landlord agrees to enter into a new lease (“New Lease”) of the Leased Property (in the case of the RG Leased Property, subject to the RG Ground Lease specifically affording such rights to such Permitted Leasehold Mortgagee)with such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee for the remainder of the Term, effective as of the date of termination, at the rent and additional rent, and upon the terms, covenants and conditions (including all then-remaining Renewal Terms but excluding requirements which have already been fulfilled) of this Lease, provided:

(i)such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall comply with the applicable terms of Section 22.2(ii) (including clauses (1) through (4) thereof, to the extent applicable);

(ii)such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall make a binding, written, irrevocable commitment to Landlord for such New Lease within thirty (30) days after the date such Permitted Leasehold Mortgagee receives Landlord’s Notice of Termination of this Lease given pursuant to this Section 17.1(f);

(iii)such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall pay or cause to be paid to Landlord at the time of the execution and delivery of such New Lease, any and all sums which would at the time of execution and delivery thereof be due pursuant to this Lease but for such rejection or termination (including, for avoidance of doubt, any amounts that become due prior to and remain unpaid as of the date of the Notice of Termination) and, in addition thereto, all reasonable expenses, including reasonable attorney’s fees, which Landlord shall have incurred by reason of such rejection or such termination and the execution and delivery of the New Lease and which have not otherwise been received by Landlord from Tenant or other party in interest under Tenant; and

(iv)such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall agree to remedy any of Tenant’s defaults of which said Permitted Leasehold Mortgagee was notified by Landlord’s Notice of Termination (or in any other written notice of Landlord) and which can be cured through the payment of money or, if such defaults cannot be cured through the payment of money, are reasonably susceptible of being cured by Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee.

(g)New Lease Priorities.  It is the intention of the Parties that any such New Lease shall continue to maintain the same priority as this Lease with regard to any applicable Fee Mortgage or any other lien, charge or encumbrance on the Leased Property or any part thereof or this Lease (but in no event shall Landlord be deemed to make any representation or warranty to such effect).  If more than one Permitted Leasehold Mortgagee shall request a New Lease pursuant to subsection (f) of this Section 17.1, Landlord shall enter into such New Lease with the Permitted Leasehold Mortgagee whose mortgage is senior in lien, or with its Permitted Leasehold Mortgagee

Designee acting for the benefit of such Permitted Leasehold Mortgagee prior in lien foreclosing on Tenant’s interest in this Lease.  Landlord, without liability to Tenant or any Permitted Leasehold Mortgagee with an adverse claim, may rely upon (i) with respect to any Permitted Leasehold Mortgage evidenced by a recorded security instrument, a title insurance policy (or, if elected by Landlord in its sole discretion, a title insurance commitment, certificate of title or other similar instrument) issued by a reputable title insurance company as the basis for determining the appropriate Permitted Leasehold Mortgagee who is entitled to such New Lease, or (ii) with respect to any Permitted Leasehold Mortgage not evidenced by a recorded security instrument, the statement with respect to relative priority of Permitted Leasehold Mortgages contained in the applicable notice delivered pursuant to Section 17.1(b) (i),  provided that any such statement that provides that any such Permitted Leasehold Mortgage described in this clause (ii) is senior or prior to any Permitted Leasehold Mortgage evidenced by a recorded security instrument shall only be effective to the extent it is consented to in writing by the Permitted Leasehold Mortgagee in respect of such Permitted Leasehold Mortgage evidenced by a recorded security instrument.

(h)Permitted Leasehold Mortgagee Need Not Cure Specified Defaults.  Nothing herein contained shall require any Permitted Leasehold Mortgagee to cure any Incurable Default in order to comply with the provisions of Sections 17.1(d) and 17.1(e), or as a condition of entering into the New Lease provided for by Section 17.1(f).

(i)Casualty Loss.  A standard mortgagee clause naming each Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof may be added to any and all insurance policies required to be carried by Tenant hereunder on condition that (and, in all events, Tenant agrees that) the insurance proceeds are to be applied in the manner specified in this Lease and the Permitted Leasehold Mortgage shall so provide; except that the Permitted Leasehold Mortgage may provide a manner for the disposition of such proceeds, if any, otherwise payable directly to Tenant (but not such proceeds, if any, payable jointly to Landlord and Tenant or to Landlord, to Fee Mortgagee or to a third-party escrowee) pursuant to the provisions of this Lease.

(j)Arbitration; Legal Proceedings.  Landlord shall give prompt notice to each Permitted Leasehold Mortgagee (for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof) of any arbitration (including a determination of Fair Market Ownership Value or Fair Market Rental Value) or legal proceedings between Landlord and Tenant involving obligations under this Lease.

(k)Notices.  Notices from Landlord to the Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof shall be provided in the method provided in Article XXXV hereof to the address furnished Landlord pursuant to subsection (b) of this Section 17.1, and those from the Permitted Leasehold Mortgagee to Landlord shall be mailed to the address designated pursuant to the provisions of Article XXXV hereof.  Such notices, demands and requests shall be given in the manner described in this Section 17.1 and in Article XXXV and shall in all respects be governed by the provisions of those sections.

(l)Limitation of Liability.  Notwithstanding any other provision hereof to the contrary, (i) Landlord agrees that any Permitted Leasehold Mortgagee’s liability to Landlord in its capacity as Permitted Leasehold Mortgagee hereunder howsoever arising shall be limited to and enforceable only against such Permitted Leasehold Mortgagee’s interest in the Leasehold Estate and the other collateral granted to such Permitted Leasehold Mortgagee to secure the obligations under the loan secured by the applicable Permitted Leasehold Mortgage, and (ii) each Permitted Leasehold Mortgagee agrees that Landlord’s liability to such Permitted Leasehold Mortgagee hereunder howsoever arising shall be limited to and enforceable only against Landlord’s interest in the Leased Property, and no recourse against Landlord shall be had against any other assets of Landlord whatsoever.

(m)Sale Procedure.  If this Lease has been terminated, the Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b)hereof with the most senior lien on the Leasehold Estate shall have the right to make the determinations and agreements on behalf of Tenant under Article XXXVI , in each case, in accordance with and subject to the terms and provisions of Article XXXVI.

(n)Third Party Beneficiary.  Each Permitted Leasehold Mortgagee (for so long as such Permitted Leasehold Mortgagee holds a Permitted Leasehold Mortgage) is an intended third-party beneficiary of this Article XVII entitled to enforce the same as if a party to this Lease.

(o)No Merger.The fee title to the Leased Property and the Leasehold Estate of Tenant therein created by this Lease shall not merge but shall remain separate and distinct, notwithstanding the acquisition of said fee title and said Leasehold Estate by Landlord or by Tenant or by a third party, by purchase or otherwise.

Notwithstanding anything otherwise contained in this Article XVII, the rights and benefits afforded to a Permitted Leasehold Mortgagee under this Lease shall be subject and subordinate to the terms and conditions of any applicable Ground Lease, and, without limitation, (i) Landlord shall not be required to furnish a Permitted Leasehold Mortgagee with additional cure periods under Section 17.1(d) and/or Section 17.1(e) hereof with respect to a Tenant Event of Default pertaining to Ground Leased Property or the applicable Facility pertaining thereto except solely to the extent (x) the applicable Ground Lessor has agreed to furnish additional cure periods for the benefit of the applicable Permitted Leasehold Mortgagee and (y) any such additional cure periods referenced in clause (x) do not reduce the cure periods otherwise available to Landlord under the applicable Ground Lease within which Landlord may (x) cure such default and/or (y) replace Tenant as the permitted operator/subtenant under such Ground Lease, and (ii) providing a New Lease pursuant to Section 17.1(f) hereof shall be subject to the terms and conditions of any applicable Ground Lease.

17.2Landlord Cooperation with Permitted Leasehold Mortgage.  If, in connection with granting any Permitted Leasehold Mortgage or entering into an agreement relating thereto, Tenant shall request in writing (i) reasonable cooperation from Landlord, or (ii) reasonable amendments or modifications to this Lease, in each case required to comply with any reasonable request made by Permitted Leasehold Mortgagee, Landlord shall reasonably cooperate with such request, so long as (a) no Tenant Event of Default is continuing, (b) all reasonable costs and expenses incurred by Landlord, including, but not limited to, its reasonable documented attorneys’ fees, shall be paid by Tenant, and (c) any requested action, including any amendments or modification of this Lease, shall not (i) increase Landlord’s monetary obligations under this Lease by more than a de minimis extent, or increase Landlord’s non-monetary obligations under this Lease in any material respect or decrease Tenant’s obligations in any material respect, (ii) diminish Landlord’s rights under this Lease in any material respect, (iii) adversely impact the value of the Leased Property by more than a de minimis extent or otherwise have a more than de minimis adverse effect on the Leased Property, Tenant or Landlord, (iv) adversely impact Landlord’s (or any Affiliate of Landlord’s) tax treatment or position, (v) result in this Lease not constituting a “true lease”, or (vi) result in a default under the Fee Mortgage Documents.

17.3Landlord’s Right to Cure Permitted Leasehold Mortgage Default.  Tenant agrees that each and any agreement related to any Material Indebtedness or any Permitted Leasehold Mortgage Document (or the principal or controlling agreement relating to such Material Indebtedness or any series of related Permitted Leasehold Mortgage Documents) obtained by or entered into by Tenant after (i) the Commencement Date with respect to the Original Facilities or (ii) the Fourth Amendment Date with respect to the Rocky Gap Facility will include a provision requiring the lender(s) or holders thereunder (or the Agent thereof) to provide a copy to Landlord of any notices issued by such lender(s) or holder(s) (or the Agent thereof) to Tenant of a Specified Permitted Leasehold Mortgage Default.  In addition, Tenant agrees that it will ensure that any such agreement related to any Material Indebtedness or any Permitted Leasehold Mortgage Document (or the principal or controlling agreement relating to any Material Indebtedness or any such series of related Permitted Leasehold Mortgage Documents) includes a provision with the effect that should Tenant fail to make any payment or to perform any act required to be made or performed under an agreement related to Material Indebtedness or under any Permitted Leasehold Mortgage Document or agreement related thereto when due or within any cure period provided for therein (if any), Landlord may, subject to applicable Gaming Regulations and the terms hereof, cure any such default by making such payment to the applicable lender(s) or holder(s) or Agent or otherwise performing such acts within the cure period thereunder (if any) for the account of Tenant, to the extent such default is susceptible to cure by Landlord; provided that (x) Landlord’s right to cure such default shall not be any greater than the rights of the obligors under such Permitted Leasehold Mortgage Document to cure such default, and (y) for the avoidance of doubt it is acknowledged and agreed that Landlord shall have no obligation whatsoever to exercise any such right to cure.  Landlord and Tenant agree that all sums so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be for the account of Tenant and paid by Tenant to Landlord on demand.

Article XVIII

TRANSFERS BY LANDLORD

18.1Sale of the Leased Property.  Landlord may sell, assign, transfer or convey, directly or indirectly, without Tenant’s consent, the Leased Property, in whole or in part, to one or more Persons.  If multiple Persons shall own the fee interest in the Leased Property with respect to any Facility, such Persons shall own the applicable Leased Property as tenants in common and all such Persons shall execute a joinder to this Lease, as “Landlord”, on a joint and several basis. If Landlord (including any successor owner of the Leased Property) shall convey the applicable Leased Property in accordance with the terms of this Lease, other than as security for a debt, and the applicable grantee or transferee expressly assumes all obligations of Landlord arising after the date of the conveyance, Landlord shall thereupon be released from all future liabilities and obligations of Landlord under this Lease with respect to the transferred portion of the Leased Property arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations relating to such transferred Leased Property shall thereupon be binding upon such applicable grantee or transferee.  Any transfer by Landlord under this Article XVIII shall be subject to all applicable Legal Requirements, including any Gaming Regulations, and no such transfer shall be effective until any applicable approvals with respect to Gaming Regulations, if applicable, are obtained.  Tenant shall attorn to and recognize any successor Landlord in connection with any transfer(s) under this Article XVIII as Tenant’s “landlord”.

18.2Transfers to Tenant Competitors.  In the event that, and so long as, Landlord with respect to any Leased Property becomes or acquires a Tenant Competitor (the transaction by which Landlord becomes or acquires a Tenant Competitor, a “Tenant Competitor Event”), Landlord shall notify Tenant in writing reasonably promptly following becoming aware that a Tenant Competitor Event has occurred (and Tenant, if it otherwise becomes aware that a Tenant Competitor Event has occurred, shall endeavor to provide Landlord with written notice thereof), and, notwithstanding anything herein to the contrary, without limitation of Section 23.1(c) of this Lease, for so long as Landlord is or owns a Tenant Competitor, Tenant shall not be required to deliver the information required to be delivered to Landlord pursuant to Section 23.1(b) hereof to the extent the same (1) would give Landlord a “competitive” advantage with respect to markets in which Landlord and Tenant or any of their respective Affiliates might be competing at any time (it being understood that Landlord shall (i) retain audit rights with respect to such information to the extent required to confirm Tenant’s compliance with the terms of this Lease, and (ii) be permitted to comply with SEC, Internal Revenue Service and other legal and regulatory requirements with regard to such information), provided that appropriate measures are in place to ensure that only Landlord’s auditors and attorneys (and not Landlord or any Affiliates of Landlord or any direct or indirect Parent Company of Landlord or any Affiliate of Landlord) are provided access to such information, or (2) is subject to the quality assurance immunity, attorney-client privilege or the attorney work product doctrine.

With respect to all consent, approval and decision-making rights granted to Landlord under this Lease relating to competitively sensitive matters (including those pertaining to the use and operation of the Leased Property and Tenant’s business conducted thereat, but other than any right of Landlord to grant waivers and amend or modify any of the terms of this Lease), Landlord shall establish an independent committee to evaluate, negotiate and approve such matters, independent from and without interference from Landlord’s management or Board of Directors.  Any dispute over whether a particular decision should be determined by such independent committee shall be submitted for resolution by an Expert pursuant to Section 34.2 hereof.

18.3Severance Leases.  [***]

Article XIX

HOLDING OVER

If Tenant shall for any reason remain in possession of all or any portion of the Leased Property or the Facilities after the Expiration Date without the consent, or other than at the request, of Landlord, such possession shall be as a month-to-month tenant during which time Tenant shall pay as Rent each month an amount equal to (a) two hundred percent (200%) of the monthly installment of Rent applicable as of the Expiration Date, and (b) all Additional Charges and all other sums payable by Tenant pursuant to this Lease.  During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of such portion of the Leased Property associated therewith.  Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the Expiration Date.  This Article XIX is subject to Tenant’s rights and obligations under Article XXXVI below, and it is understood and agreed that any possession of the Leased Property after the Expiration Date pursuant to such Article XXXVI shall not constitute a hold over subject to this Article XIX.

Article XX

RISK OF LOSS

The risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property or any part thereof as a consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Landlord and Persons claiming from, through or under Landlord) during the Term is assumed by Tenant, and except as otherwise expressly provided herein no such event shall entitle Tenant to any abatement of Rent.

Article XXI

INDEMNIFICATION

21.1General Indemnification

(a)In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Landlord or Tenant, and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify, save harmless and defend Landlord and its Affiliates and their respective principals, partners, officers, members, directors, shareholders, employees, managers, agents and servants and any ground lessor under any Ground Lease (collectively, the “Landlord Indemnified Parties”; each individually, a “Landlord Indemnified Party”), from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees and expenses, imposed upon or incurred by or asserted against any Landlord Indemnified Party by reason of any of the following: (i) other than to the extent resulting from Landlord’s gross negligence or willful misconduct, any accident, injury to or death of Persons or loss of or damage to property occurring on or about any Facility (or any part thereof) or adjoining sidewalks under the control of Tenant or any Subtenant; (ii) any use, misuse, non-use, condition, maintenance or repair by Tenant (or any Subtenant) of any Facility (or any part thereof); (iii) any failure on the part of Tenant to perform or comply with any of the terms of this Lease; (iv) the non-performance of any of the terms and provisions of any and all existing and future Subleases to be performed by any party thereunder, (v) any claim for malpractice, negligence or misconduct committed by Tenant or any other Person (other than Landlord or its Affiliates) on or from any Facility (or any part thereof); (vi) the violation by Tenant (or any Subtenant) of any Legal Requirement (including any Gaming Regulations), any Insurance Requirements or any Property Document; (vii) the non-performance of any contractual obligation, express or implied, assumed or undertaken by Tenant (or any Subtenant) with respect to any Facility (or any part thereof) (including any obligations which Tenant assumes or which are imposed pursuant to this Lease), or any business or other activity carried on in relation to any Facility (or any part thereof) by Tenant (or any Subtenant); (viii) any lien or claim that may be asserted against any Facility (or any part thereof) or Landlord arising from any failure by Tenant to perform its obligations (express or implied) (including any obligations which Tenant assumes or which are imposed pursuant to this Lease) hereunder or under any instrument or agreement affecting any Facility (including any Property Document) or any part thereof or any business or activity conducted therefrom or in connection therewith, (ix) any Property Document Indemnification Matters (it being understood that for purposes of this clause (ix) the Landlord Indemnified Parties shall include any and all Property Document Parties), (x) any matter arising out of Tenant’s (or any Subtenant’s) management, operation, use, or possession of any Facility or otherwise arising out of any business or other activity carried on, at or in relation to any Facility (or any part thereof) (including any litigation, suit, proceeding or claim asserted against Landlord in connection with the same), (xi) any Pre-Term Operations Matters (in each case under this clause (xi), (I) irrespective of whether (a) such liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees and expenses (including any of the facts and circumstances related thereto) arose before or after the entry into, or consummation of, the transactions contemplated by, the Acquisition Agreements or (b) such Pre-Term Operations Matters (including any of the facts or circumstances relating thereto) were disclosed on the Disclosure Schedules (as defined in the Equity Purchase Agreements) and (II) other than any Losses resulting from the Excluded Pre-Term Liabilities, and (xii) any untrue statement or alleged untrue statement of a material fact contained in any Financial Statements or other reports delivered by Tenant to Landlord hereunder, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.  Any amounts which become payable by Tenant under this Article XXI shall be paid within ten (10) Business Days after liability therefor is determined by a final non appealable judgment or settlement or other agreement of the Parties, and if not timely paid shall bear interest at the Overdue Rate from the date of such determination to the date of payment.  Tenant, with its counsel and at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord or any Landlord Indemnified Party.  For purposes of this Article XXI , any acts or omissions of Tenant, any Subtenant or any Subsidiary of Tenant, as applicable, or by employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Tenant, any Subtenant or any Subsidiary of Tenant, as applicable (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Tenant.

21.2Encroachments, Restrictions, Mineral Leases, etc.

(a)If any of the Leased Improvements existing as of (i) the Commencement Date with respect to the Original Facilities or (ii) the Fourth Amendment with respect to the Rocky Gap Facility shall, at any time (each of the following, an “Encroachment”), encroach upon any property, street or right-of-way, or shall violate any restrictive covenant or other agreement affecting the Leased Property, or any part thereof or any Capital Improvement thereto, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, or impair, limit or interfere with the use of the Leased Property or any Capital Improvement thereto by reason of the exercise of the right of surface entry or any other provision of a lease or reservation of any oil, gas, water or other minerals, then, promptly upon the request of Landlord, Tenant or any Person affected by any such Encroachment, [***].(b)If any of the Leased Improvements, by reason of any alteration, improvement, modification or construction carried out from and after (i) the Commencement Date with respect to the Original Facilities or (ii) the Fourth Amendment Date with respect to the Rocky Gap Facility, shall constitute an Encroachment, then in each case promptly upon the request of Landlord or any Person affected by any such Encroachment, Tenant, subject to its right to contest the existence of any such Encroachment, shall protect, indemnify, save harmless and defend Landlord from and against all out-of-pocket losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such Encroachment.  In the event of an adverse final determination with respect to any such Encroachment, (x) Landlord shall be entitled to be furnished valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such Encroachment, or (y) Tenant shall make such changes in the Improvements, and take such other actions, as Tenant in the good faith exercise of its judgment deems reasonably practicable, to remove or end such Encroachment, including, if necessary, the alteration of any of the Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Improvements for the Primary Intended Use substantially in the manner and to the extent the Improvements were operated prior to the assertion of such Encroachment.  Tenant’s obligations under this Section 21.2(b) shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance.

Article XXII

TRANSFERS BY TENANT

22.1Subletting and Assignment.  Other than as expressly provided herein with respect to Permitted Leasehold Mortgages under Article XVII and the permitted Subleases and assignments described in this Article XXII, Tenant shall not, without Landlord’s prior written consent (which, except as specifically set forth herein, may be withheld in Landlord’s sole and absolute discretion), (x) voluntarily or by operation of law, directly or indirectly, assign (which term includes any transfer, sale, encumbering, pledge or other transfer or hypothecation), in whole or in part, this Lease or Tenant’s Leasehold Estate, (y) let or sublet (or sub-sublet, as applicable) all or any part of the Leased Property of any Facility, or (z) engage the services of any Person (other than an Affiliate of Tenant) for the management or operation of the Facilities.  Tenant acknowledges that Landlord is relying upon the expertise of Tenant in the operation of the Facilities hereunder and that Landlord entered into this Lease with the expectation that Tenant would remain in and operate the Facilities during the entire Term.  Any Change of Control (including any Change of Control of Tenant or any Guarantor or any Parent Entity of Tenant or any Guarantor) (or, subject to Section 22.2 below, any transfer of direct or indirect interests in Tenant that results in a Change of Control of Tenant or any Guarantor or any Parent Entity of Tenant or any Guarantor) shall constitute an assignment of Tenant’s interest in this Lease within the meaning of this Article XXII and the provisions requiring consent contained herein shall apply thereto.

22.2Permitted Assignments and Transfers

Subject to compliance with the provisions of Section 22.4, as applicable, and Article XL, Tenant or any successor to Tenant to the extent expressly referenced below, in each case, that has received an assignment of this Lease in accordance with this Article XXII, may:

(i)upon not less than fifteen (15) days prior written notice to Landlord, assign this Lease and the Leasehold Estate (provided that in conjunction therewith Tenant assigns or transfers all of the assets of Tenant) in entirety to Guarantor or to a wholly owned Subsidiary of Guarantor or of Tenant, provided, that (1) such assignee becomes party to and assumes (in a form reasonably satisfactory to Landlord) this Lease, (2) the Guarantor reaffirms the Guaranty in a manner reasonably acceptable to Landlord, (3) an accurate and complete copy of all assignment documents with respect to such assignment shall be delivered to Landlord, and (4) no Tenant Event of Default, or event which, with notice or lapse of time or both, would constitute a Tenant Event of Default, has occurred and is continuing;

(ii)(a) subject to and in accordance with Section 17.1, assign this Lease (and/or permit the assignment of one hundred percent (100%) of the direct or indirect interests in Tenant at any tier of ownership), in whole, but not in part, to a Permitted Leasehold Mortgagee for collateral purposes pursuant to a Permitted Leasehold Mortgage, (b) assign this Lease (and/or permit the assignment of one hundred percent (100%) of the direct or indirect interests in Tenant at any tier of ownership) to such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee or any other purchaser at any foreclosure or transaction in lieu of foreclosure (any such assignment at a foreclosure or transaction in lieu of foreclosure, if to or with a Permitted Leasehold Mortgagee Foreclosing Party, a “PLMFP Foreclosure Transaction”), and (c) following a PLMFP Foreclosure Transaction, assign this Lease (and/or one hundred percent (100%) of the direct or indirect interests in Tenant at any tier of ownership) to the first subsequent purchaser from the applicable Permitted Leasehold Mortgagee Foreclosing Party (provided such subsequent purchaser is not Guarantor, any Affiliate of Guarantor or a Prohibited Leasehold Agent), in each case, solely in connection with or following a foreclosure of, or transaction in lieu of foreclosure of, a Permitted Leasehold Mortgage; provided,  however, that immediately upon giving effect to any Lease Foreclosure Transaction, the following conditions shall be satisfied: (1) (x) a Qualified Transferee will be the replacement Tenant hereunder or will Control, and own all of the direct and indirect economic and beneficial interests in, Tenant or such replacement Tenant, (y) a replacement lease guarantor that is a

Qualified Transferee will have provided a Guaranty of the Lease (or, if applicable, any entity that has an investment grade credit rating as provided in clause (f)(ii)(y) of the definition of “Qualified Transferee” hereunder shall have provided a Guaranty), and (z) other than in connection with a PLMFP Foreclosure Transaction, the Parent Company, if any, of such Qualified Transferee will have become a Guarantor hereunder and provided a Guaranty reasonably satisfactory to Landlord; (2) the transferee and its equity holders will comply with all customary “know your customer” requirements of any Fee Mortgagee and shall have obtained all necessary Gaming Licenses as required under applicable Legal Requirements (including applicable Gaming Regulations) and all other licenses, approvals and permits required for the transferee to be Tenant under this Lease; (3) a single Person or multiple Affiliated Persons as tenants in common (provided such Affiliated Persons have executed a joinder to this Lease as the “Tenant” on a joint and several basis, the form and substance of which joinder shall be reasonably satisfactory to Landlord) shall own, directly, all of Tenant’s Leasehold Estate and be Tenant under this Lease; and (4) the Foreclosure Successor Tenant shall (i) provide written notice to Landlord at least thirty (30) days prior to the closing of the applicable Lease Foreclosure Transaction, specifying in reasonable detail the nature of such Lease Foreclosure Transaction and such additional information as Landlord may reasonably request in order to determine that the requirements of this Section 22.2(ii) are satisfied, which notice shall be accompanied by proposed forms of the Lease Assumption Agreement, the amendment to this Lease contemplated by the penultimate paragraph of this Section 22.2, and the forms of proposed replacement Guaranty (if applicable), (ii) assume (or, in the case of a foreclosure on or transfer of direct or indirect interests in Tenant, cause Tenant to reaffirm) in writing (in a form reasonably acceptable to Landlord) the obligations of Tenant under this Lease, from and after the date of the closing of the Lease Foreclosure Transaction (a “Lease Assumption Agreement”), (iii) provide Landlord with a copy of any such Lease Assumption Agreement and all other documents required under this Section 22.2(ii) as executed at such closing promptly following such closing, and (iv) provide Landlord with a customary opinion of counsel reasonably satisfactory to Landlord with respect to the execution, authorization, enforceability and other customary matters;

(iii)upon not less than fifteen (15) days prior written notice (to the extent feasible under the circumstances), Tenant Parent may undergo a Change of Control with respect to Tenant Parent of the type referred to in clause (b) or (d) of the definition of Change of Control (such Change of Control, a “Tenant Parent COC”) if (1) a Person acquiring such beneficial ownership or control (including the surviving entity of any merger or consolidation with Tenant Parent), is a Qualified Transferee, and (2) the Parent Company of such Qualified Transferee, if any, has become a Guarantor and provided a Guaranty or, if such Qualified Transferee does not have a Parent Company, such Qualified Transferee has become a Guarantor and provided a Guaranty (or, if applicable, an entity that has an investment grade credit rating as provided in clause (f)(i)(y) of the definition of “Qualified Transferee” hereunder shall have provided a Guaranty, as applicable);

(iv)upon not less than fifteen (15) days prior written notice, Tenant may undergo a Change of Control with respect to Tenant of the type referred to in clause (a) or (d) of the definition of Change of Control that does not constitute a Tenant Parent COC or a Lease Foreclosure Transaction whereby a Person acquires such beneficial ownership or control of one hundred percent (100%) of the Equity Interests in Tenant in connection therewith or a Person acquires all (other than assets that are not capable of being assigned or transferred and that, in the aggregate, are de minimis) of Tenant’s assets (including assignment of this Lease and the Leasehold Estate) if (1) such Person (or Parent Company of such Person) is a Qualified Transferee, (2) the Parent Company of such Qualified Transferee, if any, has become a Guarantor and provided a Guaranty reasonably satisfactory to Landlord or, if such Qualified Transferee does not have a Parent Company and does not become the new Landlord under the Lease, such Qualified Transferee has become a Guarantor and provided a Guaranty (or, if applicable, an entity that has an investment grade credit rating as provided in clause (f)(i)(y) of the definition of “Qualified Transferee” hereunder shall have provided a Guaranty), and (3) the Coverage Ratio with respect to the Leased Property (determined as of the proposed effective time of the Change of Control) for each of the then most recently preceding four (4) fiscal quarters for which Financial Statements are available is at least [***]; or

(v)assign this Lease or transfer one hundred percent (100%) of the direct or indirect interests in Tenant to any Person (other than in connection with a Lease Foreclosure Transaction pursuant to clause (ii) above or a Change of Control pursuant to clause (iii) or clause (iv) above), provided,  however, that, immediately upon giving effect to such assignment or transfer, the following conditions are satisfied:  (1) Tenant hereunder shall be a Qualified Transferee, (2) in the case of an assignment of the Lease, such Qualified Transferee agrees in writing to assume the obligations of Tenant under this Lease without amendment or modification other than as provided in the penultimate paragraph of this Section 22.2 (in a form reasonably satisfactory to Landlord), (3) the Parent Company, if any, of such Qualified Transferee has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Landlord, (4) the Coverage Ratio with respect to the Facilities (determined at the proposed effective time of the assignment) for each of the then most recently preceding four (4) fiscal quarters for which financial statements are available is at least [***], (5) the transferee and any of its applicable Affiliates shall have obtained all necessary Gaming Licenses as required under applicable Legal Requirements (including applicable Gaming Regulations) and all other licenses, approvals and permits required for such transferee to be Tenant under this Lease, and (6) Tenant shall have provided Landlord prior written notice of such assignment or transfer at least thirty (30) days prior to the closing of the applicable assignment or transfer.

Without limitation of the foregoing, no Change of Control, assignment or other transfer shall be permitted under Section 22.2(iii),  (iv) or (v) without Landlord’s prior written consent unless, and in which case consent shall not be unreasonably withheld, (1) Tenant shall have provided Landlord prior written notice of such transfer to the extent hereinabove provided in this Section 22.2, which notice shall, in each case, (x) specify in reasonable detail the nature of the applicable transfer, and (y) be accompanied by proposed forms of assignment and assumption of this Lease and proposed forms of Guaranty, as applicable, (2) in the case of an assignment or transfer under Sections 22.2(iii),  22.2(iv) or 22.2(v), Tenant shall have furnished Landlord with the applicable information set forth on Exhibit J with respect thereto, (3) Tenant shall have furnished Landlord with such additional information as Landlord may reasonably request in order to determine that any applicable requirements of this Section 22.2 are satisfied, (4) no monetary Tenant Event of Default, or event which, with notice or lapse of time or both would constitute a monetary Tenant Event of Default, has occurred and is continuing, (5) such written notice is accompanied by a certification from an officer of Tenant and an officer of the proposed Qualified

Transferee as applicable that such transferee meets the criteria of a Qualified Transferee, together with evidence, reasonably acceptable to Landlord, supporting such certification; (6) such Qualified Transferee (solely in the case where the Qualified Transferee succeeds to Tenant’s direct interests in this Lease) agrees directly with Landlord, by written instrument in form reasonably satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder, (7) Tenant provides, or causes such Qualified Transferee to provide, Landlord with the required replacement guaranty executed by the Parent Company of any such Qualified Transferee, or the Qualified Transferee, as applicable (or an entity that has an investment grade credit rating as provided in clause (f)(i)(y) of the definition of “Qualified Transferee” hereunder shall have provided a Guaranty, as applicable), and (8) an accurate and complete copy of all transfer documents to such Qualified Transferee shall be delivered to Landlord.

Upon the effectiveness of any Lease Foreclosure Transaction, Change of Control or other transaction permitted pursuant to clauses (ii), (iii) or (iv) of this Section 22.2, the applicable Successor Foreclosure Tenant or other successor, as applicable, and Landlord shall make such amendments and other modifications to this Lease as are reasonably requested by either such party solely as needed to give effect to such transaction and such technical amendments as may be reasonably necessary or appropriate in connection with such transaction (including technical changes in the provisions of this Lease regarding delivery of Financial Statements from Tenant and Guarantor) to reflect the changed circumstances of Tenant, any interest holders in Tenant or Guarantor (provided, that, in all events, any such amendments or modifications shall not increase any Party’s monetary obligations under this Lease by more than a de minimis extent or any Party’s non-monetary obligations under this Lease in any material respect or diminish any Party’s rights under this Lease in any material respect; provided, further, it is understood that delivery by any applicable Qualified Transferee under a replacement Guaranty or parent of a replacement Tenant of Financial Statements and other reporting consistent with the requirements of Article XXIII hereof shall not be deemed to increase Tenant’s obligations or decrease Tenant’s rights under this Lease).  After giving effect to any such transaction, unless the context otherwise requires, references to Tenant shall be deemed to refer to the Foreclosure Successor Tenant or other successor, as applicable, permitted under this Section 22.2.

Notwithstanding anything to the contrary herein, any transfer of Tenant’s interest in this Lease or the Leasehold Estate or of any direct or indirect interest in Tenant shall be subject to (i) compliance with all Gaming Regulations, including receipt of all applicable Gaming Licenses and shall not result in the loss or violation of any Gaming License for the Leased Property, and (ii) the requirements of any applicable Ground Leases.

22.3Permitted Sublease Agreements

Notwithstanding the provisions of Section 22.1, but subject to compliance with the provisions of this Section 22.3 and of Section 22.4 and Article XL, provided that no Tenant Event of Default shall have occurred and is continuing, (except as hereinafter provided) Tenant may enter into any Sublease without the consent of Landlord, provided, that, (i) Tenant is not released from any of its obligations under this Lease, (ii) such Sublease is made for bona fide business purposes in the normal course of the Primary Intended Use, and is not designed with the intent to avoid any of the requirements or provisions of this Lease, (iii) such transaction is not designed with the intent to frustrate Landlord’s ability to enter into a new Lease of the Leased Property with a third party following the Expiration Date, (iv) such transaction shall not result in a violation of any Legal Requirements (including Gaming Regulations) relating to the operation of any Facility, including any Gaming Facilities, or a breach of any Ground Lease, (v) any Sublease of all or substantially all of the Leased Property pertaining to any individual Facility shall be prohibited absent the consent of Landlord and the applicable Fee Mortgagee, (vi) prior to the entry into any Sublease, Landlord shall have reasonably approved the identity of any proposed Subtenants under this Section 22.3 to ensure that any such proposed Subtenant is adequately capitalized and competent and experienced for the operations which it will be conducting, (vii) Tenant provides Landlord written notice of such Sublease together with a correct and complete copy thereof, (viii) the Subtenant and any other Affiliates shall have obtained all necessary Gaming Licenses, liquor permits or other licenses or operating authority as required under applicable Legal Requirements (including Gaming Regulations) in connection with such Sublease, and (ix) the portion(s) of the Leased Property subject to any Subleases shall not be (x) used for Gaming purposes (or any future hotel or hospitality use) or other core functions of the Facility or (y) core spaces at the Leased Property (and any Subleases of any such portion(s) of the Leased Property shall be prohibited absent the consent of Landlord and the applicable Fee Mortgagee).  Without limitation of the foregoing, and notwithstanding anything otherwise set forth herein, the following are expressly permitted: (A) the Specified Subleases and any renewals or extensions in accordance with their terms, respectively, or non-material modifications thereto, and (B) any Subleases to Affiliates of Tenant that are necessary or appropriate for the operation of any Facility, including any Gaming Facilities, in connection with licensing requirements (e.g., gaming, liquor, etc.) (provided the same are expressly subject and subordinate to this Lease).  If reasonably requested by Tenant in respect of a Subtenant permitted hereunder that is neither a Subsidiary nor an Affiliate of Tenant or Guarantor, with respect to a Material Sublease, Landlord and any such Subtenant shall enter into a subordination, non-disturbance and attornment agreement with respect to such Material Sublease in a form reasonably satisfactory to Landlord, Tenant and the applicable Subtenant (and if a Fee Mortgage is then in effect, Landlord shall use reasonable efforts to seek to cause Fee Mortgagee to enter into a subordination, non-disturbance and attornment agreement substantially in the form customarily entered into by such Fee Mortgagee at the time of request with similar subtenants (subject to adjustments and modifications arising out of the specific nature and terms of this Lease and/or the applicable Sublease).  After a Tenant Event of Default has occurred and while it is continuing, Landlord may collect rents from any Subtenant and apply the net amount collected to the Rent, but no such collection shall be deemed (A) a waiver by Landlord of any of the provisions of this Lease, (B) the acceptance by Landlord of such Subtenant as a tenant, or (C) a release of Tenant from the future performance of its obligations hereunder.  Notwithstanding anything otherwise set forth herein, Landlord shall have no obligation to enter into a subordination, non-disturbance and attornment agreement (or seek to cause a Fee Mortgagee to enter into a subordination, non-disturbance and attornment agreement) with any Subtenant with respect to a Sublease, (1) the term of which extends beyond the then Stated Expiration Date of this Lease, unless the applicable Sublease is on commercially reasonable terms at the time in question taking into consideration, among other things, the identity of the Subtenant, the extent of the Subtenant’s investment into the subleased space, the term of such Sublease and Landlord’s interest in such space (including the resulting impact on Landlord’s ability to lease any Facility on commercially reasonable terms after the Term of this Lease), or (2) that constitutes a management arrangement.  Tenant shall furnish Landlord with a copy of each Sublease that Tenant enters into promptly following the entering thereof (irrespective of whether Landlord’s prior approval was required therefor).  In addition, promptly following Landlord’s request therefor, Tenant shall furnish to Landlord (to the extent in Tenant’s possession or under Tenant’s reasonable control) copies of all Subleases with respect to any Facility specified by Landlord.

22.4Required Subletting and Assignment Provisions

Any Sublease permitted hereunder and entered into after (i) the Commencement Date with respect to the Original Facilities or (ii) the Fourth Amendment Date with respect to the Rocky Gap Facility must provide that:

(i)the use of the Leased Property (or portion thereof) thereunder shall not conflict with any Legal Requirement or any other provision of this Lease;

(ii)in the case of a Sublease, in the event of cancellation or termination of this Lease for any reason whatsoever or of the surrender of this Lease (whether voluntary, involuntary or by operation of law) prior to the expiration date of such Sublease, including extensions and renewals granted thereunder without replacement of this Lease by a New Lease pursuant to Section 17.1(f), then, without affecting the provisions of any subordination, non-disturbance and attornment agreement entered into between Landlord and such Subtenant, upon the request of Landlord (in Landlord’s discretion), the Subtenant shall make full and complete attornment to Landlord for the balance of the term of the Sublease, which attornment shall be evidenced by an agreement in form and substance reasonably satisfactory to Landlord and which the Subtenant shall execute and deliver within five (5) Business Days after request by Landlord and the Subtenant shall waive the provisions of any law now or hereafter in effect which may give the Subtenant any right of election to terminate the Sublease or to surrender possession in the event any proceeding is brought by Landlord to terminate this Lease;

(iii)in the case of a Sublease, in the event the Subtenant receives a written notice from Landlord stating that this Lease has been cancelled, surrendered or terminated and not replaced by a New Lease pursuant to Section 17.1(f), then the Subtenant shall thereafter be obligated to pay all rentals accruing under said Sublease directly to Landlord (or as Landlord shall so direct); all rentals received from the Subtenant by Landlord shall be credited against the amounts owing by Tenant under this Lease;

(iv)in the case of a Sublease, it shall be subject and subordinate to all of the terms and conditions of this Lease (subject to the terms of any applicable subordination, non-disturbance agreement made pursuant to Section 22.3);

(v)no Subtenant shall be permitted to further sublet all or any part of the applicable Leased Property or assign its Sublease except insofar as the same would be permitted if it were a Sublease by Tenant under this Lease (it being understood that any Subtenant under Section 22.3 may pledge and mortgage its subleasehold estate (or allow the pledge of its equity interests) to its lenders or noteholders); and

(vi)in the case of a Sublease, the Subtenant thereunder will, upon request, furnish to Landlord and each Fee Mortgagee an estoppel certificate of the same type and kind as is required of Tenant pursuant to Section 23.1(a) hereof (as if such Sublease was this Lease).

Any assignment, transfer or Sublease under this Article XXII shall be subject to all applicable Legal Requirements, including any Gaming Regulations, and no such assignment, transfer or Sublease shall be effective until any applicable approvals with respect to Gaming Regulations, if applicable, are obtained.

22.5Costs.  Tenant shall reimburse Landlord for Landlord’s reasonable out-of-pocket costs and expenses actually incurred in conjunction with the processing and documentation of any assignment, subletting or management arrangement (including any transaction pursuant to Section 22.2 hereof) (including in connection with any request for a subordination, non-disturbance and attornment agreement), including reasonable attorneys’, architects’, engineers’ or other consultants’ fees whether or not such Sublease, assignment or management agreement is actually consummated.

22.6No Release of Tenant’s Obligations; Exception.  No assignment (other than as provided in the final sentence of this Section 22.6), subletting or management agreement shall relieve Tenant of its obligation to pay Rent and to perform all of the other obligations to be performed by Tenant hereunder.  The liability of Tenant and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (i) stipulation which extends the time within which an obligation under this Lease is to be performed, (ii) waiver of the performance of an obligation required under this Lease that is not entered into by Landlord in a writing executed by Landlord and expressly stated to be for the benefit of Tenant or such successor, or (iii) failure to enforce any of the obligations set forth in this Lease.  Upon a transfer of this Lease in accordance with, and in compliance in all respects with, Section 22.2(v) the then existing Tenant shall be released from any further obligations hereunder other than any obligations and liabilities that are due and payable on the date of such transfer.

Article XXIII

REPORTING

23.1Estoppel Certificates and Financial Statements

(a)Estoppel Certificate.  Tenant shall, at any time and from time to time upon receipt of not less than ten (10) Business Days’ prior written request from Landlord, furnish a certificate (an “Estoppel Certificate”) certifying (i) that this Lease is unmodified and in full force and effect, or that this Lease is in full force and effect and, if applicable, setting forth any modifications; (ii) the Rent and Additional Charges payable hereunder and the dates to which the Rent and Additional Charges payable have been paid; (iii) that the address for notices to be sent to Tenant is as set forth in this Lease (or, if such address for notices has changed, the correct address for notices to Tenant); (iv) whether or not, to its actual knowledge, Tenant or Landlord is in default, or there is any event which with the giving of notice or the passing of time would constitute a default, in the performance of any covenant, agreement or condition contained in this Lease

(together with back-up calculation and information reasonably necessary to support such determination) and, if so, specifying each such default of which Tenant may have knowledge; (v) that Tenant is in possession of the Leased Property; (vi) such matters as may be reasonably and customarily requested by any existing or prospective Fee Mortgagee or any existing or prospective ground lessee under a Ground Lease or any purchasers or any reputable title insurer in respect of any existing or prospective Fee Mortgagee, Ground Lease or purchaser; (vii) such information concerning any ongoing or past Capital Improvement or Alteration, including budgeted costs and status of payment; and (viii) responses to such other questions or statements of fact as Landlord may reasonably request.  Any such Estoppel Certificate may be relied upon by any Person (including any Fee Mortgagee) that has or may acquire an interest in the Leased Property.

(b)Statements.  Tenant shall furnish or cause to be furnished the following to Landlord:

(i)On or before twenty-five (25) days after the end of each Fiscal Quarter, the following items as they pertain to Tenant: (A) to the extent Tenant is operating a hotel on the Leased Property, an occupancy report for the subject quarter, including an average daily rate and revenue per available room for the subject quarter, (B) quarterly and year-to-date operating statements prepared for each Fiscal Quarter, noting gross revenue, net revenue, operating expenses and operating income, and other information reasonably necessary and sufficient to fairly represent the financial position and results of operations of Tenant during such Fiscal Quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses, and (C) PACE reports, in a form reasonably acceptable to Landlord;

(ii)As to Tenant:

(A)annual financial statements audited by Tenant’s Accountant in accordance with GAAP covering such Fiscal Year and containing a statement of profit and loss, a balance sheet, and statement of cash flows for Tenant, together with (1) a report thereon by such Accountant which report shall be unqualified as to scope of audit of Tenant and its Subsidiaries and shall provide in substance that (I) such financial statements fairly present the consolidated financial position of Tenant and its Subsidiaries as of the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP, and (II) the audit by such Accountant in connection with such financial statements has been made in accordance with GAAP, and together with a certificate, executed by the chief financial officer or treasurer of Tenant certifying that no Tenant Event of Default has occurred or, if a Tenant Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, all of which shall be provided (x) during any Required Reporting Period, prior to the earlier of the date that is: (a) fifty (50) days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2019), or (b) ten (10) Business Days before Landlord REIT’s Form 10-K filing deadline, or (y) other than during any Required Reporting Period, prior to the date that is ninety (90) days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2019);

(B)quarterly unaudited financial statements, consisting of a statement of profit and loss, a balance sheet, and statement of cash flows for Tenant, together with a certificate, executed by the chief financial officer or treasurer of Tenant certifying that (I) no Tenant Event of Default has occurred or, if a Tenant Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (II) such financial statements fairly present, in all material respects, the financial position and results of operations of Tenant and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes), all of which shall be provided (x) during any Required Reporting Period, prior to the earlier of the date that is: (a) thirty (30) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year (commencing with the Fiscal Quarter ending March 31, 2020), or (b) five (5) Business Days before Landlord REIT’s Form 10-Q filing deadline, or (y) other than during any Required Reporting Period, prior to the date that is forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year (commencing with the Fiscal Quarter ending March 31, 2020);

(C)such additional information including, without limitation, historical audited financial information and unaudited quarterly financial information concerning the Leased Property and Tenant, which information shall be limited to balance sheets, income statements, and statements of cash flow, and sustainability data,  as Landlord, PropCo 1, PropCo or Landlord REIT may require for any ongoing filings with or reports to (1) the SEC under both the Securities Act and the Exchange Act, including, but not limited to 10-Q Quarterly Reports, 10-K Annual Reports, Form 8-K Current Reports and registration statements to be filed by any of Landlord, PropCo 1, PropCo or Landlord REIT during the Term of this Lease, (2) the Internal Revenue Service (including in respect of Landlord REIT’s qualification as a “real estate investment trust” (within the meaning of Section 856(a) of the Code)), and (3) any other federal, state or local regulatory agency with jurisdiction over Landlord, PropCo 1, PropCo or Landlord REIT, in each case of clause (1),  (2) and (3), within twenty (20) days after requested by Landlord; and

(D)such non-GAAP financial information and pro forma information concerning the Leased Property and Tenant, which information shall include, among other things, balance sheets, income statement, and statements of cash flow, from time to time, within thirty (30) days after requested by Landlord or Landlord REIT, and Tenant agrees to cooperate with Landlord or Landlord REIT to reconcile such non-GAAP measures in preparation of Landlord REIT’s financial statements, SEC filings and other presentations and reports;

(iii)As to Guarantor:

(A)annual financial statements audited by Guarantor’s Accountant in accordance with GAAP covering such Fiscal Year and containing statement of profit and loss, a balance sheet, and statement of cash flows for Guarantor, together with (1) a report thereon by such Accountant which report shall be unqualified as to scope of audit of Guarantor and its Subsidiaries and shall provide in substance that (I) such financial statements present fairly the consolidated financial position of Guarantor and its Subsidiaries as of the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP, and (II) the audit by such Accountant in connection with such financial statements has been made in accordance with GAAP, and (2) a certificate, executed by the chief financial officer or treasurer of Guarantor, certifying that no Tenant Event of Default has occurred or, if a Tenant Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, all of which shall be provided (x) during any Required Reporting Period, prior to the earlier of the date that is: (a) fifty (50) days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2019), or (b) ten (10) Business Days before Landlord REIT’s Form 10-K filing deadline, or (y) other than during any Required Reporting Period, prior to the date that is ninety (90) days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2019);

(B)quarterly unaudited financial statements, consisting of a statement of profit and loss, a balance sheet, and statement of cash flows for Guarantor, together with a certificate, executed by the chief financial officer or treasurer of Guarantor (I) certifying that no Tenant Event of Default has occurred or, if a Tenant Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (II) certifying that such financial statements fairly present, in all material respects, the financial position and results of operations of Guarantor and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes), all of which shall be provided (x) during any Required Reporting Period, prior to the earlier of the date that is: (a) thirty (30) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year (commencing with the Fiscal Quarter ending March 31, 2020), or (b) five (5) Business Days before Landlord REIT’s Form 10-Q filing deadline, or (y) other than during any Required Reporting Period, prior to the date that is forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year (commencing with the Fiscal Quarter ending March 31, 2020);

(C)such additional information including, without limitation, historical audited financial information and unaudited quarterly financial information concerning the Leased Property, Tenant and Guarantor, which information shall be limited to balance sheets, income statements, and statements of cash flow, as Landlord, PropCo 1, PropCo or Landlord REIT may require for any ongoing filings with or reports to (1) the SEC under both the Securities Act and the Exchange Act, including, but not limited to 10-Q Quarterly Reports, 10-K Annual Reports, Form 8-K Current Reports and registration statements to be filed by any of Landlord, PropCo 1, PropCo or Landlord REIT during the Term of this Lease, (2) the Internal Revenue Service (including in respect of Landlord REIT’s qualification as a “real estate investment trust” (within the meaning of Section 856(a) of the Code)), and (3) any other federal, state or local regulatory agency with jurisdiction over Landlord, PropCo 1, PropCo or Landlord REIT, in each case of clause (1),  (2) and (3), within twenty (20) days after requested by Landlord; and

(D)such non-GAAP financial information and pro forma information concerning the Leased Property, Tenant and Guarantor, which information shall include, among other things, balance sheets, income statement, and statements of cash flow, from time to time within thirty (30) days after requested by Landlord or Landlord REIT, and Guarantor agrees to cooperate with Landlord or Landlord REIT to reconcile such non-GAAP measures in preparation of Landlord REIT’s financial statements, SEC filings and other presentations and reports;

(iv)As soon as it is prepared and in no event later than sixty (60) days after the end of each Fiscal Year, a statement of Net Revenue with respect to the prior Lease Year;

(v)Prompt Notice to Landlord of any action, proposal or investigation by any Gaming Authority, Liquor Authority, agency or entity, or complaint to such Gaming Authority, Liquor Authority, agency or entity (any of which is called a “Proceeding”), known to Tenant, the result of which Proceeding could reasonably be expected to revoke or suspend or terminate or modify in a way adverse to Tenant, or fail to renew or fully continue in effect, (x) any Gaming License, (y) liquor permit, or (z) any other license or certificate or operating authority pursuant to which Tenant carries on any part of the Primary Intended Use of all or any portion of the Leased Property which, in any case under this clause (v) (individually or collectively), would be reasonably expected to cause a material adverse effect on Tenant or in respect of each Facility (and, without limitation, Tenant shall (A) keep Landlord apprised of (1) the status of any annual or other periodic Gaming License renewals, and (2) the status of non-routine matters before any applicable Gaming Authorities, and (B) promptly (but in no event later than two (2) Business Days thereafter) deliver to Landlord copies of any and all non-routine notices received (or sent) by Tenant from (or to) any Gaming Authorities);

(vi)Within ten (10) Business Days after the end of each calendar month, a schedule containing any additions to or retirements of any fixed assets constituting Leased Property, describing such assets in summary form, their location, historical cost, the amount of depreciation and any improvements thereto, substantially in the form attached hereto as Exhibit D, and such additional customary and reasonable financial information with respect to such fixed assets constituting Leased Property as is reasonably requested by Landlord;

(vii)Within three (3) Business Days of obtaining actual knowledge of the occurrence of a Tenant Event of Default (or of the occurrence of any facts or circumstances which, with the giving of notice or the passage of time would ripen into a Tenant Event of Default and that (individually or collectively) would be reasonably expected to result in a material adverse effect on Tenant or in respect of each Facility), a written notice to Landlord regarding the same, which notice shall include a detailed description of the Tenant Event of Default (or such facts or circumstances) and the actions Tenant has taken or shall take, if any, to remedy such Tenant Event of Default (or such facts or circumstances);

(viii)Such additional customary and reasonable financial information related to Tenant, Guarantor and their Affiliates or each Facility which shall be limited to balance sheets and income statements, as may be required by any Fee Mortgagee as an Additional Fee Mortgagee Requirement hereunder to the extent required by Section 31.3 (and, without limitation, all information concerning Tenant, Guarantor and their Affiliates, respectively, or each Facility or the business of Tenant conducted thereat required pursuant to the Fee Mortgage Documents as an Additional Fee Mortgagee Requirement, within the applicable timeframes required thereunder);

(ix)The compliance certificates, as and when required pursuant to Section 4.3;

(x)The Annual Capital Budget as and when required in Section 10.5;

(xi)The monthly revenue and Capital Expenditure reporting required pursuant to Section 10.5(b);

(xii)Together with the monthly reporting required pursuant to the preceding clause (xi), an updated rent roll and a summary of all leasing activity then taking place at each Facility;

(xiii)Operating budget for Tenant for each Fiscal Year, which shall be delivered to Landlord no later than fifty-five (55) days following the commencement of the Fiscal Year to which such operating budget relates;

(xiv)Within five (5) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information reasonably available to Tenant with respect to Tenant as may be reasonably requested by Landlord;

(xv)The reporting/copies of Subleases made by Tenant in accordance with Section 22.3;

(xvi)Any notices or reporting required pursuant to Article XXXII hereof or otherwise pursuant to any other provision of this Lease;

(xvii)(x) An annual certificate, executed by the chief financial officer or treasurer of Tenant, certifying that the organizational structure chart of Tenant provided to Landlord and attached thereto (showing the ownership of Tenant in the form and with similar level of detail as the organizational structure of Tenant delivered to Landlord’s Affiliate in connection with the making of the Original Acquisition Agreements, which shall be delivered to Landlord annually together with the Annual Capital Budget) is true, correct and complete; and (y) Tenant shall furnish Landlord with prompt notice of any change in Tenant’s organizational structure such that an intermediate holding company is interposed between Tenant and Guarantor;

(xviii)The monthly reporting required pursuant to Section 4.1 hereof;

(xix)Evidence of payment of any rent or other payments pursuant to Section 2.2, or any other applicable provision, of the RG Ground Lease, which shall be delivered to Landlord concurrently with the payment thereof; and

(xx)Copies of all reporting or other information provided under the RG Ground Lease, which shall be delivered to Landlord concurrently with the delivery thereof (including annual reporting pursuant to Section 2.5 of the RG Ground Lease and calculations and supporting materials with respect to payments under the RG Ground Lease).

The Financial Statements provided hereunder shall be prepared in compliance with applicable federal securities laws, including Regulation S-X (and for any prior periods required thereunder), if and to the extent such compliance with federal securities laws, including Regulation S-X (and for any prior periods required thereunder), is required to enable Landlord, PropCo 1, PropCo or Landlord REIT to (x) file such Financial Statements with the SEC if and to the extent that Landlord, PropCo 1, PropCo or Landlord REIT is required to file such Financial Statements with the SEC pursuant to Legal Requirements, or (y) include such Financial Statements in an offering document or other presentations or reports if and to the extent that Landlord, PropCo 1, PropCo or Landlord REIT is reasonably requested or required to include such Financial Statements in any offering document or other presentations or reports in connection with a financing contemplated by and to the extent required by Section 23.2(b).  Tenant further agrees to provide the financial and operational reports to be delivered to Landlord under this Lease in such electronic format(s) as may reasonably be required by Landlord from time to time in order to facilitate Landlord’s internal financial and reporting database. Without limitation of any other provisions of this Lease, Tenant also agrees that Landlord shall have audit rights with respect to such information to the extent required to confirm Tenant’s compliance with this Lease (including, without limitation, calculation of Net Revenues).

(c)Notwithstanding the foregoing, Tenant shall not be obligated to provide (1) information or assistance that would give Landlord or its Affiliates a “competitive” advantage with respect to markets in which Landlord REIT and Tenant might be competing at any time (it being understood that Landlord shall retain audit rights with respect to such information to the extent required to confirm Tenant’s compliance with the terms of this Lease (and Landlord, PropCo 1, PropCo or Landlord REIT shall be permitted to comply with SEC, Internal Revenue Service and other legal and regulatory requirements with regard to such information) and provided that appropriate measures are in place to ensure that only Landlord’s auditors and attorneys (and not Landlord or Landlord REIT or any other direct or indirect Parent Company of Landlord) are provided access to such information), or (2) information that is subject to the quality assurance immunity, attorney-client privilege or attorney work product doctrine.

(d)For purposes of this Section 23.1, the terms “PropCo 1”, “PropCo” and “Landlord REIT” shall mean, in each instance, each of such parties and their respective successors and permitted assigns.

23.2SEC Filings; Offering Information

(a)Tenant specifically agrees that Landlord, PropCo 1, PropCo or Landlord REIT may file with the SEC or applicable agency, or incorporate by reference the Financial Statements referred to in Section 23.1(b)(ii) and (iii) (and Financial Statements referred to in Section 23.1(b)(ii) and (iii) for any prior annual or quarterly periods as required by any Legal Requirements or requested by any federal, state or local regulatory agency with jurisdiction over Landlord, PropCo 1, PropCo or Landlord REIT) in Landlord’s, PropCo 1’s PropCo’s or Landlord REIT’s filings made under the Securities Act or the Exchange Act to the extent it is required to do so pursuant to Legal Requirements.  In addition, Landlord, PropCo 1, PropCo or Landlord REIT may include, cross-reference or incorporate by reference the Financial Statements (and for any prior annual or quarterly periods as required by any Legal Requirements) and other financial information and such information concerning the operation of the Leased Property (1) which is publicly available, or (2) the inclusion of which is approved by Tenant, which approval may not be unreasonably withheld, conditioned or delayed, in offering memoranda or prospectuses or confidential information memoranda, or similar publications or marketing materials, rating agency presentations, press releases, investor presentations or disclosure documents in connection with syndications, private placements or public offerings of Landlord’s, PropCo 1’s, PropCo’s or Landlord REIT’s securities or loans.  Tenant agrees to use commercially reasonable efforts to provide such other reasonable information and, if necessary, participation in road shows and other presentations at Landlord’s sole cost and expense, with respect to Tenant, Tenant Parent, Guarantor, if applicable, and the Leased Property to facilitate a public or private debt or equity offering or syndication by Landlord or any of its Affiliates.  Without vitiating any other provision of this Lease, nothing herein is intended to restrict Landlord from disclosing such information to any Fee Mortgagee pursuant to the express terms of the Fee Mortgage Documents or in connection with other ordinary course reporting under the Fee Mortgage Documents.

(b)Tenant understands that, from time to time, Landlord, PropCo 1, PropCo or Landlord REIT may conduct one or more financings, which financings may involve the participation of placement agents, underwriters, initial purchasers or other persons deemed underwriters under applicable securities law.  In connection with any such financings, Tenant shall, upon the request of Landlord, use commercially reasonable efforts to furnish to Landlord, to the extent reasonably requested or required in connection with any such financings, the information referred to in Section 23.1(b) as applicable (subject to Section 23.1(c) as and to the extent applicable) (it being understood that the disclosure of any such information to any such Persons by Landlord shall be subject to Section 41.14 hereof as if such Persons were Representatives hereunder) and in each case including for any prior annual or quarterly periods as required by any Legal Requirements, as promptly as reasonably practicable after the request therefor (taking into account, among other things, the timing of any such request and any Legal Requirements applicable to Tenant).

(c)Tenant shall, upon the request of Landlord, use commercially reasonable efforts to provide Landlord and its Representatives with such management representation letters, comfort letters and consents of applicable certified independent auditors to the inclusion of their reports (1) in applicable financing disclosure documents as may be reasonably requested or required or in connection with the sale or registration of securities by Landlord, PropCo 1, PropCo or Landlord REIT, and (2) in any reports of Landlord, PropCo 1, PropCo or Landlord REIT (as set

forth under Section 23.1) including, without limitation, filings with or reports to (1) the SEC under both the Securities Act and the Exchange Act, including, but not limited to 10-Q Quarterly Reports, 10-K Annual Reports, Form 8-K Current Reports and registration statements to be filed by any of Landlord, PropCo 1, PropCo or Landlord REIT during the Term of this Lease, (2) the Internal Revenue Service (including in respect of Landlord REIT’s qualification as a “real estate investment trust” (within the meaning of Section 856(a) of the Code)), and (3) any other federal, state or local regulatory agency with jurisdiction over Landlord, PropCo 1, PropCo or Landlord REIT, containing or incorporating by reference the Financial Statements required to be delivered by Tenant hereunder.  Landlord shall reimburse Tenant, its Subsidiaries and their respective Representatives as promptly as reasonably practicable after the request therefor, for any reasonable and actual, documented out-of-pocket expenses incurred in connection with any cooperation provided pursuant to this Section 23.2(c) (and, unless any non-compliance with this Lease to more than a de minimis extent is revealed, any exercise by Landlord of audit rights pursuant to Section 23.1(c)) (including, without limitation, reasonable and documented out-of-pocket fees and expenses of accountants and attorneys, but excluding, for the avoidance of doubt, any such fees and expenses incurred in the preparation of the Financial Statements).  In addition, Landlord shall indemnify and hold harmless Tenant, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them (collectively, “Losses”) in connection with any cooperation provided pursuant to this Section 23.2(c), except to the extent (i) such Losses were suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of any such indemnified person, or (ii) such Losses were caused by any untrue statement or alleged untrue statement of a material fact contained in any Financial Statements delivered by Tenant to Landlord hereunder, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading.

23.3Financial Covenant

(a)Tenant shall maintain a Coverage Ratio determined on the last day of any Fiscal Quarter on a cumulative basis for the preceding Test Period (commencing with the Test Period ending on December 31, 2020) of at least [***].

(b)In the event that Tenant does not satisfy at any time the Coverage Ratio set forth in Section 23.3(a), Guarantor shall not be permitted to make any Restricted Payment (and Tenant shall not be permitted to make any Distribution) until Tenant is in compliance with such ratio in a subsequent period.

(c)The certificate executed by the chief financial officer or treasurer of Tenant furnished by Tenant to Landlord pursuant to each of Section 23.1(b)(ii)(A) and Section 23.1(b)(ii)(B) hereof, shall include a certification setting forth in reasonable detail the calculation of the financial covenants under this Section 23.3 as of the applicable Fiscal Year (in the case of a certification pursuant to Section 23.1(b)(ii)(A)) or the applicable Fiscal Quarter (in the case of a certification pursuant to Section 23.1(b)(ii)(B)).

Article XXIV

LANDLORD’S RIGHT TO INSPECT

Upon reasonable advance written notice to Tenant, Tenant shall permit Landlord and its authorized representatives (including any Fee Mortgagee and its representatives) to inspect the Leased Property or any portion thereof during reasonable times (or at such time and with such notice as shall be reasonable in the case of an emergency) (and Tenant shall be permitted to have any such representatives of Landlord accompanied by a representative of Tenant).  Landlord shall take reasonable care to minimize disturbance of the operations on the applicable portion of the Leased Property.

Article XXV

NO WAIVER

No delay, omission or failure by Landlord to insist upon the strict performance of any term hereof or to exercise any right, power or remedy hereunder and no acceptance of full or partial payment of Rent during the continuance of any default or Tenant Event of Default shall impair any such right or constitute a waiver of any such breach or of any such term.  No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

Article XXVI

REMEDIES CUMULATIVE

To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

Article XXVII

ACCEPTANCE OF SURRENDER

No surrender to Landlord of this Lease or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord, and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

Article XXVIII

NO MERGER

There shall be no merger of this Lease or of the Leasehold Estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (i) this Lease or the Leasehold Estate created hereby or any interest in this Lease or such Leasehold Estate, and (ii) the fee estate in the Leased Property or any portion thereof.  If Landlord or any Affiliate of Landlord shall purchase any fee or other interest in the Leased Property or any portion thereof that is superior to the interest of Landlord, then the estate of Landlord and such superior interest shall not merge.

Article XXIX

INTENTIONALLY OMITTED

Article XXX

QUIET ENJOYMENT

So long as no Tenant Event of Default shall have occurred and is continuing, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject (i) to the provisions, terms and conditions of this Lease, and (ii) to all liens and encumbrances existing as of (x) the Commencement Date with respect to the Original Facilities or (y) the Fourth Amendment Date with respect to the Rocky Gap Facility, or thereafter as provided for in this Lease or consented to by Tenant.  No failure by Landlord to comply with the foregoing covenant shall give Tenant any right to cancel or terminate this Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Lease, or to fail to perform any other obligation of Tenant hereunder.  Notwithstanding the foregoing, Tenant shall have the right, by separate and independent action to pursue any claim it may have against Landlord as a result of a breach by Landlord of the covenant of quiet enjoyment contained in this Article XXX.

Article XXXI

LANDLORD FINANCING

31.1Landlord’s Financing.

(a)Without the consent of Tenant, Landlord may from time to time, directly or indirectly, create or otherwise cause to exist any Fee Mortgage upon the Leased Property or any portion thereof or interest therein (or upon interests in Landlord which are pledged pursuant to a mezzanine loan or similar financing arrangement).  This Lease is and at all times shall be subordinate to any Fee Mortgage which may hereafter affect the Leased Property or any portion thereof or interest therein and in each case to all renewals, modifications, consolidations, replacements, restatements and extensions thereof or any parts or portions thereof; provided, however, that the subordination of this Lease and Tenant’s leasehold interest hereunder to any Fee

Mortgage, shall be conditioned only upon the execution and delivery to Tenant by the respective Fee Mortgagee of a commercially reasonable subordination, nondisturbance and attornment agreement that is reasonably acceptable to Tenant and Landlord, which will bind Tenant and such Fee Mortgagee and its successors and assigns as well as any Person who acquires any portion of the Leased Property in a foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure or a successor owner of the Leased Property (each, a “Foreclosure Purchaser”) and which shall provide, among other things, that so long as there is no outstanding and continuing Tenant Event of Default under this Lease (or, if there is a continuing Tenant Event of Default, subject to the rights granted to a Permitted Leasehold Mortgagee as expressly set forth in this Lease), the holder of such Fee Mortgage and any Foreclosure Purchaser shall not disturb Tenant’s leasehold interest or possession of the Leased Property, subject to and in accordance with the terms hereof, and shall give effect to this Lease, including, but not limited to, the provisions of Article XVII which benefit any Permitted Leasehold Mortgagee (as if such Fee Mortgagee or Foreclosure Purchaser were the landlord under this Lease (it being understood that if a Tenant Event of Default has occurred and is continuing at such time, such parties shall be subject to the terms and provisions hereof concerning the exercise of rights and remedies upon such Tenant Event of Default including the provisions of Articles XVI and XVII).  In connection with the foregoing and at the request of Landlord, Tenant shall promptly execute a subordination, nondisturbance and attornment agreement that contains commercially reasonable provisions, terms and conditions and that is reasonably acceptable to Tenant and Landlord, in all events complying with this Section 31.1 (it being understood that a subordination, non-disturbance and attornment agreement substantially in the form annexed hereto as Exhibit K shall be deemed to satisfy this Section).

(b)If, in connection with obtaining any Fee Mortgage or entering into any agreement relating thereto, Landlord shall request in writing (i) reasonable cooperation from Tenant, or (ii) reasonable amendments or modifications to this Lease, in each case required to comply with any reasonable request made by Fee Mortgagee, Tenant shall reasonably cooperate with such request, so long as (I) no default in any material respect by Landlord beyond applicable cure periods is continuing, (II) all reasonable documented out-of-pocket costs and expenses incurred by Tenant in connection with such cooperation, including, but not limited to, its reasonable documented attorneys’ fees, shall be paid by Landlord, and (III) any requested action, including any amendments or modification of this Lease, shall not (a) increase Tenant’s monetary obligations under this Lease by more than a de minimis extent, (b) increase Tenant’s non-monetary obligations under this Lease in any material respect or decrease Landlord’s obligations in any material respect, or (c) diminish Tenant’s rights under this Lease in any material respect.  The foregoing is not intended to vitiate or supersede the provisions, terms and conditions of Section 31.1(a) hereof.

31.2Attornment.  If either (a) Landlord’s interest in the Leased Property or any portion thereof or interest therein is sold, conveyed or terminated upon the exercise of any remedy provided for in any Fee Mortgage Documents (or in lieu of such exercise), or (b) equity interests in Landlord are sold or conveyed upon the exercise of any remedy provided for in any Fee Mortgage Documents (or in lieu of such exercise), or otherwise by operation of law, then, at the request and option of the new owner or superior lessor, as the case may be, Tenant shall attorn to and recognize the new owner or superior lessor as Tenant’s “landlord” under, and on the terms and conditions set forth, in this Lease. Tenant shall take such actions to confirm the foregoing within ten (10) Business Days after request and the new owner or superior lessor shall not be (i) liable for any act or omission of Landlord under this Lease occurring prior to such sale, conveyance or termination; (ii) subject to any offset, abatement or reduction of rent because of any default of Landlord under this Lease occurring prior to such sale, conveyance or termination; (iii) bound by any previous modification or amendment to this Lease or any previous prepayment of more than one month’s rent, unless such modification, amendment or prepayment shall have been approved in writing by such Fee Mortgagee (to the extent such approval was required at the time of such amendment or modification or prepayment under the terms of the applicable Fee Mortgage Documents) or, in the case of such prepayment, such prepayment of rent has actually been delivered to such new owner or superior lessor or in either case, such modification, amendment or prepayment occurred before Landlord provided Tenant with notice of the Fee Mortgage and the identity and address of the Fee Mortgagee; or (iv) liable for any security deposit or other collateral deposited or delivered to Landlord pursuant to this Lease unless such security deposit or other collateral has actually been delivered to such new owner or superior lessor.

31.3Compliance with Fee Mortgage Documents

(a)Tenant acknowledges that any Fee Mortgage Documents executed by Landlord or any Affiliate of Landlord may impose certain obligations on the “borrower” or other counterparty thereunder to comply with or cause the operator and/or tenant of the Leased Property to comply with all representations, covenants and warranties contained therein relating to the Leased Property and the operator and/or tenant of the Leased Property, including, without limitation, covenants relating to (i) the maintenance and repair of the Leased Property; (ii) maintenance and submission of financial records and accounts of the operation of the Leased Property and related financial and other information regarding the operator and/or tenant of the Leased Property and the Leased Property itself and other portions of the Facilities; (iii) the procurement of insurance policies with respect to the Leased Property; and (iv) without limiting the foregoing, compliance with all applicable Legal Requirements relating to the Leased Property and the operation of the business thereon or therein (collectively, the “Additional Fee Mortgagee Requirements”).  For so long as any Fee Mortgage encumbers the Leased Property or any portion thereof or interest therein, Tenant covenants and agrees, at its sole cost and expense and for the express benefit of Landlord, to operate the Leased Property in strict compliance with the terms and conditions of the Fee Mortgage Documents (other than payment of any indebtedness evidenced or secured thereby) and to timely perform all of the obligations of Landlord relating thereto, or to the extent that any of such duties and obligations may not properly be performed by Tenant, Tenant shall cooperate with and assist Landlord in the performance thereof (other than payment of any indebtedness evidenced or secured thereby); provided,  however, notwithstanding the foregoing, this Section 31.3(a) shall not be deemed to, and shall not, impose on Tenant obligations which (i) increase Tenant’s monetary obligations under this Lease, (ii) adversely increase Tenant’s nonmonetary obligations under this Lease in any material respect, or (iii) diminish Tenant’s rights under this Lease in any material respect.  For purposes of the foregoing, any proposed implementation of new financial covenants shall be deemed to diminish Tenant’s rights under this Lease in a material respect (it being understood that Landlord may agree to such financial covenants in any Fee Mortgage Documents and such financial covenants will not impose obligations on Tenant).  If any new Fee Mortgage Documents to be executed by Landlord or any Affiliate of Landlord would impose on Tenant any obligations under this Section 31.3(a), Landlord shall provide copies of the same to Tenant for informational purposes (but not for Tenant’s approval) prior to the execution and delivery thereof by Landlord or any Affiliate of Landlord; provided,  however, that neither Landlord nor its

Affiliates shall enter into any new Fee Mortgage Documents imposing obligations on Tenant with respect to impounds that are more restrictive than obligations imposed on Tenant pursuant to this Lease.

(b)Without limiting or expanding Tenant’s obligations pursuant to Section 31.3(a), during the Term of this Lease, Tenant acknowledges and agrees that, except as expressly provided elsewhere in this Lease, it shall undertake at its own cost and expense the performance of any and all repairs, replacements, capital improvements, maintenance items and all other requirements relating to the condition of the Leased Property that are required by any Fee Mortgage Documents or by Fee Mortgagee, and Tenant shall be solely responsible and hereby covenants to fund and maintain any and all impound, escrow or other reserve or similar accounts required under any Fee Mortgage Documents as security for or otherwise relating to any operating expenses of the Leased Property, including any capital repair or replacement reserves and/or impounds or escrow accounts for taxes or insurance premiums (each a “Leased Property Mortgage Reserve Account”); provided,  however, this Section 31.3(b) shall not (i) increase Tenant’s monetary obligations under this Lease, (ii) adversely increase Tenant’s nonmonetary obligations under this Lease in any material respect, (iii) diminish Tenant’s rights under this Lease in any material respect, or (iv) impose obligations to fund such reserve or similar accounts in excess of amounts required under this Lease in respect of reserve or similar accounts under the circumstances required under this Lease.  During the Term of this Lease and provided that no Tenant Event of Default shall have occurred and is continuing hereunder, Tenant shall, subject to the terms and conditions of such Leased Property Mortgage Reserve Account and the requirements of the Fee Mortgagee(s) thereunder (and the related Fee Mortgage Documents), have access to and the right to apply or use (including for reimbursement) to the same extent as Landlord all monies held in each such Leased Property Mortgage Reserve Account for the purposes and subject to the limitations for which such Leased Property Mortgage Reserve Account is maintained, and Landlord agrees to reasonably cooperate with Tenant in connection therewith.  Landlord hereby acknowledges that funds deposited by Tenant in any Leased Property Mortgage Reserve Account are the property of Tenant and Landlord is obligated to return the portion of such funds not previously released to Tenant within fifteen (15) days following the earlier of (x) the expiration or earlier termination of this Lease, (y) the maturity or earlier prepayment of the applicable Fee Mortgage and obligations secured thereby, or (z) an involuntary prepayment or deemed prepayment arising out of the acceleration of the amounts due to a Fee Mortgagee or secured under a Fee Mortgage as a result of the exercise of remedies under the applicable Fee Mortgage or Fee Mortgage Documents; provided,  however, that the foregoing shall not be deemed or construed to limit or prohibit Landlord’s right to bring any damage claim against Tenant for any breach of its obligations under this Lease that may have resulted in the loss of any impound funds held by a Fee Mortgagee.

(c)In the event Tenant breaches its obligations to comply with Additional Fee Mortgagee Requirements as described herein (without regard to any notice or cure period under the Fee Mortgage Documents and without regard to whether a default or event of default has occurred as a result thereof under the Fee Mortgage Documents), Landlord shall have the right, without limitation of Landlord’s other rights and remedies, following the failure of Tenant to cure such breach within twenty (20) days from receipt of written notice to Tenant from Landlord of such breach (except to the extent the breach is of a nature such that it is not practicable for Landlord to provide such prior written notice, in which event Landlord shall provide written notice as soon as practicable), to cure such breach, in which event Tenant shall reimburse Landlord for Landlord’s reasonable costs and expenses incurred in connection with curing such breach.

Article XXXII

ENVIRONMENTAL COMPLIANCE

32.1Hazardous Substances.  During the Term, Tenant shall not allow any Hazardous Substance to be released, disposed of, or located in, on, under or about the Leased Property or any portion thereof or incorporated into any Facility; provided however that Hazardous Substances may be brought, kept, used or disposed of in, on or about the Leased Property in the ordinary course of business (including construction and maintenance of the Leased Property) but only to the extent the same are brought, kept, used and disposed of in strict compliance with Legal Requirements.  Tenant shall not allow the Leased Property or any portion thereof to be used as a waste disposal site or for the manufacturing, handling, storage, distribution and/or disposal of any Hazardous Substance.

32.2Notices.  Each of Landlord and Tenant shall provide to the other party, as soon as reasonably practicable but in no event later than fifteen (15) days after Tenant’s or Landlord’s receipt thereof, a copy of any notice, notification or request for information with respect to, (i) any violation of a Legal Requirement (other than Gaming Regulations) relating to, or release of, Hazardous Substances located in, on, under, or migrating from the Leased Property or any portion thereof or any adjacent property; (ii) any enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened in writing with respect to the Leased Property or any portion thereof; (iii) any material claim made or threatened in writing by any Person against Tenant, Landlord or the Leased Property or any portion thereof relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance; (iv) a release of any Hazardous Substances which could reasonably be expected to result in a claim of liability under, or violation of, Environmental Laws, and (v) any reports made to any federal, state or local environmental agency arising out of or in connection with any Hazardous Substance in, on, under or removed from the Leased Property or any portion thereof, including any written complaints, notices, warnings or assertions of violations in connection.

32.3Remediation

If either Landlord or Tenant become aware of (i) a violation of any Legal Requirement (other than Gaming Regulations) or (ii) a condition which could reasonably be expected to give rise to liability to either party under Environmental Laws, relating to any Hazardous Substance in, on, under or migrating from the Leased Property or any portion thereof or any adjacent property, or if Tenant, Landlord or the Leased Property or any portion thereof becomes subject to any order of any federal, state or local agency to repair, close, detoxify, decontaminate or otherwise remediate the Leased Property, Landlord or Tenant, as applicable, shall promptly notify the other Party of such event and, subject to Section 32.5 below, at Tenant’s sole cost and expense, Tenant shall cure such violation or effect such repair, closure, detoxification, decontamination or other remediation.  If Tenant fails to diligently pursue, implement and complete any such cure, repair, closure, detoxification, decontamination or other remediation, which failure continues after notice and expiration of applicable cure periods, Landlord shall have the right, but not the obligation, to carry out such action and, subject to Section 32.5, to recover from Tenant all of Landlord’s costs and expenses incurred in connection therewith.

32.4Indemnity.  Tenant shall indemnify, defend, protect, save, hold harmless, and reimburse Landlord (or any Affiliate of Landlord) for, from and against any and all actual out-of-pocket costs, losses (including, losses of use or economic benefit or diminution in value), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, “Environmental Costs”) (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Landlord (or any such Affiliate)) incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, in each case (x) (subject to Section 32.5) before or (y) during (but not if first occurring after, except with respect to any period of time in which Tenant and/or its Affiliates were in possession of the Leased Property) the Term (i) the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on or under the Leased Property or any portion thereof (collectively, “Handling”), including the effects of such Handling of any Hazardous Substances on any Person or property within or outside the boundaries of the Leased Property, (ii) the presence of any Hazardous Substances in, on, under or migrating from the Leased Property and (iii) the violation of any Environmental Law.  “Environmental Costs” include interest, costs of response, removal, remedial action, containment, cleanup, investigation, design, engineering and construction, damages (including actual and consequential damages) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, reasonable attorney’s fees, reasonable expert fees, reasonable consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing, as applicable.  Tenant’s indemnity hereunder shall survive the termination of this Lease, but in no event shall Tenant’s indemnity apply to Environmental Costs incurred in connection with, arising out of, resulting from or incident to matters first occurring (a) subject to Section 32.5, before the Term or (b) after the later of (x) the end of the Term and (y) the date upon which Tenant shall have vacated the Leased Property and surrendered the same to Landlord, in each case to the extent such matters are not or were not caused by the acts or omissions of Tenant in breach of this Lease.

Without limiting the scope or generality of the foregoing, Tenant expressly agrees that, in the event of a breach by Tenant in its obligations under Sections 32.1 through 32.3 that is not cured within any applicable cure period, such breach shall be a Tenant Event of Default hereunder.  Tenant shall reimburse Landlord for any and all reasonable costs and expenses incurred by Landlord in connection with, arising out of, resulting from or incident to (directly or indirectly, (x) subject to Section 32.5, before, or (y) during (but not if the cause is first occurring after, except with respect to any period of time in which Tenant and/or its Affiliates were in possession of the Leased Property) the Term) the following:

(a)investigating any and all matters relating to the Handling or release of any Hazardous Substances, in, on, from or under the Leased Property or any portion thereof;

(b)bringing the Leased Property into compliance with all Legal Requirements, and

(c)removing, treating, storing, transporting, cleaning-up and/or disposing of any Hazardous Substances used, stored, generated, released or disposed of in, on, from, under or about the Leased Property or off-site other than in the ordinary course of the business conducted at the Leased Property and in compliance with applicable Legal Requirements.

If any claim is made by Landlord for reimbursement for Environmental Costs incurred by it hereunder, Tenant agrees to pay such claim promptly, and in any event to pay such claim within sixty (60) days after receipt by Tenant of written notice thereof and any amount not so paid within such sixty (60) day period shall bear interest at the Overdue Rate from the date due to the date paid in full.

32.5Pre-Existing Environmental Conditions.

(a)[***].

(b)Notwithstanding anything to the contrary in this Lease, and without limitation of any other applicable provisions, terms and conditions of this Lease, Tenant acknowledges and agrees that, (i) this Lease and the Leasehold Estate are subject to an environmental covenant, dated October 2, 2012, recorded in the Office of the Recorder of Deeds of Cape Girardeau County, Missouri, on October 19, 2012 as Document No. 2012-13239 (THE “SPECIFIED ENVIRONMENTAL COVENANT”), and (ii) within ten (10) days after the Commencement Date, Tenant shall deliver to the Missouri Department of Natural Resources (with a copy to landlord) notice of this Lease in accordance with the terms set forth in the Specified Environmental Covenant.

32.6Environmental Inspections.  In the event Landlord has a reasonable basis to believe that Tenant is in breach of its obligations under Sections 32.1 through 32.5, Landlord shall have the right, from time to time, during normal business hours and upon not less than five (5) Business Days written notice to Tenant (except in the case of an emergency that constitutes an imminent threat to human health or safety or damage to property, in which event Landlord shall undertake reasonable efforts to notify a representative of Tenant as soon as practicable under the circumstances), to conduct an inspection of the Leased Property or any portion thereof (and Tenant shall be permitted to have Landlord or its representatives accompanied by a representative of Tenant) to determine the existence or presence of Hazardous Substances on or about the Leased Property or any portion thereof.  In the event Landlord has a reasonable basis to believe that Tenant is in breach of its obligations under Sections 32.1 through 32.5, Landlord shall have the right to enter and inspect the Leased Property or any portion thereof, conduct any testing, sampling and analyses it reasonably deems necessary and shall have the right to inspect materials brought into the Leased Property or any portion thereof.  Landlord may, in its discretion, retain such experts to conduct the inspection, perform the tests referred to herein, and to prepare a written report in connection therewith if Landlord has a reasonable basis to believe that Tenant is in breach of its obligations under Sections 32.1 through 32.5.  All costs and expenses incurred by Landlord under this Section 32.6 shall be the responsibility of Landlord, except solely to the extent Tenant has breached its obligations under Sections 32.1 through 32.6, in which event such reasonable costs and expenses shall be paid by Tenant to Landlord as provided in Sections 32.5.  Failure to conduct an environmental inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion constitute a release of any liability for environmental conditions subsequently determined to be associated with or to have occurred during Tenant’s tenancy.  Tenant shall remain liable for any environmental condition related to or having occurred during its tenancy regardless of when such conditions are discovered and regardless of whether or not Landlord conducts an environmental inspection at the termination of this Lease.  The obligations set forth in this Article XXXII shall survive the expiration or earlier termination of this Lease but in no event shall Article XXXII apply to matters first occurring after the later of (x) the end of the Term and (y) the date upon which Tenant shall have vacated the Leased Property and surrendered the same to Landlord, in each case to the extent such matters are not or were not caused by the acts or omissions of Tenant in breach of this Lease.

Article XXXIII

MEMORANDUM OF LEASE

Landlord and Tenant shall enter into one or more short form memoranda of this Lease in the form attached hereto as Schedule 5.  In the case of the Rocky Gap Facility, the applicable Memorandum of Lease shall include clear language that this Lease is subject to the RG Ground Lease. Each Party shall bear its own costs in negotiating and finalizing such memoranda, but Tenant shall pay all costs and expenses of recording any such memorandum and shall fully cooperate with Landlord in removing from record any such memorandum upon the Expiration Date.

Article XXXIV

DISPUTE RESOLUTION

34.1Expert Valuation Process.  Whenever a determination of Fair Market Ownership Value or Fair Market Rental Value is required pursuant to any provision of this Lease, and where Landlord and Tenant have not been able to reach agreement on such Fair Market Ownership Value or Fair Market Rental Value either (i) with respect to Fair Market Rental Value applicable to a Renewal Term, within three hundred seventy (370) days prior to the commencement date of a Renewal Term, or (ii) for all other purposes, after at least fifteen (15) days of good faith negotiations, then either Party shall each have the right to seek, upon written notice to the other Party (the “Expert Valuation Notice”), which notice clearly identifies that such Party seeks, to have such Fair Market Ownership Value or Fair Market Rental Value determined in accordance with the following expert valuation process:

(a)Within twenty (20) days of the receiving Party’s receipt of the Expert Valuation Notice, Landlord and Tenant shall provide notice to the other Party of the name, address and other pertinent contact information, and qualifications of its selected appraiser (which appraiser must be an independent qualified MAI appraiser (i.e., a Member of the Appraisal Institute)).

(b)As soon as practicable following such notice, and in any event within twenty (20) days following their selection, each appraiser shall prepare a written appraisal of Fair Market Ownership Value or Fair Market Rental Value (as the case may be) as of the relevant date of valuation, and deliver the same to its respective client.  As soon as practicable thereafter, representatives of the Parties shall meet and simultaneously exchange copies of such appraisals.  Following such exchange, the appraisers shall promptly meet and endeavor to agree upon Fair Market Ownership Value or Fair Market Rental Value (as the case may be) based on a written appraisal made by each of them (and given to Landlord by Tenant).  If such two (2) appraisers shall agree upon a Fair Market Ownership Value or Fair Market Rental Value, as applicable, such agreed amount shall be binding and conclusive upon Landlord and Tenant.

(c)If such two (2) appraisers are unable to agree upon a Fair Market Ownership Value or Fair Market Rental Value (as the case may be) within five (5) Business Days after the exchange of appraisals as aforesaid, then such appraisers shall advise Landlord and Tenant of the same and, within twenty (20) days of the exchange of appraisals, select a third (3rd) appraiser (which third (3rd) appraiser, however selected, must be an independent qualified MAI appraiser) to make the determination of Fair Market Ownership Value or Fair Market Rental Value.  The selection of the third (3rd) appraiser shall be binding and conclusive upon Landlord and Tenant.

(d)If such two (2) appraisers shall be unable to agree upon the designation of a third (3rd) appraiser within the twenty (20) day period referred to in clause (c) above, or if such third (3rd) appraiser does not make a determination of Fair Market Ownership Value or Fair Market Rental Value (as the case may be) within thirty (30) days after his or her selection, then such third (3rd) appraiser (or a substituted third (3rd) appraiser, as applicable) shall, at the request of either Party, be appointed by the Appointing Authority and such appointment shall be final and binding on Landlord and Tenant.  The determination of Fair Market Ownership Value or Fair Market Rental Value (as the case may be) made by the third (3rd) appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

(e)If a third (3rd) appraiser is selected, Fair Market Ownership Value or Fair Market Rental Value (as the case may be) shall be the average of (x) the determination of Fair Market Ownership Value or Fair Market Rental Value (as the case may be) made by the third (3rd) appraiser, and (y) the determination of Fair Market Ownership Value or Fair Market Rental Value (as the case may be) made by the appraiser (selected pursuant to Section 34.1(b)) whose determination of Fair Market Ownership Value or Fair Market Rental Value (as the case may be) is nearest to that of the third (3rd) appraiser.  Such average shall be binding and conclusive upon Landlord and Tenant as being the Fair Market Ownership Value or Fair Market Rental Value (as the case may be).

(f)In determining Fair Market Ownership Value of the Leased Property as a whole or any Facility, the appraisers shall (in addition to taking into account the criteria set forth in the definition of Fair Market Ownership Value), add (i) the present value of the Rent for the remaining Term, assuming the Term has been extended for all Renewal Terms provided herein (with assumed increases in the CPI to be determined by the appraisers) using a discount rate (which may be determined by an investment banker retained by each appraiser) based on the credit worthiness of Tenant and any guarantor of Tenant’s obligations hereunder, and (ii) the present value of the Leased Property as of the end of such Term (having assumed the Term has been extended for all extension periods provided herein).  The appraisers shall further assume that no default then exists under this Lease, that Tenant has complied (and will comply) with all provisions of this Lease, and that no default exists under any guaranty of Tenant’s obligations hereunder.

(g)In determining Fair Market Rental Value, the appraisers shall (in addition to the criteria set forth in the definition thereof) take into account: (i) the age, quality and condition (as required by this Lease) of the Improvements; (ii) that the Leased Property will be leased as a whole or substantially as a whole to a single user; (iii) when determining the Fair Market Rental Value for any Renewal Term, a lease term of five (5) years together with such options to renew as then remains hereunder; (iv) an absolute triple net lease; and (v) such other items that professional real estate appraisers customarily consider.

(h)If, by virtue of any delay, Fair Market Rental Value is not determined by the first (1st) day of the applicable Renewal Term, then until Fair Market Rental Value is determined, Tenant shall continue to pay Rent during the succeeding Renewal Term in the same amount which Tenant was obligated to pay prior to the commencement of the Renewal Term.  Upon determination of Fair Market Rental Value, Rent shall be calculated retroactive to the commencement of the Renewal Term and Tenant shall either receive a refund from Landlord (in the case of an overpayment) or shall pay any deficiency to Landlord (in the case of an underpayment) within thirty (30) days of the date on which the determination of Fair Market Rental Value becomes binding.

(i)The cost of the procedure described in this Section 34.1 shall be borne equally by the Parties and the Parties will reasonably coordinate payment; provided that if Landlord pays such costs, fifty percent (50%) of such costs shall be Additional Charges hereunder and if Tenant pays such costs, fifty percent (50%) of such costs shall be a credit against the next Rent payment hereunder.

34.2Arbitration.  In the event of a dispute with respect to this Lease pursuant to an Arbitration Provision, or in any case when this Lease expressly provides for the settlement or determination of a dispute or question by an Expert pursuant to this Section 34.2 (in any such case, a “Section 34.2 Dispute”) such Section 34.2 Dispute shall be determined in accordance with an arbitration proceeding as set forth in this Section 34.2.

(a)Any Section 34.2 Dispute shall be determined by an arbitration panel comprised of three (3) members, each of whom shall be an Expert (the “Arbitration Panel”).  No more than one (1) panel member may be with the same firm and no panel member may have an economic interest in the outcome of the arbitration.

(b)The Arbitration Panel shall be selected as set forth in this Section 34.2(b).  If a Section 34.2 Dispute arises and if Landlord and Tenant are not able to resolve such dispute after at least fifteen (15) days of good faith negotiations, then either Party shall each have the right to submit the dispute to the Arbitration Panel, upon written notice to the other Party (the “Arbitration Notice”).  The Arbitration Notice shall identify one (1) member of the Arbitration Panel who meets the criteria of subsection (a) above.  Within five (5) Business Days after the receipt of the Arbitration Notice, the Party receiving such Arbitration Notice shall respond in writing identifying one (1) member of the Arbitration Panel who meets the criteria of subsection

(a) above.  Such notices shall include the name, address and other pertinent contact information, and qualifications of its member of the Arbitration Panel.  If a Party fails to timely select its respective panel member, the other Party may notify such Party in writing of such failure, and if such Party fails to select its respective panel member within three (3) Business Days after receipt of such notice, then such other Party may select and identify to such Party such panel member on such Party’s behalf.  The third (3rd) member of the Arbitration Panel will be selected by the two (2) members of the Arbitration Panel who were selected by Landlord and Tenant; provided, that if, within five (5) Business Days after they are identified, they fail to select a third (3rd) member, or if they are unable to agree on such selection, Landlord and Tenant shall cause the third (3rd) member of the Arbitration Panel to be appointed by the managing officer of the American Arbitration Association.

(c)Within ten (10) Business Days after the selection of the Arbitration Panel, Landlord and Tenant each shall submit to the Arbitration Panel a written statement identifying its summary of the issues.  Landlord and Tenant may also request an evidentiary hearing on the merits in addition to the submission of written statements.  The Arbitration Panel shall make its decision within twenty (20) days after the later of (i) the submission of such written statements, and (ii) the conclusion of any evidentiary hearing on the merits.  The Arbitration Panel shall reach its decision by majority vote and shall communicate its decision by written notice to Landlord and Tenant.

(d)The decision by the Arbitration Panel shall be final, binding and conclusive and shall be non-appealable and enforceable in any court having jurisdiction.  All hearings and proceedings held by the Arbitration Panel shall take place in New York, New York unless otherwise mutually agreed by the Parties and the Arbitration Panel.

(e)The resolution procedure described herein shall be governed by the Commercial Rules of the American Arbitration Association and the Procedures for Large, Complex, Commercial Disputes in effect as of the Commencement Date.

(f)Landlord and Tenant shall bear equally the fees, costs and expenses of the Arbitration Panel in conducting any arbitration described in this Section 34.2.

Article XXXV

NOTICES

Any notice, request, demand, consent, approval or other communication required or permitted to be given by either Party hereunder to the other Party shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service, by email transmission or by an overnight express service to the following address:

IOC-Cape Girardeau LLC
IOC-Caruthersville, LLC

455 E. Pikes Peak Avenue, Suite 210 Colorado Springs, Colorado 80903
Attention: Peter Hoetzinger and Erwin Haitzmann
Email: peter.hoetzinger@cnty.com; erwin.haitzmann@cnty.com

Cape G LLC Lady Luck C LLC Rocky Gap Propco LLC 535 Madison Avenue, 20th Floor New York, NY 10022 Attention: General Counsel Email: corplaw@viciproperties.com

To Tenant:

Mountaineer Park, Inc.
IOC-Cape Girardeau LLC
IOC-Caruthersville, LLC

Evitts Resort, LLC

c/o Century Casinos, Inc.
455 E. Pikes Peak Avenue, Suite 210 Colorado Springs, Colorado 80903
Attention: Peter Hoetzinger and Erwin Haitzmann
Email: peter.hoetzinger@cnty.com; erwin.haitzmann@cnty.com

To Landlord:

Mountaineer CRR LLC
Cape G LLC
Lady Luck C LLC
Rocky Gap Propco LLC

c/o VICI Properties Inc.
535 Madison Avenue, 20th Floor
New York, NY 10022
Attention: General Counsel
Email: corplaw@viciproperties.com

or to such other address as either Party may hereafter designate.  Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery.  If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted.  Notice sent by email shall be deemed given only upon an independent, non-automated confirmation from the recipient acknowledging receipt.

Article XXXVI

END OF TERM SUCCESSOR ASSET TRANSFER

36.1Transfer of Tenant’s Property and Operational Control of the Leased Property.  Upon the written notice (an “End of Term Asset Transfer Notice”) of Landlord in connection with the expiration of this Lease on the Stated Expiration Date or the earlier termination of the Term pursuant to applicable law or as provided in this Lease, or of Tenant in connection with a termination of this Lease that occurs (i) on the Stated Expiration Date, or (ii) in the event Landlord exercises its right to terminate this Lease or repossess the Leased Property in accordance with the terms of this Lease, Tenant shall transfer (or cause to be transferred) upon the expiration or termination of the Term, or as soon thereafter as Landlord shall request, the business operations conducted by Tenant and its Subsidiaries at each of the Facilities (including, for the avoidance of doubt, all Tenant’s Property relating to each of the Facilities other than Property Specific IP but including Property Specific Guest Data) (collectively the “Successor Assets”) to a successor lessee or operator (or lessees or operators) of the Facilities (collectively, the “Successor Tenant”) designated pursuant to Section 36.2 for consideration to be received by Tenant (or its Subsidiaries) from the Successor Tenant in an amount equal to the fair market value of the Successor Assets as negotiated and agreed by Tenant and the Successor Tenant or, if applicable, determined pursuant to Section 36.2 (the “Successor Assets FMV”); provided,  however, that in the event an End of Term Asset Transfer Notice is delivered hereunder, then notwithstanding the expiration or earlier termination of the Term, until such time that Tenant transfers the Successor Assets to a Successor Tenant, Tenant shall (or shall cause its Subsidiaries, if applicable, to) continue to possess and operate the Facilities (and Landlord shall permit Tenant to maintain possession of the Leased Property (including, if necessary, by means of a written extension of this Lease or license agreement or other written agreement) to the extent necessary to operate the Facilities) in accordance with the applicable terms of this Lease and the course and manner in which Tenant (or its Subsidiaries) has operated the Facilities prior to the end of the Term (including, but not limited to, the payment of Rent hereunder) which shall be calculated as provided in this Lease (but, absent default, not at the holdover rate set forth in this Lease), except, that for any period following the last day of the calendar month in which the thirty-fifth (35th) anniversary of the Fourth Amendment Date occurs, the Rent shall be a per annum amount equal to the amount of the Rent hereunder during the Lease Year in which the Expiration Date occurs, multiplied by the Escalator, and increased on each anniversary of the Expiration Date to be equal to the Rent payable for the immediately preceding year, multiplied by the Escalator (the period described in this proviso, the “Transition Period”).  If Tenant and a designated Successor Tenant designated by Landlord cannot agree on the Successor Assets FMV within a reasonable time not to exceed thirty (30) days after receipt of an End of Term Asset Transfer Notice hereunder, then such Successor Assets FMV shall be determined, and Tenant’s transfer of the Successor Assets to a Successor Tenant in consideration for a payment in such amount shall be determined and transferred, in accordance with the provisions of Section 36.2.

36.2Determination of Successor Tenant and Successor Assets FMV.  If not effected pursuant to Section 36.1, then the determination of the Successor Assets FMV and the transfer of the Successor Assets to a Successor Tenant in consideration for the Successor Assets FMV shall be effected by (i) first, determining in accordance with this Section 36.2(a) the rent that Landlord would be entitled to receive from Successor Tenant assuming a lease term of the greater of (I) the remaining term of this Lease (assuming that this Lease will not have terminated prior to its natural expiration at the end of the final Renewal Term), and (II) the lesser of (x) ten (10) years and (y) eighty percent (80%) of the then remaining useful life of the Leased Property (the “Successor Tenant Rent”), pursuant to a lease agreement containing substantially the same terms and conditions of this Lease (other than, in the case of a new lease at the end of the final Renewal Term, the terms of this Article XXXVI, which will not be included in such new lease), (ii) second, identifying and designating in accordance with the terms of Section 36.2(b), a pool of qualified potential Successor Tenants (each, a “Qualified Successor Tenant”) prepared to lease the Facilities at the Successor Tenant Rent and to bid for the Successor Assets, and (iii) third, in accordance with the terms of Section 36.2(c), determining the highest price a Qualified Successor Tenant would agree to pay for Successor Assets and setting such highest price as the Successor Assets FMV in exchange for which Tenant shall be required to transfer the Successor Assets and Landlord will enter into a lease with such Qualified Successor Tenant on substantially the same terms and conditions of this Lease (other than, in the case of a new lease at the end of the final Renewal Term, the terms of this Article XXXVI, which will not be included in such new lease) with a term equal to the greater of (I) the remaining term of this Lease (assuming that this Lease will not have terminated prior to its natural expiration at the end of the final Renewal Term), and (II) the lesser of (x) ten (10) years and (y) eighty percent (80%) of the then remaining useful life of the Leased Property, for a rent calculated pursuant to this Section 36.2(a).  Notwithstanding anything in the contrary in this Article XXXVI, the transfer of the Successor Assets will be conditioned upon the approval of the applicable regulatory agencies (including any applicable Gaming Authority) of the transfer of the Gaming Licenses and any other Gaming assets to the Successor Tenant and/or the issuance of new Gaming Licenses as required by applicable Gaming Regulations and the relevant regulatory agencies both with respect to operating and suitability criteria, as the case may be).

(a)Determining Successor Tenant Rent.  Landlord and Tenant shall first attempt to agree on the amount of Successor Tenant Rent that Landlord will receive for a term of the greater of (I) the remaining term of this Lease (assuming that this Lease will not have terminated prior to its natural expiration at the end of the final Renewal Term), and (II) the lesser of (x) ten (10) years and (y) eighty percent (80%) of the then remaining useful life of the Leased Property, and pursuant to a lease containing substantially the same terms and conditions of this Lease (other than, in the case of a new lease at the end of the final Renewal Term, the terms of this Article XXXVI, which will not be included in such new lease).  If Landlord and Tenant cannot agree on the Successor Tenant Rent amount within a reasonable time not to exceed sixty (60) days after receipt of an End of Term Asset Transfer Notice hereunder, then the Successor Tenant Rent shall be set as follows:

(i)for the period preceding the last day of the calendar month in which the thirty-fifth (35th) anniversary of the Fourth Amendment Date occurs, the annual Successor Tenant Rent shall be an amount equal to the annual Rent that would have accrued under the terms of this Lease for such period (assuming the Lease will have not been terminated prior to its natural expiration); and

(ii)for the period following the last day of the calendar month in which the thirty-fifth (35th) anniversary of the Fourth Amendment Date occurs, the Successor Tenant Rent shall be calculated in the same manner as Rent is calculated under this Lease (but in no event will the Rent be less than the Rent that would otherwise be payable under this Lease), provided, that for any period following the last day of the calendar month in which the thirty-fifth (35th) anniversary of the Fourth Amendment Date occurs, the Rent shall be a per annum amount equal to the amount of the Rent hereunder during the Lease Year in which the Expiration Date occurs, multiplied by the Escalator, and increased on each anniversary of the Expiration Date to be equal to the Rent payable for the immediately preceding year, multiplied by the Escalator, provided that if Tenant or an Affiliate of Tenant shall be the Successor Tenant, the Rent shall not be less than the Fair Market Rental Value.

(b)Designating Potential Successor Tenants.  Landlord will select one and Tenant will select three (for a total of up to four) potential Qualified Successor Tenants prepared to lease the Facilities for the Successor Tenant Rent, each of whom must meet the criteria established for a Qualified Transferee (and none of whom may be Tenant or an Affiliate of Tenant (it being understood and agreed that there shall be no restriction on Landlord or any Affiliate of Landlord from being a potential Qualified Successor Tenant), except in the case of expiration of the Lease on the last day of the calendar month in which the thirty-fifth (35th) anniversary of the Fourth Amendment Date occurs).  Landlord and Tenant must designate their proposed Qualified Successor Tenants within ninety (90) days after receipt of an End of Term Asset Transfer Notice hereunder. In the event that Landlord or Tenant fails to designate such party’s allotted number of potential Qualified Successor Tenants, the other party may designate additional potential Qualified Successor Tenants such that the total number of potential Qualified Successor Tenants does not exceed four; provided that, in the event the total number of potential Qualified Successor Tenants is less than four, the transfer process will still proceed as set forth in Section 36.2(c) below.

(c)Determining Successor Assets FMV.  Tenant will have a three (3) month period to negotiate an acceptable sales price for the Successor Assets with one of the Qualified Successor Tenants, which three (3) month period will commence immediately upon the conclusion of the steps set forth above in Section 36.2(b).  If Tenant does not reach an agreement prior to the end of such three (3) month period, Landlord shall conduct an auction for the Successor Assets among the four potential successor lessees, and Tenant will be required to transfer the Successor Assets to the highest bidder.

36.3Operation Transfer.  Upon designation of a Successor Tenant (pursuant to either Section 36.1 or Section 36.2, as the case may be), Tenant shall reasonably cooperate and take all actions reasonably necessary (including providing all reasonable assistance to Successor Tenant) to effectuate the transfer of the Successor Assets and operational control of the Facilities to Successor Tenant in an orderly manner so as to minimize to the maximum extent feasible any disruption to the continued orderly operation of the Facilities for the Primary Intended Use.  Concurrently with the transfer of the Successor Assets to Successor Tenant, (i) (other than, in the case of the transfer of the Successor Assets in connection with Landlord’s exercising its right to terminate this Lease or repossess the Leased Property in accordance with the terms of this Lease, such Subleases that Landlord is not obligated to assume) Tenant shall assign (and Successor Tenant shall assume) any then-effective Subleases or other agreements (to the extent such other agreements are assignable) relating to the Leased Property, (ii) Tenant shall vacate and surrender the Leased Property to Landlord and/or Successor Tenant in the condition required under this Lease, and (iii) Tenant shall, and effective as of the Stated Expiration Date or earlier termination of the Term hereby does, transfer and assign to Landlord or any Successor Tenant (as directed by Landlord) a complete copy of all Property Specific Guest Data, in standard CSV format or other format reasonably satisfactory to Landlord, collected or held by, or otherwise in possession or control of, and/or owned by, Affiliated manager and/or Tenant, current as of the transition completion date, following which such transfer and assignment, both the Successor Tenant and Tenant (or Affiliated manager, to the extent such Property Specific Guest Data was owned by Affiliated manager instead of Tenant prior to such transfer) shall each own one hundred percent (100%) of their respective copy of the Property Specific Guest Data, free and clear and without any restrictions whatsoever; provided that use of such transferred and assigned Property Specific Guest Data shall be in compliance with applicable Legal Requirements.  Notwithstanding the expiration or termination of the Term and anything to the contrary herein, to the extent that this Article XXXVI applies, unless Landlord consents to the contrary, until such time that Tenant transfers the Successor Assets and operational control of the Facilities to a Successor Tenant in accordance with the provisions of this Article XXXVI (the period of time from expiration or termination of the Term until the time of such transfer, the “Transition Period”), Tenant shall (or shall cause its Subsidiaries to) continue to (and Landlord shall permit Tenant to maintain possession of the Leased Property to the extent necessary to) operate the Facilities in accordance with the applicable terms of this Lease and the course and manner in which Tenant (or its Subsidiaries) has operated the Facilities prior to the end of the Term (including, but not limited to, the payment of Rent hereunder).  Concurrently with the transfer of the Successor Assets to Successor Tenant, Landlord and Successor Tenant shall execute a new Lease in accordance with the terms as set forth in the final clause of the first sentence of Section 36.2 hereof.

Article XXXVII

ATTORNEYS’ FEES

If Landlord or Tenant brings an action or other proceeding against the other to enforce or interpret any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Lease, or by reason of any breach or default hereunder or thereunder, the Party substantially prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable documented outside attorneys’ fees incurred therein.  In addition to the foregoing and other provisions of this Lease that specifically require Tenant to reimburse, pay or indemnify against Landlord’s attorneys’ fees, Tenant shall pay, as Additional Charges, all of Landlord’s reasonable documented outside attorneys’ fees incurred in connection with the enforcement of this Lease (except to the extent provided above), including reasonable documented attorneys’ fees incurred in connection with the review, negotiation or documentation of any subletting, assignment, or management arrangement or any consent requested in connection with such enforcement, and the collection of past due Rent.

Article XXXVIII

BROKERS

Tenant warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Tenant shall indemnify, protect, hold harmless and defend Landlord from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Tenant.  Landlord warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Landlord shall indemnify, protect, hold harmless and defend Tenant from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Landlord.

Article XXXIX

ANTI-TERRORISM REPRESENTATIONS

Each Party hereby represents and warrants to the other Party that neither such representing Party nor, to its knowledge, any persons or entities holding any Controlling legal or beneficial interest whatsoever in it are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S.  Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, EO13224 or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC:  “List of Specially Designated Nationals and Blocked Persons” (collectively, “Prohibited Persons”).  Each Party hereby represents and warrants to the other Party that no funds tendered to such other Party by such tendering Party under the terms of this Lease are or will be directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws.  Neither Party will during the Term of this Lease knowingly engage in any transactions or dealings, or knowingly be otherwise associated with, any Prohibited Persons in connection with the Leased Property.

Article XL

LANDLORD REIT PROTECTIONS

(a)The Parties intend that Rent and other amounts paid by Tenant hereunder will qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Lease shall be interpreted consistent with this intent.  If any Rent hereunder fails to qualify as “rent from real property” within the meaning of Section 856(d) of the Code, the Parties will cooperate in good faith to amend this Lease such that no Rent fails to so qualify, provided that (i) such amendment shall not (w) increase Tenant’s monetary obligations under this Lease by more than a de minimis extent, (x) increase Tenant’s non-monetary obligations under this Lease in any material respect, (y) decrease Landlord’s obligations under this Lease in any material respect, or (z) diminish Tenant’s rights under this Lease in any material respect, and (ii) Landlord shall reimburse Tenant for all reasonable and actual documented out-of-pocket costs and expenses (including, without limitation, reasonable and actual documented out-of-pocket legal costs and expenses) incurred by Tenant in connection with such amendment.

(b)Anything contained in this Lease to the contrary notwithstanding, Tenant shall not without Landlord’s advance written consent (which consent shall not be unreasonably withheld) (i) sublet, assign or enter into a management arrangement for the Leased Property on any basis such that the rental or other amounts to be paid by the subtenant, assignee or manager thereunder would be based, in whole or in part, on either (x) the income or profits derived by the business activities of the subtenant, assignee or manager, or (y) any other formula such that any portion of any amount received by Landlord could reasonably be expected to cause any portion of the amounts to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto; (ii) furnish or render any services to the subtenant, assignee or manager or manage or operate the Leased Property so subleased, assigned or managed; (iii) sublet, assign or enter into a management arrangement for the Leased Property to any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code, or any similar or successor provision thereto) of Landlord REIT) in which Tenant, Landlord or PropCo owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code, or any similar or successor provision thereto); or (iv) sublet, assign or enter into a management arrangement for the Leased Property in any other manner which could reasonably be expected to cause any portion of the amounts received by Landlord pursuant to this Lease or any Sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto, or which could reasonably be expected to cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code, or any similar or successor provision thereto.  As of the end of each Fiscal Quarter during the Term, Tenant shall deliver to Landlord a certification, in the form attached hereto as Exhibit E, stating that Tenant has reviewed its transactions during such Fiscal Quarter and certifying that Tenant is in compliance with the provisions of this Article XL.

The requirements of this Article XL shall likewise apply to any further sublease, assignment or management arrangement by any subtenant, assignee or manager.

(c)Anything contained in this Lease to the contrary notwithstanding, the Parties acknowledge and agree that Landlord, in its sole discretion, may assign this Lease or any interest herein to another Person (including without limitation, a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code, or any similar or successor provision thereto)) in order to maintain Landlord REIT’s status as a “real estate investment trust” (within the meaning of Section 856(a) of the Code, or any similar or successor provision thereto); provided however, Landlord shall be required to (i) comply with any applicable Legal Requirements related to such transfer, and (ii) give Tenant notice of any such assignment; and provided further, that any such assignment shall be subject to all of the rights of Tenant hereunder.

(d)Anything contained in this Lease to the contrary notwithstanding, upon request of Landlord, Tenant shall cooperate with Landlord in good faith and at no cost or expense (other than de minimis cost) to Tenant, and provide such documentation and/or information as may be in Tenant’s possession or under Tenant’s control and otherwise readily available to Tenant as shall be reasonably requested by Landlord in connection with verification of Landlord REIT’s “real estate investment trust” (within the meaning of Section 856(a) of the Code, or any similar or successor provision thereto) compliance requirements.  Anything contained in this Lease to the contrary notwithstanding, Tenant shall take such reasonable action as may be requested by Landlord from time to time in order to ensure compliance with the Internal Revenue Service requirement that Rent allocable for purposes of Section 856 of the Code to personal property, if any, at the beginning and end of a calendar year does not exceed fifteen percent (15%) of the total Rent due hereunder as long as such compliance does not (i) increase Tenant’s monetary obligations under this Lease by more than a de minimis extent or (ii) materially increase Tenant’s nonmonetary obligations under this Lease, or (iii) materially diminish Tenant’s rights under this Lease.

Article XLI

MISCELLANEOUS

41.1Survival.  Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities, obligations and indemnities of Tenant or Landlord arising or in respect of any period prior to the Expiration Date shall survive the Expiration Date.

41.2Severability.  Subject to Section 1.2, if any term or provision of this Lease or any application thereof shall be held invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby.

41.3Non-Recourse.  Tenant specifically agrees to look solely to the Leased Property for recovery of any judgment from Landlord (and Landlord’s liability hereunder shall be limited solely to its interest in the Leased Property, and no recourse under or in respect of this Lease shall be had against any other assets of Landlord whatsoever).  The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord, or any action not involving the personal liability of Landlord.  In no event shall Landlord ever be liable to Tenant for any indirect or consequential damages suffered from whatever cause.  It is specifically agreed that no constituent member, partner, owner, director, officer or employee of a Party shall ever be personally liable for any judgment (in respect of obligations under or in connection with this Lease) against, or for the payment of any monetary obligation under or in respect of this Lease, such Party, to the other Party (provided, this sentence shall not limit the obligations of Guarantor expressly set forth in the Guaranty).

41.4Successors and Assigns

This Lease shall be binding upon Landlord and its successors and assigns and, subject to the provisions of Article XXII, upon Tenant and its successors and assigns.

41.5Governing Law

(a)THIS LEASE WAS NEGOTIATED IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY.  ACCORDINGLY, IN ALL RESPECTS THIS LEASE (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT ALL PROVISIONS HEREOF RELATING TO THE CREATION OF THE LEASEHOLD ESTATE AND ALL REMEDIES SET FORTH IN ARTICLE XVI RELATING TO RECOVERY OF POSSESSION OF THE LEASED PROPERTY (SUCH AS AN ACTION FOR UNLAWFUL DETAINER, IN REM ACTION OR OTHER SIMILAR ACTION) SHALL BE CONSTRUED AND ENFORCED ACCORDING TO, AND GOVERNED BY, THE LAWS OF THE STATE IN WHICH THE APPLICABLE FACILITY IS LOCATED.

(b)EXCEPT FOR (x) DISPUTES SPECIFICALLY PROVIDED IN THIS LEASE TO BE REFERRED TO AN EXPERT VALUATION PROCESS PURSUANT TO SECTION 34.1 OR ARBITRATION PURSUANT TO SECTION 34.2, AND (y) PROCEEDINGS PERTAINING TO THE PROVISIONS HEREOF RELATING TO THE CREATION OF THE LEASEHOLD ESTATE AND THE EXERCISE OF REMEDIES SET FORTH IN ARTICLE XVI RELATING TO RECOVERY OF POSSESSION OF THE LEASED PROPERTY (SUCH AS AN ACTION FOR UNLAWFUL DETAINER, IN REM ACTION OR OTHER SIMILAR ACTION), ALL CLAIMS, DEMANDS, CONTROVERSIES, DISPUTES, ACTIONS OR CAUSES OF ACTION OF ANY NATURE OR CHARACTER ARISING OUT OF OR IN CONNECTION WITH, OR RELATED TO, THIS LEASE, WHETHER LEGAL OR EQUITABLE, KNOWN OR UNKNOWN, CONTINGENT OR OTHERWISE SHALL BE RESOLVED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURTS THERETO, OR IF FEDERAL JURISDICTION IS LACKING, THEN IN NEW YORK STATE SUPREME COURT, NEW YORK COUNTY (COMMERCIAL DIVISION) AND ANY APPELLATE COURTS THERETO AND TENANT WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND TENANT HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  THE

PARTIES AGREE THAT SERVICE OF PROCESS FOR PURPOSES OF ANY SUCH LITIGATION OR LEGAL PROCEEDING NEED NOT BE PERSONALLY SERVED OR SERVED WITHIN THE STATE OF NEW YORK, BUT MAY BE SERVED WITH THE SAME EFFECT AS IF THE PARTY IN QUESTION WERE SERVED WITHIN THE STATE OF NEW YORK, BY GIVING NOTICE CONTAINING SUCH SERVICE TO THE INTENDED RECIPIENT (WITH COPIES TO COUNSEL) IN THE MANNER PROVIDED IN ARTICLE XXXV.  THIS PROVISION SHALL SURVIVE AND BE BINDING UPON THE PARTIES AFTER THIS LEASE IS NO LONGER IN EFFECT.

41.6Waiver of Trial by Jury

EACH OF LANDLORD AND TENANT ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES, THE STATE OF NEW YORK AND THE OTHER STATES IN WHICH THE APPLICABLE Facility IS LOCATED.  EACH OF LANDLORD AND TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF), OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH; OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF LANDLORD AND TENANT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

41.7Entire Agreement.  This Lease and the Joint Buyers Agreements (including the Exhibits and Schedules hereto and thereto), constitutes the entire and final agreement of the Parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the Parties.  Landlord and Tenant hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Leased Property are merged into and revoked by this Lease.  In the event of any express inconsistency between this Lease, on the one hand, and either of the Joint Buyers Agreements, on the other hand, the terms of this Lease shall govern.

41.8Headings.  All captions, titles and headings to sections, subsections, paragraphs, exhibits or other divisions of this Lease, and the table of contents, are only for the convenience of the Parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs, exhibits or other divisions, such other content being controlling as to the agreement among the Parties.

41.9Counterparts.  This Lease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.  This Lease may be effectuated by the exchange of electronic copies of signatures (e.g., .pdf), with electronic copies of this executed Lease having the same force and effect as original counterpart signatures hereto for all purposes.

41.10Interpretation.  Both Landlord and Tenant have been represented by counsel and this Lease and every provision hereof has been freely and fairly negotiated.  Consequently, all provisions of this Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.

41.11Further Assurances.  Each Party agrees that, at any time or from time to time, upon written request of the other Party, it shall execute and deliver all such further documents and do all such other acts and things as reasonably may be required to confirm or consummate this Lease, including, but not limited to, the preparation, execution and delivery of documents, in each case, in furtherance of and consistent with the terms and provisions of this Lease.  In addition, Landlord agrees to, at Tenant’s sole cost and expense, reasonably cooperate with all applicable Gaming Authorities and Liquor Authorities in connection with the administration of their regulatory jurisdiction over Tenant, Tenant’s direct and indirect parent(s) and their respective Subsidiaries, if any, including the provision of such documents and other information as may be requested by such Gaming Authorities or Liquor Authorities relating to Tenant, Tenant’s direct and indirect parent(s) or any of their respective Subsidiaries, if any, or to this Lease and which are within Landlord’s reasonable control to obtain and provide.

41.12Gaming Regulations

(a)Notwithstanding anything to the contrary in this Lease, this Lease and any agreement formed pursuant to the terms hereof are subject to all applicable Gaming Regulations and all applicable laws involving the sale, distribution and possession of alcoholic beverages (the “Liquor Laws”).  Without limiting the foregoing, each of Tenant and Landlord acknowledges that (i) it is subject to being called forward by any applicable Gaming Authority or governmental authority enforcing the Liquor Laws (the “Liquor Authority”) or Gaming Regulations with jurisdiction over this Lease, Gaming or liquor sales at the Facilities, or the Facility, in each of their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Lease and any agreement formed pursuant to the terms hereof, including with respect to the entry into and ownership and operation of a Gaming Facility, and the possession or control of Gaming equipment, alcoholic beverages or a Gaming License or liquor permit, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Regulations and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Gaming Authorities and Liquor Authorities or other governmental authorities.

(b)Notwithstanding anything to the contrary in this Lease or any agreement formed pursuant to the terms hereof, (subject to Section 41.11) each of Tenant, Landlord, and each of Tenant’s or Landlord’s successors and assigns agree to cooperate with each Gaming Authority and each Liquor Authority in connection with the administration of their regulatory jurisdiction over the Parties, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities and/or Liquor Authorities relating to Tenant, Landlord, Tenant’s or Landlord’s successors and assigns or to this Lease or any agreement formed pursuant to the terms hereof.  If necessary to comply with Gaming Regulations with respect to a specific Facility (or Facilities), the Parties agree to create a Severance Lease with respect to such Facility (or Facilities) which, for avoidance of doubt, shall be cross-defaulted with this Lease.

(c)If there shall occur a Licensing Event, then the Party with respect to which such Licensing Event occurs shall notify the other Party, as promptly as practicable after becoming aware of such Licensing Event (but in no event later than twenty (20) days after becoming aware of such Licensing Event).  In such event, the Party with respect to which such Licensing Event has occurred, shall and shall cause any applicable Affiliates to use commercially reasonable efforts to resolve such Licensing Event within the time period required by the applicable Gaming Authorities by submitting to investigation by the relevant Gaming Authorities and cooperating with any reasonable requests made by such Gaming Authorities (including filing requested forms and delivering information to the Gaming Authorities).  If the Party with respect to which such Licensing Event has occurred cannot otherwise resolve the Licensing Event within the time period required by the applicable Gaming Authorities and any aspect of such Licensing Event is attributable to any Person(s) other than such Party, then such Party shall disassociate with the applicable Persons to resolve the Licensing Event.  It shall be a material breach of this Lease by Landlord if a Licensing Event with respect to Landlord shall occur and is not resolved in accordance with this Section 41.12 within the later of (i) thirty (30) days, or (ii) such additional time period as may be permitted by the applicable Gaming Authorities.

41.13[Intentionally Omitted]

41.14Confidential Information.  Each Party hereby agrees to, and to cause its Representatives to, maintain the confidentiality of all non-public information received pursuant to this Lease; provided that nothing herein shall prevent any Party from disclosing any such non-public information (a) in the case of Landlord, to VICI Properties Inc., a Maryland corporation and any Affiliate thereof, (b) in the case of Tenant, to any Affiliate thereof, (c) in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable Legal Requirements (in which case the disclosing Party shall promptly notify the other Parties, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over a Party or its affiliates (in which case the disclosing Party shall, other than with respect to routine, periodic inspections by such regulatory authority, promptly notify the other Parties, in advance, to the extent permitted by law), (e) to its Representatives who are informed of the confidential nature of such information and have agreed to keep such information confidential (and the disclosing Party shall be responsible for such Representatives’ compliance therewith), (f) to the extent any such information becomes publicly available other than by reason of disclosure by the disclosing Party or any of its respective Representatives in breach of this Section 41.14, (g) to the extent that such information is received by such Party from a third party that is not, to such Party’s knowledge, subject to confidentiality obligations owing to the other Parties or any of their respective affiliates or related parties, (h) to the extent that such information is independently developed by such Party, or (i) as permitted under the first sentence of Section 23.2(a).  Each of the Parties acknowledges that it and its Representatives may receive material non-public information with respect to the other Party and its Affiliates and that each such

Party is aware (and will so advise its Representatives) that federal and state securities laws and other applicable laws may impose restrictions on purchasing, selling, engaging in transactions or otherwise trading in securities of the other Party and its Affiliates with respect to which such Party or its Representatives has received material non-public information so long as such information remains material non-public information.

41.15Time of Essence.  TIME IS OF THE ESSENCE OF THIS LEASE AND EACH PROVISION HEREOF IN WHICH TIME OF PERFORMANCE IS ESTABLISHED.

41.16Consents, Approvals and Notices

(a)All consents and approvals that may be given under this Lease shall, as a condition of their effectiveness, be in writing.  The granting of any consent or approval by Landlord or Tenant to the performance of any act by Tenant or Landlord requiring the consent or approval of Landlord or Tenant under any of the terms or provisions of this Lease shall relate only to the specified act or acts thereby consented to or approved and, unless otherwise specified, shall not be deemed a waiver of the necessity for such consent or approval for the same or any similar act in the future, and/or the failure on the part of Landlord or Tenant to object to any such action taken by Tenant or Landlord without the consent or approval of the other Party, shall not be deemed a waiver of their right to require such consent or approval for any further similar act; and Tenant hereby expressly covenants and agrees that as to all matters requiring Landlord’s consent or approval under any of the terms of this Lease, Tenant shall secure such consent or approval for each and every happening of the event requiring such consent or approval, and shall not claim any waiver on the part of Landlord of the requirement to secure such consent or approval.

(b)Each Party acknowledges that in granting any consents, approvals or authorizations under this Lease, and in providing any advice, assistance, recommendation or direction under this Lease, neither such Party nor any Affiliates thereof guarantees success or a satisfactory result from the subject of such consent, approval, authorization, advice, assistance, recommendation or direction.

(c)Any notice, report or information required to be delivered by Tenant hereunder may be delivered collectively with any other notices, reports or information required to be delivered by Tenant hereunder as part of a single report, notice or communication.  Any such notice, report or information may be delivered to Landlord by Tenant providing a representative of Landlord with access to Tenant’s or its Affiliate’s electronic databases or other information systems containing the applicable information and notice that information has been posted on such database or system.

(d)Tenant agrees that neither Landlord nor any of its Affiliates shall have any liability whatsoever to Tenant by reason of: (i) any consent, approval or authorization, or advice, assistance, recommendation or direction, given or withheld; or (ii) any delay or failure to provide any consent, approval or authorization, or advice, assistance, recommendation or direction; provided, however, Landlord agrees to act in good faith when dealing with or providing any advice, consent, assistance, recommendation or direction.

41.17Easements, Covenants and Restrictions.  Without the consent of Tenant, Landlord may, from time to time, create or otherwise cause to exist any easement, covenant or restriction or oil and gas lease (or other grant in respect of Subsurface Resources) upon or in respect of the Leased Property, or any portion thereof, so long as such encumbrance provides that it is subject to the rights of Tenant under this Lease and the same will not (i) affect, in any material respect, the conduct of the Primary Intended Use thereupon, (ii) increase Tenant’s monetary obligations under this Lease by more than a de minimis extent, or increase Tenant’s non-monetary obligations under this Lease in any material respect, or (iii) diminish Tenant’s rights under this Lease in any material respect.

41.18Pre-Commencement Date Matters.  Subject to Section 21.2 and Section 32.5, any costs or expenses applicable to the period prior to the Commencement Date or Fourth Amendment Date, as applicable, with respect to the business operations conducted on the applicable Leased Property, including the Business or Operating Assets which remain unpaid as of the Commencement Date or Fourth Amendment Date, as applicable, shall be the obligation of Tenant under this Lease, and, without limitation, Tenant shall pay and discharge any such costs and expenses in accordance with the terms of this Lease as if such costs and expenses were incurred by Tenant after the Commencement Date or Fourth Amendment Date, as applicable, including, without limitation, any costs and expenses in connection with, arising out of, resulting from or incident to the work referenced on (i) Schedule 5.1(a)(iv) of the Disclosure Schedules,  as defined in and with respect to the Original Equity Purchase Agreement and (ii) Schedule 2.6(h) of the Disclosure Schedules, as defined in and with respect to the RG Equity Purchase Agreement, and any related actions contemplated thereby, whether or not such costs and expenses were actually incurred prior to the Commencement Date or Fourth Amendment Date, as applicable.

41.19Tenant and Landlord; Joint and Several.  Each applicable fee or leasehold owning entity that comprises Landlord leases its applicable portion of the Leased Property (as set forth on Exhibit A attached hereto) to the corresponding applicable operating entity that comprises Tenant (as set forth on Exhibit A attached hereto), and, accordingly, each such operating entity or entities shall have exclusive rights to act as Tenant with respect to the applicable portion of the Leased Property leased to such operating entity as set forth on Exhibit A attached hereto.  However, all operating entities shall be jointly and severally liable for all of the obligations of all operating entities under this Lease.  In addition, all fee or leasehold owning entities shall be jointly and severally liable for all of the obligations of all fee or leasehold owning entities under this Lease.

41.20Suretyship Waivers.

(a)Each applicable entity comprising Tenant that is a party hereto herby irrevocably waives and agrees not to assert or take advantage of any of the following defenses to any obligation under this Lease or under any other document executed, or to be executed, by it in connection herewith: (i) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any Person, or revocation or repudiation hereof by any Person, or the failure of any entity comprising Landlord or Tenant to file or enforce a claim or cause of action against any other Person or the estate (either in administration, bankruptcy, or any other proceeding) of any other Person; (ii) diligence, presentment, notice of acceptance, notice of dishonor, notice of presentment, or demand for payment of or performance of the obligations under this Lease or under any other document executed, or to be executed, in connection herewith and all other suretyship defenses generally; (iii) any defense that may arise by reason of any action required by any statute to be taken against any other entity comprising Tenant; (iv) any defense that may arise by reason of the dissolution or termination of the existence of any other entity comprising Tenant; (v) any defense that may arise by reason of the voluntary or involuntary liquidation, sale, or other disposition of all or substantially all of the assets of any other entity comprising Tenant; (vi) any defense that may arise by reason of the voluntary or involuntary receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, assignment, composition, or readjustment of, or any similar proceeding affecting, any other entity comprising Tenant, or any of the assets of any other entity comprising Tenant; (vii) any right of subrogation, indemnity or reimbursement against any other entity comprising Tenant at any time during which a Tenant Event of Default has occurred and is continuing or until all obligations to Landlord have been irrevocably paid and satisfied in full; (viii) any and all rights and defenses arising out of an election of remedies by Landlord, even though that election of remedies might impair or destroy any right, if any, of any other entity comprising Tenant of subrogation, indemnity or reimbursement; (ix) any defense based upon Landlord’s failure to disclose to any entity comprising Tenant any information concerning any other entity comprising Tenant’s financial condition or any other circumstances bearing on Tenant’s ability to pay all sums payable under or in respect of this Lease or any other document executed, or to be executed, by it in connection herewith; and (x) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal. Each successor and assign of each entity comprising Tenant agrees that it shall be bound by the above waiver, as if it had given the waiver itself.

(b)Each applicable entity comprising Landlord that is a party hereto hereby irrevocably waives and agrees not to assert or take advantage of any of the following defenses to any obligation under this Lease or under any other document executed, or to be executed, by it in connection herewith: (i) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any Person, or revocation or repudiation hereof by any Person, or the failure of any entity comprising Landlord or Tenant to file or enforce a claim or cause of action against any other Person or the estate (either in administration, bankruptcy, or any other proceeding) of any other Person; (ii) diligence, presentment, notice of acceptance, notice of dishonor, notice of presentment, or demand for payment of or performance of the obligations under this Lease or under any other document executed, or to be executed, in connection herewith and all other suretyship defenses generally; (iii) any defense that may arise by reason of any action required by any statute to be taken against any other entity comprising Landlord; (iv) any defense that may arise by reason of the dissolution or termination of the existence of any other entity comprising Landlord; (v) any defense that may arise by reason of the voluntary or involuntary liquidation, sale, or other disposition of all or substantially all of the assets of any other entity comprising Landlord; (vi) any defense that may arise by reason of the voluntary or involuntary receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, assignment, composition, or readjustment of, or any similar proceeding affecting, any other entity comprising Landlord, or any of the assets of any other entity comprising Landlord; (vii) any right of subrogation, indemnity or reimbursement against any other entity comprising Landlord at any time during which a default hereunder by Landlord has occurred and is continuing or until all obligations to Tenant have been irrevocably paid and satisfied in full; (viii) any and all rights and defenses arising out of an election of remedies by Tenant, even though that election of remedies might impair or destroy any right, if any, of any other entity comprising tenant of subrogation, indemnity or reimbursement; (ix) any defense based upon Tenant’s failure to disclose to any entity comprising Landlord any information concerning any other entity comprising Landlord’s financial condition or any other circumstances bearing on Landlord’s ability to pay all sums payable under or in respect of this Lease or any other document executed, or to be executed, by it in connection herewith; and (x) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal. Each successor and assign of each entity comprising Landlord agrees that it shall be bound by the above waiver, as if it had given the waiver itself.

41.21Amendments.  This Lease may not be amended except by a written agreement executed by all Parties hereto. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, the Fourth Amendment is subject to the First Amendment,  the Second Amendment and the Third Amendment, and the First Amendment, the Second Amendment and the Third Amendment are not being terminated by the Fourth Amendment and they, and the terms and conditions thereof, remain in full force and effect.

SIGNATURES ON FOLLOWING PAGES

Exhibit A

FACILITIES

No.	Property	City, State	Fee/Leasehold Owner	Operating Entity
1.	Mountaineer Casino, Racetrack & Resort	New Cumberland, West Virginia	Mountaineer CRR LLC, a Delaware limited liability company	Mountaineer Park, Inc., a West Virginia corporation
2.	Century Casino Caruthersville	Caruthersville, Missouri	Lady Luck C LLC, a Delaware limited liability company	IOC-Caruthersville, LLC, a Missouri limited liability company
3.	Century Casino Cape Girardeau	Cape Girardeau, Missouri	Cape G LLC, a Delaware limited liability company	IOC-Cape Girardeau LLC, a Missouri limited liability company
4.	Rocky Gap Casino Resort	Flintstone, Maryland	Rocky Gap Propco LLC, a Delaware limited liability company	Evitts Resort, LLC, a Maryland limited liability company

SCHEDULE A

LANDLORD ENTITIES

•Lady Luck C LLC, a Delaware limited liability company

•Cape G LLC, a Delaware limited liability company

•Mountaineer CRR LLC, a Delaware limited liability company

•Rocky Gap Propco LLC, a Delaware limited liability company

SCHEDULE B

TENANT ENTITIES

•Mountaineer Park, Inc.,  a West Virginia corporation

•IOC-Cape Girardeau LLC, a Missouri limited liability company

•IOC-Caruthersville, LLC, a Missouri limited liability company

•Evitts Resort, LLC, a Maryland limited liability company